As filed with the Securities and Exchange Commission February 4, 2025

Registration Statement No. 333-284435

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 1

to

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GAXOS.AI INC.

(Exact name of registrant as specified in its charter)

Delaware	7372	87-3288897
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

101 Eisenhower Pkwy

Roseland, New Jersey 07068

(973) 275-7428
(Address and telephone number of registrant’s principal executive offices)

Vadim Mats

Gaxos.ai Inc.
Chief Executive Officer

101 Eisenhower Parkway, Suite 300

Roseland, NJ 07068

(973) 275-7428
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Richard A. Friedman, Esq.
Emily A. Mastoloni, Esq.
Sheppard, Mullin, Richter & Hampton LLP
30 Rockefeller Plaza
New York, NY 10112
Tel: (212) 653-8700
Fax: (212) 653-8701

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED FEBRUARY 4, 2025

Gaxos.ai Inc.

Up to 3,005,642 Shares of Common Stock

Pursuant to this prospectus, the selling stockholders identified herein (the “Selling Stockholders”) are offering on a resale basis an aggregate of 3,005,642 shares of common stock, par value $0.0001 per share (the “Common Stock”) of Gaxos.ai Inc. (the “Company,” “we,” “us” or “our”) consisting of (i) 1,449,277 shares of Common Stock that are issuable upon exercise of warrants (the “December 18 Warrants”) issued pursuant to a securities purchase agreement entered into by and between us and certain Selling Stockholders dated December 18, 2024 (the “December 18 Purchase Agreement”), (ii) up to 108,696 shares of Common Stock issuable upon exercise of warrants (the “December 18 Placement Agent Warrants) issued pursuant to the engagement agreement dated as of September 20 2024 (the “Engagement Agreement”), by and between the Company and H.C. Wainwright & Co., LLC (the “Placement Agent”), (iii) 1,346,669 shares of Common Stock issuable upon exercise of warrants (the “December 26 Warrants”, together with the December 18 Warrants, the “Common Warrants”) issued pursuant to an securities purchase agreement by and between us and the Selling Stockholders dated December 26, 2024 (the “December 26 Purchase Agreement”, together with the December 18 Purchase Agreement, the “Purchase Agreements”) and (iv) up to 101,000 shares of Common Stock issuable upon exercise of warrants (the “December 26 Placement Agent Warrants”, together with the December 18 Placement Agent Warrants, the “Placement Agent Warrants”) issued to the Placement Agent pursuant to the Engagement Agreements. The Common Warrants and Placement Agent Warrants are collectively referred to herein as the “Warrants”.

We will not receive any of the proceeds from the sale by the Selling Stockholders of the Common Stock. Upon any exercise of the Warrants by payment of cash, however, we will receive the exercise price of the Warrants, which, if exercised in cash with respect to the 3,005,642 shares of Common Stock offered hereby, would result in gross proceeds to us of approximately $9.7 million. However, we cannot predict when and in what amounts or if the Warrants will be exercised by payments of cash and it is possible that the Warrants may expire and never be exercised, in which case we would not receive any cash proceeds.

The Selling Stockholders may sell or otherwise dispose of the Common Stock covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Stockholders may sell or otherwise dispose of the Common Stock covered by this prospectus in the section entitled “Plan of Distribution” on page 62. Discounts, concessions, commissions and similar selling expenses attributable to the sale of Common Stock covered by this prospectus will be borne by the Selling Stockholders. We will pay all expenses (other than discounts, concessions, commissions and similar selling expenses) relating to the registration of the Common Stock with the Securities and Exchange Commission (the “SEC”).

Our Common Stock is listed on The Nasdaq Capital Market under the symbol “GXAI”. On January 17, 2025, the closing price as reported on The Nasdaq Capital Market was $2.00 per share. There is no established public trading market for the Warrants, and we do not expect a market to develop. Without an active trading market, the liquidity of the Warrants will be limited. In addition, we do not intend to list the Warrants on The Nasdaq Capital Market, any other national securities exchange or any other trading system.

We are an “emerging growth company” under the federal securities laws and, as such, are subject to reduced public company reporting requirements.

Investing in our Common Stock involves a high degree of risk. See “Risk Factors” beginning on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is         , 2025

i

ABOUT THIS PROSPECTUS

This prospectus relates to the resale by the Selling Stockholders identified in this prospectus under the caption “Selling Stockholders,” from time to time, of up to an aggregate of 3,005,642 shares of Common Stock. We are not selling any shares of Common Stock under this prospectus, and we will not receive any proceeds from the sale of shares of Common Stock offered hereby by the Selling Stockholders, although we may receive cash from the exercise of the Warrants.

You should rely only on the information provided in this prospectus, including any information incorporated by reference. We have not authorized anyone to provide you with any other information and we take no responsibility for, and can provide no assurances as to the reliability of, any other information that others may give you. The information contained in this prospectus speaks only as of the date set forth on the cover page and may not reflect subsequent changes in our business, financial condition, results of operations and prospects.

We are not, and the Selling Stockholders are not, making offers to sell these securities in any jurisdiction in which an offer or solicitation is not authorized or permitted or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such an offer or solicitation. You should read this prospectus, including any information incorporated by reference, in its entirety before making an investment decision.

ii

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which reflect the views of our management with respect to future events and financial performance. These forward-looking statements are subject to a number of uncertainties and other factors that could cause actual results to differ materially from such statements. Forward-looking statements are identified by words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “projects,” “targets,” and similar expressions. Such forward-looking statements may be contained in the sections “Risk Factors,” and “Business,” among other places in this prospectus. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on the information available to management at this time and which speak only as of this date. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For a discussion of some of the factors that may cause actual results to differ materially from those suggested by the forward-looking statements, please read carefully the information under “Risk Factors.”

The identification in this document of factors that may affect future performance and the accuracy of forward-looking statements is meant to be illustrative and by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. You may rely only on the information contained in this prospectus.

We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor the sale of our Common Stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these securities in any circumstances under which the offer or solicitation is unlawful.

iii

PROSPECTUS SUMMARY

This summary highlights selected information about us, this offering and information appearing elsewhere in this prospectus supplement, in the accompanying prospectus and in the documents incorporated by reference herein and therein. This summary is not complete and does not contain all the information you should consider before investing in our securities pursuant to this prospectus supplement and the accompanying prospectus. Before making an investment decision, to fully understand this offering and its consequences to you, you should carefully read this entire prospectus supplement and the accompanying prospectus, including “Risk Factors,” the financial statements, and related notes, and the other information incorporated by reference herein and therein.

Our Business

We are a technology-based company that is developing applications aimed at redefining the way we utilize artificial intelligence (“AI”) to optimize the user experience. We are committed to addressing the need for AI solutions in both health and entertainment.

Gaxos Labs

Our flagship product, Gaxos Labs, launched in September 2024 and is a transformative generative AI service that empowers game developers and publishers. Key features of the product include:

●	AI-Powered Creativity: Reduces creative asset development time from hours to minutes, transforming artistic visions into reality with ease. Rapid prototyping abilities allows for experimentation with different designs quickly and easily.

●	Monetization: Publishers have the ability to offer users AI-generated assets for player customization.

●	Seamless Integration: With plug-and-play functionality for Unity and Godot, integration is effortless into existing workflows.

●	API: Connect to any game development engine and build for any platform including mobile and PC.

●	Dynamic Content Generation: User-Generated-Ai-Content (“UGAiC”) feature offers new experiences with each playthrough by letting gamers use AI in real time, fostering a dynamic gaming environment.

●	Customized Solutions: From personalized AI models including images and sound capabilities to expert consulting services, our offering includes customizable solutions to meet the unique needs of any developer.

Gaxos Gaming

Gaxos Gaming (the “Platform” or “Gaxos Gaming”) was created with a vision to develop, design, acquire, and manage conventional games and to combine these games with unconventional game mechanisms, such as the ability for gamers and developers to utilize AI to create and design in-game features, as well as to mint unique in-game features, such as skins, characters, weapons, gear, levels, and virtual lands, in the form of non-fungible tokens, or “NFTs,” that will allow users to have unique experiences and more control over in-game assets.

In 2023, we launched our own proprietary games that are simple and fun to play, and that offer gamers the ability to utilize AI to personalize their gaming experience as well as to mint their own affordable NFTs, with unique and exclusive features, that can be utilized across our network of games. As of December 2024, we have launched four games, Space Striker AI, Brawl Bots, BattleFleet AI, and Jigsaw Puzzle AI.  Space Striker AI allows players to engage in a captivating storyline and exciting retro shooting space action in the players AI-generated spaceship. Players can fuse crystals to upgrade their ship parts to craft, clash and conquer the galaxy all within a dynamic free-to-play economy. Brawl Bots immerses users in high-octane battles in real time against other players, in solo play or teams. Each player gets to control their own exclusive Bot character, ensuring a personalized gaming experience. BattleFleet AI is a take on the classic Battleship game with AI elements that allow gamers to design their ships. Jigsaw Puzzle AI lets gamers solve preloaded jigsaw puzzles as well as design and solve new jigsaw puzzles using AI.

Gaxos Health

In July 2024, we launched Gaxos Health, which is dedicated to revolutionizing personal health and wellness by developing a suite of innovative AI-powered health optimization solutions. Gaxos Health will integrate AI-driven insights with individual biometric data and health goals to create web and application based personalized wellness strategies for users. We believe that this cutting-edge approach will redefine preventative medicine, offering unparalleled personalization in health and wellness. Gaxos Health solutions will analyze a wide range of health data to provide tailored wellness plans and address the growing demand for personalized health solutions. We believe that this technology is not just a step but a leap forward in empowering individuals to take control of their health and longevity with AI’s precision and intelligence. Currently, Gaxos Health offers customized health plans and coaching based on collected DNA, blood biomarkers, and individual goals and traits.

RNK Health

On September 23, 2024, the Company formed a wholly-owned subsidiary, RNK Health LLC (“RNK Health”), to form a partnership and potential relationship with Nekwellness to engage in the proposed business of marketing certain health-related products. On October 10, 2024, the Company, RNK Health and Nekwellness entered into an operating agreement with respect to the regulation and management of the affairs of RNK Health and, as of such date, the Company owns a 70% membership interest in RNK Health and Nekwellness owns a 30% membership interest in RNK Health.

Corporate Information

Our principal executive offices are located at 101 Eisenhower Parkway, Suite 300, Roseland, NJ 07068 and our telephone number is (973) 275-7428. Our website address is https://gaxos.ai. None of the information on or accessible through our website is incorporated by reference in, or constitutes a part of, this prospectus supplement or in any other filings with, or in any information furnished or submitted to, the SEC.

THE OFFERING

Common Stock to be offered by the Selling Stockholder	Up to 3,005,642 shares of Common Stock

Common stock outstanding prior to this offering	6,923,453 shares of Common Stock.

Common stock to be outstanding after this offering	9,929,095 shares of Common Stock, assuming the exercise of all of the Warrants

Use of proceeds	We will not receive any proceeds from the sale of the shares of Common Stock by the Selling Stockholders, except for the warrant exercise price paid for the Common Stock offered hereby and issuable upon the exercise of the Warrants. See “Use of Proceeds” on page 33 of this prospectus.

Risk Factors	See “Risk Factors” beginning on page 4 of this prospectus, as well as other information included in this prospectus, for a discussion of factors you should read and consider carefully before investing in our securities.

Nasdaq Capital Markets symbol	Our common stock is listed on The Nasdaq Capital Markets under the symbol “GXAI”. There is no established trading market for the Warrants and we do not expect a trading market to develop. We do not intend to list the Common Warrants on any securities exchange or other trading market. Without a trading market, the liquidity of the Warrants will be extremely limited.

The number of shares of our Common Stock to be outstanding after this offering as shown above is based on 6,923,453 shares outstanding as of January 17, 2025 and excludes as of that date:

●	1,503,617 shares of common stock issuable upon exercise of warrants with a weighted average exercise price of $3.19;

●	64,084 shares of common stock issuable upon exercise of options with a weighted average exercise price of $31.35;

●	239,553 shares of common stock reserved for future issuance under our 2022 Equity Incentive Plan.

RISK FACTORS

An investment in our securities involves a high degree of risk. This prospectus contains a discussion of the risks applicable to an investment in our securities. Prior to deciding about investing in our securities, you should carefully consider the specific factors discussed within this prospectus. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations. The occurrence of any of these known or unknown risks might cause you to lose all or part of your investment in the offered securities.

Risks Related to Our Business and Industry

We have a limited operating history and, therefore, cannot accurately project our revenues and operating expenses.

Because we have a limited history, it is difficult to evaluate our proposed business and future prospects, including our ability to plan for and model future growth. For example, we intend to launch our Platform. There is no guarantee that the Platform will be launched or that expenditures will result in profit or growth of our business. Our limited operating experience, combined with the rapidly evolving nature of the NFT market in which we intend to operate, substantial uncertainty concerning how this market may develop, and other economic factors beyond our control reduce our ability to accurately forecast quarterly or annual revenue. Failure to manage our current and future growth effectively could have an adverse effect on our business, operating results, and financial condition. Our business should be considered in light of the risks, expenses, and difficulties that we have encountered to date and will continue to encounter.

We have not developed a strong customer base, and we have not generated sustainable revenue since inception. We cannot assure you that we ever will. We will incur significant losses in launching products and we may not realize sufficient subscriptions or profits in order to sustain our business.

We have not yet developed a strong customer base and we have not generated sustainable revenue since inception. We are subject to the substantial risk of failure facing businesses seeking to develop and commercialize new products and technologies. Maintaining and improving our Platform will require significant capital. We will also incur substantial accounting, legal, and other overhead costs as a public company. If our offerings to customers are unsuccessful, result in insufficient revenue, or result in us not being able to sustain revenue, we will be forced to reduce expenses, which may result in an inability to gain new customers.

We may encounter numerous difficulties frequently encountered by companies in the early stage of operations.

We have a limited operating history upon which any investor may evaluate our current business and future prospects. Any potential investor must consider the risks and difficulties frequently encountered by early-stage companies. Historically, there has been a high failure rate among early-stage companies. Our future performance will depend upon a number of factors, including our ability to:

●	implement our growth strategy;

●	aggressively counter and respond to actions by our competitors;

●	pursue new users and maintain relationship with current users;

●	maintain adequate control of our expenses;

●	attract, retain and motivate qualified personnel;

●	react to user preferences and demands;

●	our ability to successfully implement, launch, and achieve market acceptance of our NFT products and to anticipate and manage the risks associated therewith; and

●	regulatory compliance.

We cannot assure investors that we will successfully address any of these factors, and our failure to do so could have a material adverse effect on our business, financial condition, results of operations, and future prospects.

We may be unable to manage our growth or implement our expansion strategy.

We may not be able to develop our product or implement the other features of our business strategy at the rate or to the extent presently planned. Our projected growth will place a significant strain on our administrative, operational, and financial resources. If we are unable to successfully manage our future growth, establish and continue to upgrade our operating and financial control systems, recruit and hire necessary personnel, or effectively manage unexpected expansion difficulties, our financial condition and results of operations could be materially and adversely affected.

We will need additional debt or equity financing in the future.

While we expect to be able to generate operating revenues from the sale of our video digital products, our operating revenues will not be sufficient to finance our operations including our marketing efforts. Accordingly, we will need to obtain additional financing to operate and fully implement our business plan and aggressive growth strategy. There can be no assurance that any additional financing will be available to us or, if available, that such financing will be on terms acceptable to us. If we obtain additional financing through the issuance of equity or convertible debt securities, it may be significantly dilutive to our shareholders and such additional equity or convertible debt securities may have rights, preferences, or privileges senior to those of our Common Stock. In addition, our ability to issue debt securities or to service any debt may also be limited by our inability to generate consistent cash flow. If additional financing is not available on acceptable terms, we may not be able to fund our on-going operations or any future expansion of our business, develop or enhance our products or services, or respond effectively to competitive pressures. The inability to raise additional capital in the future may force us to curtail future business opportunities or cease operations entirely.

If we are unable to obtain additional funding when needed, our business operations will be harmed, and if we do obtain additional financing, our then-existing shareholders may suffer substantial dilution.

As we take steps in the commercialization and marketing of our technologies, or respond to potential opportunities and/or adverse events, our working capital needs may change. We anticipate that if our cash and cash equivalents are insufficient to satisfy our liquidity requirements, we will require additional funding to sustain our ongoing operations and to continue our research and development activities. We do not have any contracts or commitments for additional funding, and there can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all, if needed. The inability to obtain additional capital will restrict our ability to grow and may reduce our ability to conduct business operations. If we are unable to obtain additional financing to finance a revised growth plan, we will likely be required to curtail such plans or cease our business operations. Any additional equity financing may involve substantial dilution to our then existing shareholders.

We are dependent on the services of certain key management personnel, employees, and advisors. If we are unable to retain or motivate such individuals or hire qualified personnel, we may not be able to grow effectively.

We depend on the services of a number of key management personnel, employees, and advisors and our future performance will largely depend on the talents and efforts of such individuals. We do not currently maintain “key person” life insurance on any of our employees. The loss of one or more of such key individuals, or failure to find a suitable successor, could hamper our efforts to successfully operate our business and achieve our business objectives. Our future success will also depend on our ability to identify, hire, develop, motivate, and retain highly skilled personnel. Competition in our industry for qualified employees is intense, and our compensation arrangements may not always be successful in attracting new employees and/or retaining and motivating our existing employees. Future acquisitions by us may also cause uncertainty among our current employees and employees of the acquired entity, which could lead to the departure of key individuals. Such departures could have an adverse impact on the anticipated benefits of an acquisition.

We may continue to incur substantial losses and negative operating cash flows and may not achieve or maintain positive cash flow or profitability in the future.

We have incurred significant losses and negative operating cash flow from inception and may continue to incur significant losses and negative operating cash flow into the future. In order to reach our business growth objectives, we expect to incur significant sales, marketing, software development and other operating costs, including costs associated with the expansion of our personnel. As a result, we will need to generate and grow our revenues significantly to achieve positive cash flow and profitability. There can be no assurance that we will be successful in generating and increasing our revenues or that we can achieve or maintain positive cash flow or profitability. The uncertainties regarding the commencement of adequate commercial revenues raise substantial doubt about our ability to continue as a going concern.

Our Platform is currently under development and no assurance can be given that our Platform will be accepted by others or generate sufficient interest.

Our proposed Platform is currently under development. It is our intent that the Platform will (i) support our owned- and-operated games; (ii) provide third-party game creators and publishers with the ability to integrate our NFT infrastructure; and (iii) create a unified environment where all the games and users on the Platform can participate in promotions, opportunities, and various experiences. Failure to develop a robust gaming platform will adversely affect our business objectives.

Our business will be intensely competitive. We may not deliver successful and engaging games, or players and consumers may prefer our competitors’ products over our own.

We operate in a competitive environment that is characterized by price fluctuation and technological change. We will compete with major international and domestic companies. Some of our current and future potential competitors may have greater market recognition and customer bases, longer operating histories, and substantially greater financial, technical, marketing, distribution, purchasing, manufacturing, personnel, and other resources than we do. In addition, competitors may be developing similar technologies with a cost similar to, or lower than, our projected costs. As a result, they may be able to respond more quickly to changing customer demands or to devote greater resources to the development, promotion and sales of blockchain-based games and NFT products than we can.

The Platform is based on new and unproven technologies and is subject to the risks of failure inherent in the development of new products and services.

Because the Platform is based on certain new technologies, it is subject to risks of failure that are particular to new technologies, including the possibility that:

●	the Platform may not gain market acceptance;

●	proprietary rights of third parties may preclude us from marketing a new product or service;

●	the Platform may not receive the exposure required to obtain new users; or

●	third parties may market superior products or services.

Digital ecosystems, including offerings of digital assets, is evolving, and uncertain, and new regulations or policies may materially adversely affect our development.

The technologies supporting these digital assets like blockchain and NFTs are new and rapidly evolving. To the extent these technologies become more widely utilized in the industry, our revenues could be negatively impacted. If we fail to explore these new technologies and apply them innovatively to keep our products and services competitive, we may not experience significant growth of our business. Regulation of digital assets like cryptocurrencies, blockchain technologies, NFTs, and cryptocurrency exchanges is currently underdeveloped and likely to rapidly evolve as government agencies take greater interest in them. Regulation also varies significantly among international, federal, state and local jurisdictions and is subject to significant uncertainty. Various legislative and executive bodies in the United States and in other countries may in the future adopt laws, regulations, or guidance, or take other actions, which may severely impact the permissibility of tokens generally and the technology behind them or the means of transacting in or transferring them. The regulatory regime governing blockchain technologies, NFTs, cryptocurrencies, digital assets, utility tokens, security tokens and offerings of digital assets is uncertain, and new regulations or policies may materially adversely affect our development and our value if we materially embrace digital assets and cryptocurrencies in the future.

Marketplace demand of the NFTs is unpredictable.

The appetite in the marketplace is unpredictable as it is related to NFTs and may change over time. The trading of NFTs in the open market and use in gameplay are based purely on marketplace demand.

We may not be able to adequately evaluate the risks associated with our planned NFT platform.

The Platform may not be successful and may expose us to legal, regulatory, and other risks. Given the nascent and evolving nature of cryptocurrencies, NFTs, and blockchain technology, we may be unable to accurately anticipate or adequately address such risks or the potential impact of such risks. The occurrence of any such risks could materially and adversely affect our business, financial condition, results of operations, reputation, and prospects.

As the market for NFTs is relatively nascent, it is difficult to predict how the legal and regulatory framework around NFTs will develop and how such developments will impact our business and the Platform. Further, market acceptance of NFTs is uncertain as buyers may be unfamiliar or uncomfortable with digital assets generally, how to transact in digital assets, or how to assess the value of NFTs. The launch of the Platform also subjects us to risks similar to those associated with any new platform offering, including, but not limited to, our ability to accurately anticipate market demand and acceptance, our ability to successfully launch our new offering, creator and buyer acceptance, technical issues with the operation of the Platform, and legal and regulatory risks as discussed above. We believe these risks may be heightened with respect to the Platform, as NFTs are still considered a relatively novel concept. If we fail to accurately anticipate or manage the risks associated with the Platform or with our facilitation of crypto asset transactions, or if we directly or indirectly become subject to disputes, liability, or other legal or regulatory issues in connection with the Platform or crypto asset transactions, the Platform may not be successful and our business, financial condition, results of operations, reputation, and prospects could be materially harmed.

Our industry is subject to rapid technological change, and if we do not adapt to, and appropriately allocate our resources among, emerging technologies and business models, our business may be negatively impacted.

Technology changes rapidly in the interactive entertainment industry. We must continually anticipate and adapt to emerging technologies, such as cloud-based game streaming, and business models, such as free-to-play and subscription-based access to a portfolio of interactive content, to stay competitive. Forecasting the financial impact of these changing technologies and business models is inherently uncertain and volatile. Supporting a new technology or business model may require partnering with a new platform, business, or technology partner, which may be on terms that are less favorable to us than those for traditional technologies or business models. If we invest in the development of interactive entertainment products for distribution channels that incorporate a new technology or business model that does not achieve significant commercial success, whether because of competition or otherwise, we may not recover the often-substantial up-front costs of developing and marketing those products, or recover the opportunity cost of diverting management and financial resources away from other products or opportunities. Further, our competitors may adapt to an emerging technology or business model more quickly or effectively than we do, creating products that are technologically superior to ours, more appealing to consumers, or both.

If, on the other hand, we elect not to pursue the development of products incorporating a new technology, or otherwise elect not to pursue new business models that achieve significant commercial success, it may have adverse consequences. It may take significant time and expenditures to shift product development resources to that technology or business model, and it may be more difficult to compete against existing products incorporating that technology or using that business model.

Negative perceptions about our business, products, and services and the communities within our products and services may damage our business, and we may incur costs to address concerns.

Expectations regarding the quality, performance and integrity of our products and services are high. Negative responses about our products and services may not be foreseeable. We also may not effectively manage these responses because of reasons within or outside of our control. For example, we have included in certain games the ability for players to purchase digital items, including in some instances virtual “packs”, “boxes” or “crates” that contain variable digital items. The inclusion of variable digital items in certain games has the possibility of creating a negative perception of gameplay fairness or other negative perceptions, our reputation and brand could be harmed and revenue could be negatively impacted.

In addition, we aim to offer our players safe, inclusive and fulfilling online communities. We may not be able to maintain healthy, long-term online communities within our games and services as a result of the use of those communities as forums for harassment or bullying, our inability to successfully discourage overuse of our games and services or overspending within our games and services, or the successful implementation of cheating programs. Although we expend resources, and expect to continue to expend resources, to maintain healthy online communities, our efforts may not be successful due to scale, limitations of existing technologies or other factors.

In the event that there is negative sentiment about gameplay fairness, our online communities, our business practices, business models or game content, it can lead to investigations or increased scrutiny from governmental bodies and consumer groups, as well as litigation, which, regardless of their outcome, may be costly, damaging to our reputation and harm our business.

We may become involved in legal proceedings that may result in adverse outcomes.

We may become subject to claims, suits, government investigations, and other proceedings involving competition and antitrust, intellectual property, privacy, tax, labor and employment, commercial disputes, content generated by our users, goods and services offered by advertisers or publishers using our platforms, and other matters. Such claims, suits, government investigations, and proceedings are inherently uncertain and their results cannot be predicted with certainty. Regardless of the outcome, such legal proceedings can have an adverse impact on us because of legal costs, diversion of management resources, and other factors. Determining reserves for our pending litigation is a complex, fact-intensive process that requires significant judgment. It is possible that a resolution of one or more such proceedings could result in substantial fines and penalties that could adversely affect our business, financial position, results of operations, or cash flows in a particular period. These proceedings could also result in criminal sanctions, consent decrees, or orders preventing us from offering certain features, functionalities, products, or services, requiring a change in our business practices, or requiring development of non-infringing products or technologies, which could also adversely affect our business and results of operations.

Our business is subject to economic, market and geopolitical conditions.

Our business is subject to economic, market, public health, and geopolitical conditions which are beyond our control. The United States and other international economies have experienced cyclical downturns from time to time. Worsening economic conditions that negatively impact discretionary consumer spending and consumer demand, including inflation, slower growth, recession, and other macroeconomic conditions, including those resulting from public health outbreaks such as the COVID-19 pandemic and geopolitical issues could have a material adverse impact on our business and operating results.

We are particularly susceptible to market conditions and risks associated with the entertainment industry, which, in addition to general macroeconomic downturns, also include the popularity, price and timing of our games, changes in consumer demographics, the availability and popularity of other forms of entertainment, and critical reviews and public tastes and preferences, which may change rapidly and cannot necessarily be predicted.

Catastrophic events may disrupt our business.

Natural disasters, cyber-incidents, weather events, wildfires, power disruptions, telecommunications failures, public health outbreaks, failed upgrades of existing systems or migrations to new systems, acts of terrorism or other events could cause outages, disruptions and/or degradations of our infrastructure, including our or our partners’ information technology and network systems, a failure in our ability to conduct normal business operations, or the closure of public spaces in which players engage with our games and services. The health and safety of our employees, players, third-party organizations with whom we partner or regulatory agencies on which we rely could be also affected, which may prevent us from executing against our business strategies or cause a decrease in consumer demand for our products and services. System redundancy may be ineffective and our disaster recovery and business continuity planning may not be sufficient for all eventualities. Such failures, disruptions, closures, or inability to conduct normal business operations could also prevent access to our products, services or online stores selling our products and services, cause delay or interruption in our product or live services offerings, allow breaches of data security or result in the loss of critical data. An event that results in the disruption or degradation of any of our critical business functions or information technology systems, harms our ability to conduct normal business operations or causes a decreased in consumer demand for our products and services could materially impact our reputation and brand, financial condition and operating results.

We may not meet our product and live service development schedules and live service release schedule may be delayed, cancelled, or poorly received.

Our ability to meet product development schedules is affected by a number of factors both within and outside our control, including feedback from our players, the creative processes involved, the coordination of large and sometimes geographically dispersed development teams, the complexity of our products and the platforms for which they are developed, the need to fine-tune our products prior to their release and, in certain cases, approvals from third parties. Any failure to meet anticipated production or release schedules likely would result in a delay of revenue and/or possibly a significant shortfall in our revenue, increase our development and/or marketing expenses, harm our profitability, and cause our operating results to be materially different than anticipated. If we miss key selling periods for products or services, particularly the fiscal quarter ending in December, for any reason, including product delays or product cancellations our sales likely will suffer significantly.

Increasing gas fees on Polygon could materially affect our revenues.

Users must pay gas fees on NFT platforms when minting NFTs. Gas fees are transaction fees specific to the Ethereum (“ETH”) blockchain network. The fee is determined by the number of transactions on the protocol and type of computations required to verify transactions; the greater the popularity, the greater the fee. Increased traffic can also lead to scalability problems which may also push gas fees higher. To mitigate this risk we have chosen to build our NFTs on the Polygon network and to strategically price our NFTs. Gas fees on Polygon are significantly cheaper than that of the most widely used blockchain network, Ethereum. We do not currently anticipate any material changes in gas prices on the Polygon network that would affect our business model. However, if gas prices on the Polygon network become too high, then demand for our NFTs could decrease and we could potentially lose existing and potential customers to competitors with cheaper fees. This would materially and adversely affect our revenues and thereby the success of our business.

Risks Related to Information Technology Systems, Intellectual Property and Privacy Laws

Security breaches and attacks against our systems and network, and any potentially resulting breach or failure to otherwise protect confidential and proprietary information, could damage our reputation and negatively impact our business, as well as materially and adversely affect our financial condition and results of operations.

Although we have employed significant resources to develop our security measures against breaches, our cybersecurity measures may not detect or prevent all attempts to compromise our systems, including distributed denial-of-service attacks, viruses, malicious software, break-ins, phishing attacks, social engineering, security breaches or other attacks and similar disruptions that may jeopardize the security of information stored in and transmitted by our systems or that we otherwise maintain. Breaches of our cybersecurity measures could result in unauthorized access to our systems, misappropriation of information or data, deletion or modification of client information, or a denial-of-service or other interruption to our business operations. As techniques used to obtain unauthorized access to or sabotage systems change frequently and may not be known until launched against us or our third-party service providers, we may be unable to anticipate, or implement adequate measures to protect against, these attacks.

If we are unable to avert these attacks and security breaches, we could be subject to significant legal and financial liability, our reputation would be harmed and we could sustain substantial revenue loss from lost sales and customer dissatisfaction. We may not have the resources or technical sophistication to anticipate or prevent rapidly evolving types of cyber-attacks. Cyber-attacks may target us, our Traders or other participants, the communication infrastructure, or the e-platform on which we depend. Actual or anticipated attacks and risks may cause us to incur significantly higher costs, including costs to deploy additional personnel and network protection technologies, train employees, and engage third-party experts and consultants. Cybersecurity breaches would not only harm our reputation and business, but also could materially decrease our revenue and net income.

We face the risk of fraud.

Online transactions may be subject to sophisticated schemes or collusion to defraud, launder money or other illegal activities, and there is a risk that our products may be used for those purposes either by our customers or our employees or contractors. This may be especially true when dealing with cryptocurrencies, which by design, may be difficult or impossible to trace. While we believe that our systems, both computer and procedural, afford an adequate degree of protection against fraudulent activities, if such protection is not effective in all cases, is circumvented or if we fail to implement updated controls and procedures or to counter new fraud techniques, we could lose the confidence of our customers and our reputation could be damaged. Moreover, any failure to protect ourselves and our customers from fraudulent activity, could result in reputational damage and could materially adversely affect our operations, financial performance and prospects. Failure to adequately monitor and prevent money laundering and other fraudulent activity could also result in civil or criminal liability.

We use open-source software in connection with certain of our games and services which may pose particular risks to our proprietary software, products, and services in a manner that could have a negative impact on our business.

We use open-source software in connection with some of the games and services we offer. Some open-source software licenses require users who distribute open source software as part of their software to publicly disclose all or part of the source code to such software or make available any derivative works of the open source code on unfavorable terms or at no cost. The terms of various open-source licenses have not been interpreted by courts, and there is a risk that such licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our use of the open-source software. Were it determined that our use was not in compliance with a particular license, we may be required to release our proprietary source code, pay damages for breach of contract, re-engineer our games or products, discontinue distribution in the event re-engineering cannot be accomplished on a timely basis, or take other remedial action that may divert resources away from our game development efforts, any of which could negatively impact our business.

We rely on third-party providers for computing infrastructure, secure network connectivity, and other technology-related services needed to deliver our products. Any disruption in the services provided by such third-party provider could adversely affect our business.

Our products are hosted from, and use computing infrastructure, secure network connectivity, and other technology-related services provided by third-party providers. We do not control the operations of these third-party provider or own the equipment used to provide such services. Because we cannot easily switch between cloud providers, any disruption of or interference, for example, due to natural disasters, cyber-attacks, terrorist attacks, power losses, telecommunications failures, or similar events, would impact our operations and may adversely affect our business, financial condition, operating results and cash flows. In addition, these providers have no obligation to renew their agreements with us on commercially reasonable terms or at all. If we are unable to renew our agreements on commercially reasonable terms or develop our blockchain capabilities, we may be required to transition to a new provider, and we may incur significant costs and possible service interruption in connection with doing so.

In addition, these providers may take actions beyond our control that could seriously harm our business, including:

●	discontinuing or limiting our access to its cloud platform

●	increasing pricing terms;

●	terminating or seeking to terminate our contractual relationship altogether;

●	establishing more favorable relationships or pricing terms with one or more of our competitors; and

●	modifying or interpreting its terms of service or other policies in a manner that impacts our ability to run our business and operations.

Cloud hosting providers have broad discretion to change and interpret their terms of service and other policies with respect to us, and those actions may be unfavorable to us. They may also alter how we are able to process data on their respective cloud platforms. If changes or interpretations are made that are unfavorable to us, our business could be seriously harmed.

We may not be able to secure all rights to our intellectual property or our rights may be subject to claims of infringement by others and other issues affecting production.

We will rely on a combination of trade secret, trademark, and copyright laws, as well as employee and third-party non-disclosure agreements and other protective measures, to protect intellectual property rights pertaining to our products and technologies both in the U.S. and abroad. There can be no assurance, however, that these measures will provide meaningful protection of our technology, trade secrets, know-how or other intellectual property in the event of any unauthorized use, misappropriation, or disclosure. There can also be no assurance that others will not independently develop similar technologies or duplicate any technology that we develop or have developed without violating our intellectual property rights. In addition, there can be no assurance that our intellectual property rights will be held to be valid, will not be successfully challenged or will otherwise be of value. In the event that we are subject to a claim of intellectual property infringement, whether it be patent, copyright or trademark, the cost of defending such a claim, even if partly covered by insurance, will be significant and will have a material adverse effect on our financial results.

If third parties claim that we infringe their intellectual property, it may result in costly litigation.

We cannot assure you that third parties will not claim our current or future products or services infringe their intellectual property rights. Any such claims, with or without merit, could cause costly litigation that could consume significant management time. Such claims also might require us to enter into royalty or license agreements. If required, we may not be able to obtain such royalty or license agreements, or obtain them on terms acceptable to us.

We may not be able to adequately protect our proprietary technology, and our competitors may be able to offer similar products and services which would harm our competitive position.

Our success, in part, depends upon our proprietary technology. We have various forms of intellectual property including patent, copyright, trademark and trade secret laws, confidentiality procedures and contractual provisions to establish and protect our proprietary rights. Despite these precautions, third parties could copy or otherwise obtain and use our technology without authorization, or develop similar technology independently. We also pursue the registration of our domain names, trademarks, and service marks in the United States. However, we cannot provide any assurance that patent applications that we file will ultimately result in an issued patent or, if issued, that they will provide sufficient protections for our technology against competitors. We cannot assure you that the protection of our proprietary rights will be adequate or that our competitors will not independently develop similar technology, duplicate our products and services or design around any intellectual property rights we hold.

The Platform may raise issues regarding third party intellectual property rights.

NFTs raise various intellectual property law considerations, including adequacy and scope of assignment, licensing, transfer, copyright, and other right of use issues. The creator of an NFT will often have all rights to the content of the NFT and can determine what rights to assign to a buyer, such as the right to display, modify, or copy the content. To the extent we are directly or indirectly involved in a dispute between creators and buyers on the Platform, it could materially and adversely affect the success of the Platform and harm our business and reputation.

The Platform may face cybersecurity risks.

NFTs in general, and the Platform specifically, may also be an attractive target for cybersecurity attacks. For example, a perpetrator could seek to obtain the private key associated with a digital wallet holding an NFT to access and sell the NFT without valid authorization, and the owner of the NFT may have limited recourse due to the nature of blockchain transactions and of cybercrimes generally. NFT marketplaces, including the Platform, may also be vulnerable to attacks where an unauthorized party acquires the necessary credentials to access user accounts. The safeguards we have implemented or may implement in the future to protect against cybersecurity threats may be insufficient. If the Platform were to experience any cyberattacks, it could negatively impact our reputation and market acceptance of our platform.

The laws and regulations concerning data privacy are continually evolving. Failure to comply with these laws and regulations could harm our business.

We will collect and store information about our consumers, including consumers who play our games. In addition, we collect and store information about our employees. We will be subject to laws from a variety of jurisdictions regarding privacy and the protection of this information, including the E.U.’s General Data Protection Regulation (the “GDPR”), the U.S. Children’s Online Privacy Protection Act (“COPPA”), which regulates the collection, use, and disclosure of personal information from children under 13 years of age, and the California Consumer Privacy Act (the “CCPA”). Failure to comply with any of these laws or regulations may increase our costs, subject us to expensive and distracting government investigations, and result in substantial fines.

Data privacy protection laws are rapidly changing and likely will continue to do so for the foreseeable future and may be inconsistent from jurisdiction to jurisdiction. For example, the E.U. has traditionally taken a broader view than the United States and certain other jurisdictions as to what is considered personal information and has imposed greater obligations under data privacy and protection regulations, including those imposed under the GDPR. The U.S. government, including the Federal Trade Commission and the Department of Commerce, as well as various U.S. state governments, are continuing to review the need for greater regulation over the collection of personal information and information about consumer behavior on the Internet and on mobile devices. Complying with emerging and changing laws could require us to incur substantial costs or impact our approach to operating and marketing our games. Due to the rapidly changing nature of these data privacy protection laws, there is not always clear guidance from the respective governments and regulators regarding the interpretation of the law, which may create the risk of an inadvertent violation. For example, the California legislature recently passed the CCPA and the E.U. has proposed further reforms to its existing data protection legal framework, in addition to the GDPR, which may further change our compliance obligations. Various government and consumer agencies worldwide have also called for new regulation and changes in industry practices. In addition, in some cases, we are dependent upon our platform providers and external data processors to assist us in ensuring compliance with these various types of regulations, and a violation by one of these third parties may also subject us to government investigations and result in substantial fines.

Player interaction with our games will be subject to our privacy policies, end user license agreements (“EULAs”), and terms of service. If we fail to comply with our posted privacy policies, EULAs, or terms of service, or if we fail to comply with existing privacy-related or data protection laws and regulations, it could result in proceedings or litigation against us by governmental authorities or others, which could result in fines or judgments against us, damage our reputation, impact our financial condition, and harm our business. If regulators, the media, consumers, or employees raise any concerns about our privacy and data protection or consumer protection practices, even if unfounded, this could also result in fines or judgments against us, damage our reputation, negatively impact our financial condition, or damage our business.

Gaxos Health will rely on information systems to obtain, process, analyze, and manage data. To the extent IT systems are not successfully implemented or fail, our business and results of operations may be adversely affected. Further, our business will rely to a significant degree upon the secure transmission, use and storage of sensitive information, including protected health information and other personally identifiable information, financial information and other confidential information and data within these systems.

To protect this information, we will need to implement commercially reasonable security measures and maintain information security policies and procedures informed by requirements under applicable law and recommended practices, in each case, as applicable to the data collected, hosted and processed. Despite our efforts, our business will be vulnerable to unauthorized access to data and/or breaches of confidential information due to criminal conduct, physical break-ins, hackers, employee or insider malfeasance and/or improper employee or contractor access, computer viruses, programming errors, denial-of-service attacks, ransomware events, phishing schemes, fraud, terrorist attacks, human error or other breaches by insiders or third parties or similar disruptive problems. It is not possible to prevent all security threats to our data. Techniques used to obtain unauthorized access, disable or degrade service or sabotage systems change frequently and may be difficult to detect for long periods of time. Further, defects in the design or manufacture of applications we develop or procure from third parties could compromise our data. These events, including unauthorized access, misappropriation, disclosure or loss of sensitive information (including financial or personal health information) or a significant disruption of our network, expose us to risks including risks to our ability to provide our solutions, management distraction and the obligation to devote significant financial and other resources to mitigate such problems and increases to our future information security costs. Moreover, unauthorized access, use or disclosure of certain sensitive information in our possession or our failure to satisfy legal requirements, including requirements relating to safeguarding protected health information under the Health Insurance Portability and Accountability Act (“HIPAA”) or state data privacy laws could result in civil and criminal liability and regulatory action, which could result in potential fines and penalties, as well as costs relating to investigation of an incident or breach, corrective actions, required notifications to regulatory agencies and customers, credit monitoring services and other necessary expenses. In addition, actual or perceived breaches of our security management efforts can cause existing customers to terminate their relationship with us and deter existing or prospective customers from using or purchasing our solutions in the future. These events can have a material adverse impact on our business, results of operations, financial condition and reputation.

We collect, store, process, and use personal data, which subjects us to legal obligations and laws and regulations related to security and privacy, and any actual or perceived failure to meet those obligations could harm our business.

We collect, process, store, and use a wide variety of data from our customers, including personal information. We are subject to federal, state and international laws relating to the collection, use, retention, security and transfer of various types of personal information. U.S. federal, state, and international laws and regulations governing privacy and data protection impose restrictions on what we can do with our customers’ personal data and provide for related obligations. These obligations include heightened transparency about data collection, use and sharing practices, new data privacy rights, and rules in respect to cross-border data transfers, which carry significant enforcement penalties for non-compliance. These laws and regulations also require us to safeguard our customers’ personal data. Although we have established security procedures to protect customer information, our or our third-party service providers’ security and testing measures may not prevent security breaches. Any compromise of our security or breach of our customers’ privacy could harm our reputation or financial condition and, therefore, our business.

In addition to the risks generally relating to the collection, use, retention, security and transfer of personal information, we are also subject to specific obligations relating to information considered sensitive under applicable laws, such as health data and biometric data. Health data is subject to additional privacy, security and breach notification requirements, and we are subject to audit by governmental authorities regarding our compliance with these obligations. The collection, handling, and other processing of biometric data also are subject to particular scrutiny and obligations under applicable laws and regulations, including consumer protection legislation (such as the Federal Trade Commission Act and similar state legislation), general privacy legislation (such as the California Consumer Privacy Act, or CCPA), and state statutes addressing biometric information specifically (including Illinois’ Biometric Information Privacy Act, or BIPA), and by consumer protection regulators. If we fail to adequately comply with applicable rules and requirements, or if health data is handled in a manner not permitted by law or under our agreements with healthcare institutions, we can be subject to litigation or government investigations or other proceedings, and can be liable for associated investigatory expenses, and can also incur significant fees or fines. Some of those laws, including BIPA, provide consumers with a private right of action for certain violations and large potential statutory damages awards. Recent litigation around these laws has encouraged plaintiffs’ attorneys to bring additional actions against other targets. Further, the FTC issued a policy statement regarding biometric information on May 18, 2023, that identifies numerous risks the FTC considers key, outlines relevant practices the FTC plans to scrutinize, and affirms the FTC’s commitment to addressing deceptive and unfair practices involving the collection and use of biometric information, as well as deceptive marketing of biometric information technologies. These developments underscore the legal and regulatory risks applicable to our collection, use, disclosure, and other processing of health and biometric information.

In addition, a party who circumvents our security measures or exploits inadequacies in our security measures, could, among other effects, misappropriate customer data or other proprietary information or cause interruptions in our operations. Actual or perceived vulnerabilities may lead to claims against us. To the extent that the measures we or our third-party business partners have taken are, or are perceived to be, insufficient or inadequate, we may become subject to litigation, breach notification obligations, or regulatory or administrative sanctions, which could result in significant fines, penalties, or damages and harm to our reputation. Depending on the nature of the information compromised, in the event of a data breach or other unauthorized processing of our customer data, we may also have obligations to notify customers about the incident and we may need to provide some form of remedy for the individuals affected by the incident. A growing number of legislative and regulatory bodies have adopted consumer notification requirements in the event of unauthorized access to or acquisition of certain types of personal data. Such breach notification laws continue to evolve and may be inconsistent from one jurisdiction to another. Complying with these obligations could cause us to incur substantial costs and could increase negative publicity surrounding any incident that compromises customer data.

Violations of applicable laws relating to privacy, data protection, or cybersecurity, or cybersecurity breaches or incidents, as well as the perception that any of the foregoing have occurred, could impact our business in a number of ways, such as a temporary suspension of some or all of our operating and/or information systems, damage to our reputation and brand and our relationships with customers, suppliers, vendors, and service providers and could result in lost, unavailable, or corrupted data, lost sales, increased insurance premiums, substantial breach-notification and other remediation costs and claims, demands, and litigation, as well as adversely affect results of operations. In addition, we may also face regulatory investigations and other proceedings with corresponding fines, penalties, and other liabilities, civil claims including representative actions, and other class action type litigation (where individuals have suffered harm), potentially amounting to significant compensation or damages liabilities, as well as associated costs, diversion of internal resources, and reputational harm. We may also incur additional costs in the future related to the implementation of additional security measures to protect against new or enhanced data security and privacy threats, to comply with state, federal, and international laws that may be enacted to address personal data processing risks and data security threats, or to investigate or address potential or actual data security breaches or incidents or violations of our actual or alleged obligations relating to privacy, data protection, or cybersecurity.

United States federal and state privacy laws, and equivalent laws of other nations, may increase our costs of operation and expose us to civil and criminal sanctions.

Regulation of data processing is evolving, as federal, state, and foreign governments continue to adopt new, or modify existing, laws and regulations addressing data privacy and security, and the collection, processing, storage, transfer, and use of data. These new or proposed laws and regulations are subject to differing interpretations and may be inconsistent among jurisdictions, and guidance on implementation and compliance practices are often updated or otherwise revised, which adds to the complexity of processing personal data. These and other requirements could require us or our collaborators to incur additional costs to achieve compliance, limit our competitiveness, necessitate the acceptance of more onerous obligations in our contracts, restrict our ability to use, store, transfer, and process data, impact our or our collaborators’ ability to process or use data in order to support the provision of our products, affect our or our collaborators’ ability to offer our products in certain locations, or cause regulators to reject, limit or disrupt our clinical trial activities.

We and our collaborators may be subject to federal, state, and foreign data protection laws and regulations (i.e., laws and regulations that address privacy and data security). In the United States, numerous federal and state laws and regulations, including federal health information privacy laws, state personal information laws, state data breach notification laws, state health information privacy laws and federal and state consumer protection laws and regulations that govern the collection, use, disclosure and protection of health-related and other personal information could apply to our operations or the operations of our collaborators. In addition, we may obtain health information from third parties (including research institutions from which we obtain clinical trial data) that are subject to privacy and security requirements under the federal Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, or HITECH. Depending on the facts and circumstances, we could be subject to civil or criminal penalties if we knowingly use or disclose individually identifiable health information maintained by a HIPAA-covered entity in a manner that is not authorized or permitted by HIPAA.

Our business will be subject to complex and prescriptive regulations regarding consumer protection and data privacy practices, and could be adversely affected if our consumer protection, data privacy and security practices are not adequate, or perceived as being inadequate.

We will be subject to global data privacy, data protection, localization, security and consumer-protection laws and regulations worldwide. These laws and regulations are emerging and evolving and the interpretation and application of these laws and regulations often are uncertain, contradictory, and changing. The failure to maintain data practices that are compliant with applicable laws and regulations, or evolving interpretations of applicable laws and regulations, could result in inquiries from enforcement agencies or direct consumer complaints, resulting in civil or criminal penalties, and could adversely impact our reputation and brand. In addition, the operational costs of compliance with these regulations are high and will likely continue to increase.

Even if we remain in strict compliance with applicable laws and regulations, consumer sensitivity to the collection and processing of their personal information continues to increase. Any real or perceived failures in maintaining acceptable data privacy practices, including allowing improper or unauthorized access, acquisition or misuse and/or uninformed disclosure of consumer, employee and other information, or a perception that we do not adequately secure this information or provide consumers with adequate notice about the information that they authorize us to collect and disclose could result in brand, reputational, or other harms to the business, result in costly remedial measures, deter current and potential customers from using our products and services and cause our financial results to be materially affected.

Third party vendors and business partners receive access to certain information that we collect. These vendors and business partners may not prevent data security breaches with respect to the information we provide them or fully enforce our policies, contractual obligations and disclosures regarding the collection, use, storage, transfer and retention of personal data. A data security breach of one of our vendors or business partners could cause reputational and financial harm to them and us, negatively impact our ability to offer our products and services, and could result in legal liability, costly remedial measures, governmental and regulatory investigations, harm our profitability, reputation and brand, and cause our financial results to be materially affected.

Digital ecosystems, including offerings of digital assets, are evolving, and uncertain, and new regulations or policies may materially adversely affect our development.

The technologies supporting these digital assets like blockchain and NFT are new and rapidly evolving. To the extent these technologies become more widely utilized in the industry, our revenues could be negatively impacted. If we fail to explore these new technologies and apply them innovatively to keep our products and services competitive, we may not experience significant growth of our business. Regulation of digital assets like, cryptocurrencies, blockchain technologies, NFTs and cryptocurrency exchanges, is currently underdeveloped and likely to rapidly evolve as government agencies take greater interest in them. Regulation also varies significantly among international, federal, state and local jurisdictions and is subject to significant uncertainty. Various legislative and executive bodies in the United States and in other countries may in the future adopt laws, regulations, or guidance, or take other actions, which may severely impact the permissibility of tokens generally and the technology behind them or the means of transacting in or transferring them. The regulatory regime governing blockchain technologies, NFTs, cryptocurrencies, digital assets, utility tokens, security tokens and offerings of digital assets is uncertain, and new regulations or policies may materially adversely affect our development and our value if we materially embrace digital assets and cryptocurrencies in the future.

Risks Related to Digital Assets

The sale of NFTs on the Platform could be determined to be the unregistered sale of securities.

There is regulatory uncertainty with respect to whether certain NFTs could be considered securities. If NFTs sold on the Platform were deemed to be securities, we may be found to be in violation of securities laws for engaging in transactions regarding unregistered securities. Such a determination could lead to an enforcement action by the SEC and result in fines and other penalties, and have a negative impact on our business.

Risks relating to our decision to accept cryptocurrency as a form of payment may subject us to exchange risk and additional tax and regulatory requirements.

We currently plan to accept Bitcoin and Ethereum, as a form of payment for purchases on the Platform, in which case we would be subject to additional regulatory requirements. We do not currently plan to accept any other cryptocurrencies as a form of payment.

Cryptocurrencies are not currently considered legal tender or backed by any government. The prices of digital assets have been in the past and may continue to be highly volatile, including as a result of various associated risks and uncertainties. For example, the prevalence of such assets is a relatively recent trend, and their long-term adoption by investors, consumers and businesses is unpredictable. Moreover, their lack of a physical form, their reliance on technology for their creation, existence and transactional validation and their decentralization may subject their integrity to the threat of malicious attacks and technological obsolescence. As intangible assets without centralized issuers or governing bodies, digital assets have been, and may in the future be, subject to security breaches, cyberattacks or other malicious activities, as well as human errors or computer malfunctions that may result in the loss or destruction of private keys needed to access such assets.

We will not accept such cryptocurrency payments directly, but plan to use a third-party vendor to accept and process any such cryptocurrency payments on our behalf. Such third-party vendor may then immediately convert the cryptocurrency into U.S. dollars so that we would receive payment in U.S. dollars. However, the regulatory environment covering the acceptance of cryptocurrencies is still evolving and the extent to which we would be responsible for any decrease in the value of such cryptocurrencies after the customer has tendered the funds but prior to its delivery to us in U.S. dollars has not been established.

We may also hold cryptocurrencies directly, and we have exchange rate risk in the amounts we hold as well as the risks that regulatory or other developments may adversely affect the value of the cryptocurrencies we hold. There is substantial uncertainty regarding legal and regulatory requirements relating to cryptocurrencies or transactions utilizing cryptocurrencies. These uncertainties, as well as potential accounting and tax issues, or other requirements relating to cryptocurrencies could have a material adverse effect on our business.

Furthermore, it is unclear the extent to which accepting Bitcoin and Ethereum would subject us to additional money laundering regulations, “Know Your Customer” (“KYC”) procedures or other laws or to additional taxation. If we fail to comply with prohibitions applicable to us, we could face regulatory or other enforcement actions and potential fines and other consequences.

We rely on third parties for certain aspects of our business, which creates additional risk.

We rely on third parties for certain aspects of our business, including payment service providers and digital wallets to process transactions. We may not manage to comply with our agreement with third parties or these third parties may refuse to process transactions adequately, may breach their agreements with us, may refuse to renew agreements on commercially reasonable terms, take actions that degrade the functionality of our services, impose additional costs, new licenses or other requirements on us, or give preferential treatment to competitive services or suffer outages in their systems, any of which could disrupt our operations and materially and adversely affect our business, financial condition and results of operations. Some third parties that provide services to us may have or gain market power and could increase their prices to us without competitive constraint. In addition, there can be no assurance that third parties that provide services directly to us will continue to do so on acceptable terms, or at all, or will not suffer from outages to their systems. If any third parties were to stop providing services to us on acceptable terms, we may be unable to find alternative providers in a timely and efficient manner and on acceptable terms, or at all, which could materially adversely affect our business, financial condition, and results of operations.

Our crypto assets may be subject to loss, damage, theft or restriction on access. Further, digital asset exchanges on which crypto assets trade are relatively new and largely unregulated, and thus may be exposed to fraud and failure. Incorrect or fraudulent cryptocurrency transactions may be irreversible.

We plan to use a third party payment service provider to process any transactions involving payment for our NFTs with digital currencies. In addition, we intend to purchase and hold MATIC, in increments as needed, solely for the purpose of paying the fees associated with minting our NFTs on the Polygon network. Our intention is to immediately convert all cryptocurrency received as payment to cash. In addition, we intend to hold only the minimal amount of MATIC required to interact with the blockchain as part of our core business of minting NFTs, and we do not intend to accept MATIC as a form of payment or to hold MATIC as a long term asset. We are currently in the process of selecting the right custodian for our crypto assets and do not have any custody arrangements. There is a risk that part or a portion or all of our crypto assets could be lost, stolen or destroyed. Crypto assets are stored in crypto asset sites commonly referred to as “wallets” which may be accessed to exchange a holder’s crypto assets. Access to our crypto assets could also be restricted by cybercrime (such as a denial of service attack) against a service at which we maintain a hosted wallet. We believe that our crypto assets will be an appealing target to hackers or malware distributors seeking to destroy, damage or steal our crypto assets. Hackers or malicious actors may attempt to steal our crypto assets, such as by attacking such network source code, exchange miners, third-party platforms, storage locations or software, our general computer systems or networks, or by other means. Access to our crypto assets could also be restricted by natural events (such as an earthquake or flood) or human actions (such as a terrorist attack). Any of these events may adversely affect our operations and, consequently, our investments and profitability and we cannot guarantee that we will prevent loss, damage or theft, whether caused intentionally, accidentally or by act of God. The loss or destruction of a private key required to access our digital wallets may be irreversible and we may be denied access for all time to our crypto asset holdings. Our loss of access to our private keys or our experience of a data loss relating to our digital wallets could adversely affect our investments and assets.

It is possible that, through computer or human error, theft or criminal action, our crypto assets could be transferred in incorrect amounts or to unauthorized third parties or accounts. In general, Bitcoin transactions are irrevocable, and stolen or incorrectly transferred cryptocurrencies may be irretrievable, and we may have extremely limited or no effective means of recovering such Bitcoins.

Digital asset payment service providers and exchanges on which cryptocurrencies trade are relatively new and, in most cases, largely unregulated. Many digital asset payment service providers and/or exchanges do not provide the public with significant information regarding their ownership structure, management teams, corporate practices or regulatory compliance. As a result, the marketplace may lose confidence in, or may experience problems relating to, cryptocurrency payment service providers and/or exchanges, including prominent exchanges handling a significant portion of the volume of digital asset trading. During 2022, a number of companies in the crypto industry have declared bankruptcy, including ore Scientific Inc., Celsius Network LLC (“Celsius”), Voyager Digital Ltd., Three Arrows Capital, BlockFi Lending LLC, and FTX Trading Ltd. (“FTX”). In June 2022, Celsius began pausing all withdrawals and transfers between accounts on its platform, and in July 2022, it filed for Chapter 11 bankruptcy protection. Further, in November 2022, FTX, one of the major cryptocurrency exchanges, also filed for Chapter 11 bankruptcy. Such bankruptcies have contributed, at least in part, to further price decreases in most crypto assets, a loss of confidence in the participants of the digital asset ecosystem and negative publicity surrounding digital assets more broadly, and other participants and entities in the digital asset industry have been, and may continue to be, negatively affected. These events have also negatively impacted the liquidity of the digital assets markets as certain entities affiliated with FTX engaged in significant trading activity.

We have not been directly impacted by any of the recent bankruptcies in the crypto asset space, as we have no contractual privity or relationship to the relevant parties. However, we are dependent on the overall crypto assets industry with respect to any transactions involving payment for our NFTs with digital currencies and for the digital currencies needed by us to pay the fees associated with minting our NFTs, and such recent events may contribute, at least in part, to decreases and volatility to our stock price as well as the price of most crypto assets. If the liquidity of the digital assets markets continues to be negatively impacted, digital asset prices (including the price of bitcoin) may continue to experience significant volatility and confidence in the digital asset markets may be further undermined. A perceived lack of stability in the digital asset market and the closure or temporary shutdown of digital asset payment service providers and/or exchanges due to business failure, hackers or malware, government-mandated regulation, or fraud, may reduce confidence in digital asset networks and result in greater volatility in cryptocurrency values. These potential consequences of a digital asset payment service provider’s and/or exchange’s failure could adversely affect an investment in us.

We intend safeguard and keep private custodian our digital assets by utilizing storage solutions provided by a custodian, which will likely require multi-factor authentication. While we are confident in the security of our digital assets that will be held by our custodian, given the broader market conditions, there can be no assurance that other crypto asset market participants, including our custodian, will not ultimately be impacted by recent market events. If our custodian were to limit or halt services, we would need to find another custodian. While we have not been directly impacted by any of the recent bankruptcies in the crypto asset space as we had no contractual privity or relationship to the relevant parties, we are dependent on the overall industry perception tied to these recent bankruptcy events, and this may be reflected in our stock price as well as the price of Bitcoin and other crypto assets. We continue to monitor the digital assets industry as a whole, although these events are continuing to develop and it is not possible at this time to predict all of the risks stemming from these events that may result to us, our service providers, including digital asset payment service providers, custodians and wallets, our counterparties, and the broader industry as a whole.

Any of these events may adversely affect our operations and results of operations and, consequently, an investment in us.

If our current, or any of our future, custodians file for bankruptcy, crypto assets held in their custody could be determined to be property of a bankruptcy estate and we could be considered a general unsecured creditor thereof.

The treatment of bitcoins and other crypto assets held by custodians that file for bankruptcy protection is uncharted territory in U.S. Bankruptcy law. We cannot say with certainty whether bitcoins and other crypto assets held in custody by a bankrupt custodian would be treated as property of a bankruptcy estate and, accordingly, whether the owner of that bitcoin would be treated as a general unsecured creditor.

Malicious actors could manipulate distributed ledger networks and smart contract technology upon which digital assets rely and increase the vulnerability of the distributed ledger networks.

If a malicious actor, including a state-sponsored actor, is able to hack or otherwise exert unilateral control over a particular distributed ledger network, or the digital assets on such a network, that actor could attempt to divert assets from that distributed ledger or otherwise prevent the confirmation of transactions recorded on that distributed ledger.

Such an event could materially and adversely affect our business. Digital assets have been the subject of attempted manipulation by hackers to use them for malicious purposes. For example, misuses could occur if a malicious actor obtains a majority of the processing power controlling the digital asset validating activities and altering the distributed ledger on which digital asset transactions rely. Moreover, if the award for solving transaction blocks for a particular digital asset declines, and transaction fees are not sufficiently high, the incentive to continue validating distributed ledger transactions would decrease and could lead to a stoppage of validation activities. The collective processing power of that distributed ledger would be reduced, which would adversely affect the confirmation process for transactions by decreasing the speed of the adaptation and adjustment in the difficulty for transaction block solutions. Such slower adjustments would make the distributed ledger network more vulnerable to malicious actors’ obtaining control of the processing power over distributed ledger network processing.

The network contributors for certain Digital Assets could propose amendments to the network protocols and software for Digital Assets that, if accepted and authorized by the network for the Digital Assets, could adversely affect the Platform.

The networks for certain digital assets are based on a protocol governing the peer-to-peer interactions between computers connected to each other within that network. The development team for a network (if any) might propose and implement amendments to a network’s source code through software upgrades altering the original protocol, including fundamental ideas such as the irreversibility of transactions and limitations on the validation of blockchain software distributed ledgers. Such changes to original protocols and software could materially and adversely affect our business.

We currently support, and expect to continue to support, certain smart contract-based crypto assets. If the underlying smart contracts for these crypto assets do not operate as expected, they could lose value and our business could be adversely affected.

We currently support, and expect to continue to support, various crypto assets that represent units of value on smart contracts deployed on a third party blockchain. Smart contracts are programs that store and transfer value and execute automatically when certain conditions are met. Since smart contracts typically cannot be stopped or reversed, vulnerabilities in their programming and design can have damaging effects. For instance, in April 2018, a batch overflow bug was found in many Ethereum-based ERC20-compatible smart contract tokens that allows hackers to create a large number of smart contract tokens, causing multiple crypto asset platforms worldwide to shut down ERC20-compatible token trading. If any such vulnerabilities or flaws come to fruition, smart contract-based crypto assets, including those held by our customers on our platforms, may suffer negative publicity, be exposed to security vulnerabilities, decline significantly in value, and lose liquidity over a short period of time.

In some cases, smart contracts can be controlled by one or more “admin keys” or users with special privileges, or “super users”. These users have the ability to unilaterally make changes to the smart contract, enable or disable features on the smart contract, change how the smart contract receives external inputs and data, and make other changes to the smart contract. For smart contracts that hold a pool of reserves, these users may also be able to extract funds from the pool, liquidate assets held in the pool, or take other actions that decrease the value of the assets held by the smart contract in reserves. Even for crypto assets that have adopted a decentralized governance mechanism, such as smart contracts that are governed by the holders of a governance token, such governance tokens can be concentrated in the hands of a small group of core community members, who would be able to make similar changes unilaterally to the smart contract. If any such super user or group of core members unilaterally make adverse changes to a smart contract, the design, functionality, features and value of the smart contract, its related crypto assets may be harmed. In addition, assets held by the smart contract in reserves may be stolen, misused, burnt, locked up or otherwise become unusable and irrecoverable. These super users can also become targets of hackers and malicious attackers. If an attacker is able to access or obtain the super user privileges of a smart contract, or if a smart contract’s super-users or core community members take actions that adversely affects the smart contract, our customers who hold and transact in the affected crypto assets may experience decreased functionality and value of the applicable crypto assets, up to and including a total loss of the value of such crypto assets. Although we do not control these smart contracts, any such events could cause customers to seek damages against us for their losses, result in reputational damage to us, or in other ways adversely impact our business.

Acceptance and/or widespread use of digital assets is uncertain.

Currently, there is a relatively small use of digital assets in the retail and commercial marketplace for goods or services. In comparison, there is relatively large use by speculators contributing to price volatility.

The relative lack of acceptance of digital assets in the retail and commercial marketplace limits the ability of end-users to use them to pay for goods and services. Such lack of acceptance or decline in acceptances would have a material adverse effect on our ability to continue as a going concern or to pursue this segment at all, which would have a material adverse effect on our business, prospects or operations and potentially the value of any digital assets we hold or expect to acquire for our own account.

Incorrect or fraudulent cryptocurrency transactions may be irreversible.

Cryptocurrency transactions are irrevocable and stolen or incorrectly transferred cryptocurrencies may be irretrievable. As a result, any incorrectly executed or fraudulent cryptocurrency transactions, such as a result of a cybersecurity breach against our cryptocurrency holdings, could adversely affect our investments and assets. This is because cryptocurrency transactions are not, from an administrative perspective, reversible without the consent and active participation of the recipient of the cryptocurrencies from the transaction. Once a transaction has been verified and recorded in a block that is added to a blockchain, an incorrect transfer of a cryptocurrency or a theft thereof generally will not be reversible, and we may not have sufficient recourse to recover our losses from any such transfer or theft. Further, it is possible that, through computer or human error, or through theft or criminal action, our cryptocurrency rewards could be transferred in incorrect amounts or to unauthorized third parties, or to uncontrolled accounts. If an errant or fraudulent transaction in our cryptocurrency holdings were to occur, we would have very limited means of seeking to reverse the transaction or seek recourse. To the extent that we are unable to recover our losses from such action, error or theft, such events could have a material adverse effect on our business.

Because there has been limited precedent set for financial accounting for digital assets, the determinations that we have made for how to account for digital assets transactions may be subject to change.

Because there has been limited precedent set for the financial accounting for digital assets and related revenue recognition and no official guidance has yet been provided by the Financial Accounting Standards Board or the SEC, it is unclear how companies may in the future be required to account for cryptocurrency transactions and assets and related revenue recognition. A change in regulatory or financial accounting standards could result in the necessity to change the accounting methods we currently intend to employ in respect of our anticipated revenues and assets and restate any financial statements produced based on those methods. Such a restatement could adversely affect our business, prospects, financial condition, and results of operation.

Banks and financial institutions may not provide banking services, or may cut off services, to businesses that provide cryptocurrency-related services or that accept cryptocurrencies as payment.

A number of companies that provide cryptocurrency-related services have been unable to find banks or financial institutions that are willing to provide them with bank accounts and other services. Similarly, a number of companies and individuals or businesses associated with cryptocurrencies may have had and may continue to have their existing bank accounts closed or services discontinued with financial institutions. We also may be unable to maintain these services for our business.

The difficulty that many businesses that provide cryptocurrency-related services have and may continue to have in finding banks and financial institutions willing to provide them services may decrease the usefulness of cryptocurrencies as a payment system and harm public perception of cryptocurrencies. Similarly, the usefulness of cryptocurrencies as a payment system and the public perception of cryptocurrencies could be damaged if banks or financial institutions were to close the accounts of businesses providing cryptocurrency-related services. This could occur as a result of compliance risk, cost, government regulation or public pressure. The risk applies to securities firms, clearance and settlement firms, national stock and commodities exchanges, the over the counter market and the Depository Trust Company. Such factors would have a material adverse effect on our business, prospects, financial condition, and operating results.

Regulatory changes or actions may restrict the use of digital assets in a manner that adversely affects an investment in us.

As digital assets have grown in popularity and in market size, the Federal Reserve Board, U.S. Congress and certain U.S. agencies (e.g., the CFTC, the Commission, FinCEN and the Federal Bureau of Investigation) have begun to examine digital assets. On March 9, 2022, President Biden signed an executive order on cryptocurrencies. While the executive order did not mandate any specific regulations, it instructs various federal agencies to consider potential regulatory measures, including the evaluation of the creation of a U.S. Central Bank digital currency. Future changes to existing regulations or entirely new regulations may affect our business in ways it is not presently possible for us to predict with any reasonable degree of reliability. Digital assets currently face an uncertain regulatory landscape in not only the United States but also in such foreign jurisdictions as the European Union and China. While certain governments such as Germany, have issued guidance as to how to treat cryptocurrencies, most regulatory bodies have not issued specific policy determinations. Future changes to existing regulations or entirely new regulations may affect our business in ways it is not presently possible for us to predict with any reasonable degree of reliability, but such change could be substantial and adverse to us and could adversely affect an investment in us.

Political or economic crises may motivate large-scale sales of crypto assets, which could result in a reduction in values of crypto assets and adversely affect an investment in us.

Geopolitical crises such as Russia’s recent invasion of Ukraine may motivate large-scale sales of crypto assets, which could rapidly decrease the price of crypto assets. Alternatively, as an emerging asset class with limited acceptance as a payment system or commodity, global crises and general economic downturn may discourage investment in crypto assets as investors focus their investment on less volatile asset classes as a means of hedging their investment risk.

Crypto assets, which are relatively new, are subject to supply and demand forces based upon the desirability of an alternative, decentralized means of buying and selling goods and services, and it is unclear how such supply and demand will be impacted by geopolitical events, including the war in Ukraine or other crises which may arise in the future. Nevertheless, political or economic crises may motivate large-scale acquisitions or sales of crypto assets either globally or locally. Large-scale sales of crypto assets would result in a reduction in cryptocurrency values and could adversely affect an investment in us.

We may lose our private key to our digital wallet, causing a loss of all of our digital assets.

Digital assets, such as cryptocurrencies and NFTs, are stored in a so-called “digital wallet”, which may be accessed to exchange a holder’s digital assets and is controllable by the processor of both the public key and the private key relating to this digital wallet in which the digital assets are held, both of which are unique. We will publish the public key relating to digital wallets in use when we verify the receipt of transfers and disseminate such information into the network, but we will need to safeguard the private keys relating to such digital wallets, which are stored in the possession of certain of our officers. If the private key is lost, destroyed, or otherwise compromised, we may be unable to access our cryptocurrencies held in the related digital wallet which will essentially be lost. If the private key is acquired by a third party, then this third party may be able to gain access to our cryptocurrencies. Any loss of private keys relating to digital wallets used to store our cryptocurrencies could have a material adverse effect on our ability to continue as a going concern or could have a material adverse effect on our business, prospects, financial condition, and operating results.

Whether a particular NFT or other digital or “crypto” asset is a “security” is subject to a high degree of uncertainty, and if we are unable to properly characterize an NFT or other digital asset, we may be subject to regulatory scrutiny, inquiries, investigations, fines, and other penalties, which may adversely affect our business, operating results, and financial condition.

The SEC and its staff have taken the position that certain digital or “crypto” assets (which includes NFTs) fall within the definition of a “security” under the U.S. federal securities laws.

The classification of a digital asset as a security under applicable law has wide-ranging implications for the regulatory obligations that flow from the offer and sale of such assets. For example, a digital asset that is a security in the United States may generally only be offered or sold in the United States pursuant to a registration statement filed with the SEC or in an offering that qualifies for an exemption from registration. Persons that effect transactions in digital assets that are securities in the United States may be subject to registration with the SEC as a “broker” or “dealer.”

Platforms that bring together purchasers and sellers to trade digital assets that are securities in the United States are generally subject to registration as national securities exchanges, or must qualify for an exemption, such as by being operated by a registered broker-dealer as an alternative trading system (“ATS”) in compliance with rules for ATSs.

We will have policies and processes to analyze whether each NFT that we sell on the Platform could be deemed to be a “security” under applicable laws. Our policies and processes do not constitute a legal standard but rather represent our company-developed model, which permits us to make a risk-based assessment regarding the likelihood that a particular NFT could be deemed a “security” under applicable laws. Regardless of our conclusions, they are not binding on regulators or courts and we could be subject to legal or regulatory action in the event the SEC, a state or foreign regulatory authority, or a court were to determine that an NFT posted and sold on the Platform is a “security” under applicable laws. Because the Platform is not registered or licensed with the SEC or foreign authorities as a broker-dealer, national securities exchange, or ATS (or foreign equivalents), and we do not seek to register or rely on an exemption from such registration or license to facilitate the offer and sale of NFTs on the Platform, we only permit posting on the Platform of our own NFTs for which we determine there are reasonably strong arguments to conclude that the NFT is not a security. We believe that our process reflects a comprehensive and thoughtful analysis and is reasonably designed to facilitate consistent application of available legal guidance to digital assets to facilitate informed risk-based business judgment. However, we recognize that the application of securities laws to the specific facts and circumstances of digital assets may be complex and subject to change, and that a posting determination does not guarantee any conclusion under the U.S. federal securities laws. We expect our risk assessment policies and to continuously evolve to take into account case law, facts, and developments in technology.

There can be no assurances that we will properly characterize any given NFT as a security or non-security for purposes of determining whether the Platform will allow the posting of such NFT, or that the SEC, foreign regulatory authority, or a court, if the question was presented to it, would agree with our assessment. If the SEC, state or foreign regulatory authority, or a court were to determine that NFTs offered or sold on the Platform are securities, we would not be able to offer such NFTs until we are able to do so in a compliant manner. A determination by the SEC, a state or foreign regulatory authority, or a court that an NFT sold on our Platform was a security may also result in us determining that it is advisable to remove NFTs from the Platform that have similar characteristics to the NFT that was determined to be a security. In addition, we could be subject to judicial or administrative sanctions for failing to offer or sell the NFT in compliance with the registration requirements, or for acting as a broker, dealer, or national securities exchange without appropriate registration. Such an action could result in injunctions, cease and desist orders, as well as civil monetary penalties, fines, and disgorgement, criminal liability, and reputational harm. Customers that purchased such NFTs on the Platform and suffered losses could also seek to rescind a transaction that we facilitated as the basis that it was conducted in violation of applicable law, which could subject us to significant liability.

Risks Related to Regulatory Changes

Changes in our tax rates or exposure to additional tax liabilities, and changes to tax laws and interpretations of tax laws could adversely affect our earnings and financial condition.

We are subject to taxes in the United States and in various foreign jurisdictions. Significant judgment will be required to determine our worldwide income tax provision, tax assets, and accruals for other taxes, and there are many transactions and calculations where the ultimate tax determination is uncertain. Our effective income tax rate is based in part on our corporate operating structure and the manner in which we operate our business and develop, value and use our intellectual property. Taxing authorities in jurisdictions in which we operate may challenge and audit our methodologies for calculating our income taxes, which could increase our effective income tax rate and have an adverse impact on our results of operations and cash flows. In addition, our provision for income taxes is materially affected by our profit levels, changes in our business, changes in the mix of earnings in countries with differing statutory tax rates, changes in the elections we make, changes in the valuation of our deferred tax assets and liabilities, or changes in applicable tax laws or interpretations of existing income and withholding tax laws, as well as other factors. For example, the outcome of future guidance related to the U.S. Tax Act could cause us to change our analysis and materially impact our previous estimates and financial statements.

In addition, changes to U.S. federal, state or international tax laws or their applicability to corporate multinationals in the countries in which we do business may affect our effective tax rates and cash taxes, cause us to change the way in which we structure our business and resulted in other costs. Our effective tax rate also could be adversely affected by changes in our valuation allowances for deferred tax assets. Actual financial results also may differ materially from our current estimates and could have a material impact on our assessment of the valuation allowance.

The Platform may be subject to regulation by financial regulators.

NFTs, in general, and the Platform may also be subject to regulations of the Financial Crimes Enforcement Network (“FinCEN”) of the U.S. Department of Treasury and the Bank Secrecy Act. Further, the Office of Foreign Assets Controls (“OFAC”) has signaled sanctions could apply to digital transactions and has pursued enforcement actions involving cryptocurrencies and digital asset accounts. The nature of many NFT transactions also involve circumstances which present higher risks for potential violations, such as anonymity, subjective valuation, use of intermediaries, lack of transparency, and decentralization associated with blockchain technology. In addition, the Commodity Futures Trading Commission has stated that cryptocurrencies, with which NFTs have some similarities, fall within the definition of “commodities.” If NFTs were deemed to be a commodity, NFT transactions could be subject to prohibitions on deceptive and manipulative trading or restrictions on manner of trading (e.g., on a registered derivatives exchange), depending on how the transaction is conducted. Moreover, if NFTs were deemed to be a “security”, it could raise federal and state securities law implications, including exemption or registration requirements for marketplaces for NFT transactions, sellers of NFTs, and the NFT transactions themselves, as well as liability issues, such as insider trading or material omissions or misstatements, among others. NFT transactions may also be subject to laws governing virtual currency or money transmission. For example, New York has legislation regarding the operation of virtual currency businesses. NFT transactions also raise issues regarding compliance with laws of foreign jurisdictions, many of which present complex compliance issues and may conflict with one another. Our launch and operation of the Platform (including our facilitation of transactions in Ether, a cryptocurrency, in connection therewith) expose us to the foregoing risks, among others, any of which could materially and adversely affect the success of the Platform and harm our business, financial condition, results of operations, reputation, and prospects.

Our facilitation of transactions in cryptocurrencies such as Ether on the Platform exposes us to risks under U.S. and foreign tax laws.

Although under U.S. federal tax laws, cryptocurrencies are currently considered property versus currency, we are obligated to report transactions involving cryptocurrencies in U.S. dollars and must determine their fair market value on each transaction date. The U.S. federal taxing authorities have issued limited guidance on cryptocurrency transactions. The current guidance treats the use of cryptocurrency to purchase a NFT as a taxable disposition of the cryptocurrency, which subjects the holder to taxable gain that such holder must report for federal and state tax purposes. Similarly, a seller of a NFT is subject to tax on the sale of the NFT. Congress is currently proposing legislation that could require us to report such transactions to the IRS. Our failure to accurately record or report the cryptocurrency and NFT sales transacted through the Platform, or held by us, would expose us to adverse tax consequences, penalties, and interest. Moreover, the IRS, in connection with audits of cryptocurrency exchanges, has successfully sued to obtain account holder transaction and tax information. The applicability of tax laws in the United States and foreign jurisdictions with respect to cryptocurrency and NFTs will continue to evolve. This uncertainty increases the risk of non-compliance with tax laws, which in turn could result in adverse tax consequences, penalties, investigations or audits, litigation, account holder lawsuits, or the need to revise or restate our financial statements and associated consequences therewith, among other things. Any of the foregoing could materially and adversely affect our business, financial condition, results of operations, reputation, and prospects.

Government regulations applicable to us may negatively impact our business.

We are a global company subject to various and complex laws and regulations domestically and internationally, including laws and regulations related to consumer protection, protection of minors, content, advertising, localization, information security, intellectual property, competition and taxation, among others. Many of these laws and regulations are continuously evolving and developing, and the application to, and impact on, us is uncertain. For example, the World Health Organization recently included “gaming disorder” in the 11th Revision of the International Classification of Diseases, prompting discussion and consideration of legislation and policies aimed at mitigating the risk of overuse of, and overspending within, video games. These laws could harm our business by limiting the products and services we can offer consumers or the manner in which we offer them. The costs of compliance with these laws may increase in the future as a result of changes in applicable laws or changes to interpretation. Any failure on our part to comply with these laws or the application of these laws in an unanticipated manner may harm our business and result in penalties or significant legal liability.

Certain of our business models will be subject to new laws or regulations or evolving interpretations and application of existing laws and regulations, including those related to gambling. The growth and development of electronic commerce, virtual items and virtual currency has prompted calls for new laws and regulations and resulted in the application of existing laws or regulations that have limited or restricted the sale of our products and services in certain territories. New laws — each of which could vary significantly across jurisdictions — could subject us to additional regulation and oversight, cause us to further limit or restrict the sale of our products and services or otherwise impact our products and services, lessen the engagement with, and growth of, profitable business models, and expose us to increased compliance costs, significant liability, fines, penalties and harm to our reputation and brand.

We may be subject to laws in certain foreign countries, and adhere to industry standards in the United States, that mandate rating requirements or set other restrictions on the advertisement or distribution of interactive entertainment software based on content. In addition, certain foreign countries allow government censorship of interactive entertainment software products. Adoption of ratings systems, censorship or restrictions on distribution of interactive entertainment software based on content could harm our business by limiting the products we are able to offer to our consumers. In addition, compliance with new and possibly inconsistent regulations for different territories could be costly, delay or prevent the release of our products in those territories.

Our Platform may not be successful and may expose us to legal, regulatory, and other risks. Given the nascent and evolving nature of cryptocurrencies, NFTs, and our Platform, we may be unable to accurately anticipate or adequately address such risks or the potential impact of such risks. The occurrence of any such risks could materially and adversely affect our business, financial condition, results of operations, reputation, and prospects.

As the market for NFTs and cryptocurrencies is relatively nascent, it is difficult to predict how the legal and regulatory framework around NFTs and cryptocurrencies will develop and how such developments will impact our business and our Platform. The future legal status of NFTs and cryptocurrencies under state and federal laws (including without limitation, securities, banking, and commodities laws) is highly uncertain and unresolved. As a result of the uncertain legal status of crypto assets, we may have legal exposure for our failure to adequately comply with legal regimes. In addition governmental agencies may seek to apply laws to our business that we believe are inapplicable, and may seek sanctions relating to our alleged failure to comply with those laws. There is regulatory uncertainty with respect to whether certain NFTs and cryptocurrencies could be considered securities. If NFTs sold on our Platform or any cryptocurrencies exchanged for purposes of payment or minting of NFTs on our Platform were deemed to be a “security”, we may be in violation of securities laws for engaging in transactions regarding the sale of unregistered securities. Such a determination could lead to an enforcement action by the SEC and result in fines and other penalties and have a negative impact on our business.

Additionally, if either the NFTs we sell or the Bitcoin, Ethereum, or MATIC tokens we may acquire or hold at any time are deemed to be a “security” we may also be subject to regulations of FinCEN of the U.S. Department of Treasury and the Bank Secrecy Act. Further, OFAC has signaled that sanctions could apply to digital transactions and has pursued enforcement actions involving cryptocurrencies and digital asset accounts. This could expose us to future allegations of violations of the Bank Secrecy Act, including any applicable KYC and Anti-Money Laundering laws and regulations (“AML”), or sanctions compliance obligations among others. In addition governmental agencies may seek to apply laws to our business that we believe are inapplicable, and may seek sanctions relating to our alleged failure to comply with those laws which would negatively impact our business.

Our launch and operation of the Platform potentially exposes us to the foregoing risks, among others, any of which could materially and adversely affect the success of our Platform and harm our business, financial condition, results of operations, reputation, and prospects. If we fail to accurately anticipate or manage the risks associated with our NFTs or with our facilitation of crypto asset transactions, or if we directly or indirectly become subject to disputes, liability, or other legal or regulatory issues in connection with the operation of our business and Platform, we may not be successful and our business, financial condition, results of operations, reputation, and prospects could be expected to be materially adversely affected.

We may face significant competition, which may harm our business, results of operations or financial condition.

We may face substantial competition in the healthcare services markets. Our key competitors will include, among others, healthcare consulting service providers, healthcare payment accuracy companies and providers of other data products and data analytics solutions, including healthcare risk adjustment, quality, economic statistics and other data. The increasing standardization of certain healthcare services has made it easier for companies to enter these markets with competitive products and services. We cannot fully anticipate whether or when companies in adjacent or other product or service areas may launch competitive products and/or services, and any such entry may lead to obsolescence of our products and/or services or loss of market share or erosion of the prices for our solutions, or both. The extent of this competition may vary by the size of companies, geographical coverage and scope and breadth of products and services offered. Furthermore, some of our competitors may be significantly larger and have greater financial or other resources than we do. The vigorous competition we face requires us to provide high quality, innovative products at a competitive price. We cannot guarantee that we will be able to upgrade our existing solutions, or introduce new solutions at the same rate as our competitors, or at all, nor can we guarantee that such upgrades or new solutions will achieve market acceptance over or among competitive offerings, or at all. Therefore, these competitive pressures could have a material adverse impact on our business, results of operations or financial condition.

Gaxos Health would be adversely affected if we cannot obtain, process or distribute data we require to provide our solutions.

The success of Gaxos Health will depend on our ability to obtain, process, monetize and distribute data in the healthcare industry in a manner that complies with applicable law, regulation and contractual and restrictions. Our failure to obtain and distribute such data in a compliant manner could have a harmful effect on our ability to use and disclose such data which in turn could impair our ability to share such data with our customers or incorporate it into our services and offerings. In addition to complying with requirements in obtaining the data, the use, processing and distribution of such data may require us to obtain consent from third parties or follow additional laws, regulations or contractual restrictions that apply to the healthcare industry. Moreover, we may be subject to claims or liability for use or disclosure of information. Any such claims or liabilities and other failures to comply with applicable requirements could subject us to unexpected costs and adversely affect our operating results.

Risks Related to Our Common Stock

The market prices and trading volume of our shares of common stock may experience rapid and substantial price volatility which could cause purchasers of our common stock to incur substantial losses.

Recently, the market prices and trading volume of shares of common stock of other small publicly traded with a limited number of shares available to purchasers, have experienced rapid and substantial price volatility unrelated to the financial performance of those companies. Similarly, shares of our common stock may experience similar rapid and substantial price volatility unrelated to our financial performance, which could cause purchasers of our common stock to incur substantial losses, which may be unpredictable and not bear any relationship to our business and financial performance. Extreme fluctuations in the market price of our common stock may occur in response to strong and atypical retail investor interest, including on social media and online forums, the direct access by retail investors to broadly available trading platforms, the amount and status of short interest in our securities, access to margin debt, trading in options and other derivatives on our common stock and any related hedging and other trading factors.

If there is extreme market volatility and trading patterns in our common stock, it may create several risks for investors, including the following:

●	the market price of our common stock may experience rapid and substantial increases or decreases unrelated to our operating performance or prospects, or macro or industry fundamentals;

●	if our future market capitalization reflects trading dynamics unrelated to our financial performance or prospects, purchasers of our common stock could incur substantial losses as prices decline once the level of market volatility has abated;

●	if the future market price of our common stock declines, purchasers may be unable to resell your shares at or above the price at which you acquired them. We cannot assure you that the market of our common stock will not fluctuate or decline significantly in the future, in which case you could incur substantial losses.

Further, we may incur rapid and substantial increases or decreases in our stock price in the foreseeable future that may not coincide in timing with the disclosure of news or developments by or affecting us. Accordingly, the market price of our shares of common stock may fluctuate dramatically, and may decline rapidly, regardless of any developments in our business. Overall, there are various factors, many of which are beyond our control, that could negatively affect the market price of our common stock or result in fluctuations in the price or trading volume of our common stock, including:

●	actual or anticipated variations in our annual or quarterly results of operations, including our earnings estimates and whether we meet market expectations with regard to our earnings;

●	our current inability to pay dividends or other distributions;

●	publication of research reports by analysts or others about us or cryptocurrency including the NFT industry which may be unfavorable, inaccurate, inconsistent or not disseminated on a regular basis;

●	changes in market valuations of similar companies;

●	market reaction to any additional equity, debt or other securities that we may issue in the future, and which may or may not dilute the holdings of our existing stockholders;

●	additions or departures of key personnel;

●	actions by institutional or significant stockholders;

●	short interest in our stock and the market response to such short interest;

●	the dramatic increase in the number of individual holders of our stock and their participation in social media platforms targeted at speculative investing;

●	speculation in the press or investment community about our company or industry;

●	strategic actions by us or our competitors, such as acquisitions or other investments;

●	legislative, administrative, regulatory or other actions affecting our business, our industry, including positions taken by the Internal Revenue Service (“IRS”);

●	investigations, proceedings, or litigation that involve or affect us;

●	the occurrence of any of the other risk factors included in this Registration Statement on Form S-1; and

●	general market and economic conditions.

The price of our securities may fluctuate substantially.

You should consider an investment in our securities to be risky, and you should invest in our securities only if you can withstand a significant loss and wide fluctuations in the market value of your investment. Some factors that may cause the market price of our Common Stock to fluctuate, in addition to the other risks mentioned in this “Risk Factors” section and elsewhere in this Annual Report on Form 10-K, are:

●	sale of our Common Stock by our shareholders, executives, and directors;

●	volatility and limitations in trading volumes of our shares of Common Stock;

●	our ability to obtain financing;

●	the timing and success of introductions of new products by us or our competitors or any other change in the competitive dynamics of our industry, including consolidation among competitors;

●	our ability to attract new customers;

●	changes in our capital structure or dividend policy, future issuances of securities, sales of large blocks of Common Stock by our shareholders;

●	our cash position;

●	announcements and events surrounding financing efforts, including debt and equity securities;

●	our inability to enter into new markets or develop new products;

●	reputational issues;

●	announcements of acquisitions, partnerships, collaborations, joint ventures, new products, capital commitments, or other events by us or our competitors;

●	changes in general economic, political and market conditions in or any of the regions in which we conduct our business;

●	changes in industry conditions or perceptions;

●	analyst research reports, recommendation and changes in recommendations, price targets, and withdrawals of coverage;

●	departures and additions of key personnel;

●	disputes and litigations related to intellectual properties, proprietary rights, and contractual obligations;

●	changes in applicable laws, rules, regulations, or accounting practices and other dynamics; and

●	other events or factors, many of which may be out of our control.

In addition, if the market for stocks in our industry or industries related to our industry, or the stock market in general, experiences a loss of investor confidence, the trading price of our Common Stock could decline for reasons unrelated to our business, financial condition and results of operations. If any of the foregoing occurs, it could cause our stock price to fall and may expose us to lawsuits that, even if unsuccessful, could be costly to defend and a distraction to management.

We may acquire other companies or technologies, which could divert our management’s attention, result in dilution to our stockholders and otherwise disrupt our operations and adversely affect our operating results.

We may in the future seek to acquire or invest in businesses, applications and services or technologies that we believe could complement or expand our services, enhance our technical capabilities or otherwise offer growth opportunities. The pursuit of potential acquisitions may divert the attention of management and cause us to incur various expenses in identifying, investigating and pursuing suitable acquisitions, whether or not they are consummated.

In addition, we do not have any experience in acquiring other businesses. If we acquire additional businesses, we may not be able to integrate the acquired personnel, operations and technologies successfully, or effectively manage the combined business following the acquisition. We also may not achieve the anticipated benefits from the acquired business due to a number of factors, including:

●	inability to integrate or benefit from acquired technologies or services in a profitable manner;

●	unanticipated costs or liabilities associated with the acquisition;

●	difficulty integrating the accounting systems, operations, and personnel of the acquired business;

●	difficulties and additional expenses associated with supporting legacy products and hosting infrastructure of the acquired business;

●	difficulty converting the customers of the acquired business onto the Platform and contract terms, including disparities in the revenue, licensing, support, or professional services model of the acquired company;

●	diversion of management’s attention from other business concerns;

●	adverse effects to our existing business relationships with business partners and customers as a result of the acquisition;

●	the potential loss of key employees;

●	use of resources that are needed in other parts of our business; and

●	use of substantial portions of our available cash to consummate the acquisition.

In addition, a significant portion of the purchase price of companies we acquire may be allocated to acquired goodwill and other intangible assets, which must be assessed for impairment at least annually. In the future, if our acquisitions do not yield expected returns, we may be required to take charges to our operating results based on this impairment assessment process, which could adversely affect our results of operations.

Acquisitions could also result in dilutive issuances of equity securities or the incurrence of debt, which could adversely affect our operating results. In addition, if an acquired business fails to meet our expectations, our operating results, business and financial position may suffer.

If research analysts do not publish research about our business or if they issue unfavorable commentary or downgrade our Common Stock, our securities’ price and trading volume could decline.

The trading market for our securities may depend in part on the research and reports that research analysts publish about us and our business. If we do not maintain adequate research coverage, or if any of the analysts who cover us downgrade our stock or publish inaccurate or unfavorable research about our business, the price of our Common Stock could decline. If one or more of our research analysts ceases to cover our business or fails to publish reports on us regularly, demand for our securities could decrease, which could cause the price of our Common Stock or trading volume to decline.

Market and economic conditions may negatively impact our business, financial condition and share price.

Concerns over inflation, energy costs, geopolitical issues, the U.S. mortgage market and a declining real estate market, unstable global credit markets and financial conditions, and volatile oil prices have led to periods of significant economic instability, diminished liquidity and credit availability, declines in consumer confidence and discretionary spending, diminished expectations for the global economy and expectations of slower global economic growth going forward, increased unemployment rates, and increased credit defaults in recent years. Our general business strategy may be adversely affected by any such economic downturns, volatile business environments and continued unstable or unpredictable economic and market conditions. If these conditions continue to deteriorate or do not improve, it may make any necessary debt or equity financing more difficult to complete, more costly, and more dilutive. Failure to secure any necessary financing in a timely manner and on favorable terms could have a material adverse effect on our growth strategy, financial performance, and share price and could require us to delay or abandon development or commercialization plans.

The ability of a stockholder to recover all or any portion of such stockholder’s investment in the event of a dissolution or termination may be limited.

In the event of a dissolution or termination of the Company, the proceeds realized from the liquidation of the assets of the Company, or such subsidiaries will be distributed among the stockholders, but only after the satisfaction of the claims of third-party creditors of the Company. The ability of a stockholder to recover all or any portion of such stockholder’s investment under such circumstances will, accordingly, depend on the amount of net proceeds realized from such liquidation and the amount of claims to be satisfied therefrom. There can be no assurance that the Company will recognize gains on such liquidation, nor is there any assurance that Common Stockholders will receive a distribution in such a case.

We do not intend to pay cash dividends on our shares of Common Stock so any returns will be limited to the value of our shares.

We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends for the foreseeable future. Any return to shareholders will therefore be limited to the increase, if any, of our share price.

Our Certificate of Incorporation provides that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for substantially all disputes between the Company and its stockholders, which could limit stockholders’ ability to obtain a favorable judicial forum for disputes with the Company or its directors, officers or employees.

Our Certificate of Incorporation provides that unless the Company consents in writing to the selection of an alternative forum, the State of Delaware is the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim against the Company, its directors, officers or employees arising pursuant to any provision of the Delaware General Corporation Law (the “DGCL”) or our Certificate of Incorporation or the Company’s Bylaws, or (iv) any action asserting a claim against the Company, its directors, officers, employees or agents governed by the internal affairs doctrine, including, without limitation, any action to interpret, apply, enforce or determine the validity of the Company’s Certificate of Incorporation or Bylaws. This exclusive forum provision would not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. To the extent that any such claims may be based upon federal law claims, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.

Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. However, our Certificate of Incorporation contain a federal forum provision which provides that unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation are deemed to have notice of and consented to this provision. As this provision applies to Securities Act claims, there may be uncertainty whether a court would enforce such a provision.

These choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the Company or its directors, officers or other employees, which may discourage such lawsuits against the Company and its directors, officers and other employees. Alternatively, if a court were to find our choice of forum provisions contained in either our Certificate of Incorporation or Bylaws to be inapplicable or unenforceable in an action, the Company may incur additional costs associated with resolving such action in other jurisdictions, which could harm its business, results of operations, and financial condition.

We are an “emerging growth company” and are able to avail ourselves of reduced disclosure requirements applicable to emerging growth companies, which could make our Common Stock less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and we have elected to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. In addition, pursuant to Section 107 of the JOBS Act, as an “emerging growth company” we have elected to take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act, for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. As such, our financial statements may not be comparable to companies that comply with public company effective dates.

We cannot predict if investors will find our Common Stock less attractive because we may rely on these exemptions. If some investors find our Common Stock less attractive as a result, there may be a less active trading market for our Common Stock and our stock price may be more volatile. We may take advantage of these reporting exemptions until we are no longer an “emerging growth company.” We will remain an “emerging growth company” until the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1.235 billion or more; (ii) the last day of our fiscal year following the fifth anniversary of the date of the completion of our initial public offering; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC.

Financial reporting obligations of being a public company in the United States are expensive and time-consuming, and our management will be required to devote substantial time to compliance matters.

As a publicly traded company, we will incur significant additional legal, accounting and other expenses that we did not incur as a private company. The obligations of being a public company in the United States require significant expenditures and will place significant demands on our management and other personnel, including costs resulting from public company reporting obligations under the Exchange Act and the rules and regulations regarding corporate governance practices, including those under the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), the Dodd-Frank Wall Street Reform and Consumer Protection Act, and the listing requirements of the stock exchange on which our securities are listed. These rules require the establishment and maintenance of effective disclosure and financial controls and procedures, internal control over financial reporting and changes in corporate governance practices, among many other complex rules that are often difficult to implement, monitor and maintain compliance with. Moreover, despite recent reforms made possible by the JOBS Act, the reporting requirements, rules, and regulations will make some activities more time-consuming and costly, particularly after we are no longer an “emerging growth company.” In addition, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance. Our management and other personnel will need to devote a substantial amount of time to ensure that we comply with all of these requirements and to keep pace with new regulations, otherwise we may fall out of compliance and risk becoming subject to litigation or being delisted, among other potential problems.

If we fail to comply with the rules under Sarbanes-Oxley related to accounting controls and procedures in the future, or, if we discover material weaknesses and other deficiencies in our internal control and accounting procedures, our stock price could decline significantly and raising capital could be more difficult.

Section 404 of Sarbanes-Oxley requires annual management assessments of the effectiveness of our internal control over financial reporting. If we fail to comply with the rules under Sarbanes-Oxley related to disclosure controls and procedures in the future, or, if we discover material weaknesses and other deficiencies in our internal control and accounting procedures, our stock price could decline significantly and raising capital could be more difficult. If material weaknesses or significant deficiencies are discovered or if we otherwise fail to achieve and maintain the adequacy of our internal control, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of Sarbanes-Oxley. Moreover, effective internal controls are necessary for us to produce reliable financial reports and are important to helping prevent financial fraud. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our Common Stock could drop significantly.

Changes in our tax rates or exposure to additional tax liabilities, and changes to tax laws and interpretations of tax laws could adversely affect our earnings and financial condition.

We are subject to taxes in the United States and in various foreign jurisdictions. Significant judgment will be required to determine our worldwide income tax provision, tax assets, and accruals for other taxes, and there are many transactions and calculations where the ultimate tax determination is uncertain. Our effective income tax rate is based in part on our corporate operating structure and the manner in which we operate our business and develop, value and use our intellectual property. Taxing authorities in jurisdictions in which we operate may challenge and audit our methodologies for calculating our income taxes, which could increase our effective income tax rate and have an adverse impact on our results of operations and cash flows. In addition, our provision for income taxes is materially affected by our profit levels, changes in our business, changes in the mix of earnings in countries with differing statutory tax rates, changes in the elections we make, changes in the valuation of our deferred tax assets and liabilities, or changes in applicable tax laws or interpretations of existing income and withholding tax laws, as well as other factors. For example, the outcome of future guidance related to the U.S. Tax Act could cause us to change our analysis and materially impact our previous estimates and financial statements.

In addition, changes to U.S. federal, state, or international tax laws or their applicability to corporate multinationals in the countries in which we do business may affect our effective tax rates and cash taxes, cause us to change the way in which we structure our business and resulted in other costs. Our effective tax rate also could be adversely affected by changes in our valuation allowances for deferred tax assets. Actual financial results also may differ materially from our current estimates and could have a material impact on our assessment of the valuation allowance.

Our principal stockholders and management own a significant percentage of our stock and will be able to exert significant control over matters subject to stockholder approval.

Our directors, executive officers, and each of our stockholders who owned greater than 5% of our outstanding Common Stock beneficially, as of March 27, 2024, own approximately 32.41% of our Common Stock. Accordingly, these stockholders have and will continue to have significant influence over the outcome of corporate actions requiring stockholder approval, including the election of directors, a merger, the consolidation or sale of all or substantially all of our assets or any other significant corporate transaction. The interests of these stockholders may not be the same as or may even conflict with our other investors’ interests.

Our Certificate of Incorporation, our Bylaws, and Delaware law may have anti-takeover effects that could discourage, delay or prevent a change in control, which may cause our stock price to decline.

Anti-takeover provisions may limit the ability of another party to acquire us, which could cause our stock price to decline. Our Certificate of Incorporation, Bylaws and Delaware law contain provisions that could discourage, delay or prevent a third party from acquiring us, even if doing so may be beneficial to our stockholders. In addition, these provisions could limit the price investors would be willing to pay in the future for shares of our Common Stock.

Certain provisions of our certificate of incorporation and Delaware law make it more difficult for a third party to acquire us and make a takeover more difficult to complete, even if such a transaction were in stockholders’ interest.

Our certificate of incorporation and the Delaware General Corporation Law contain certain provisions that may have the effect of making it more difficult or delaying attempts by others to obtain control of our Company, even when these attempts may be in the best interests of our stockholders. We also are subject to the anti-takeover provisions of the Delaware General Corporation Law, which prohibits us from engaging in a “business combination” with an “interested stockholder” unless the business combination is approved in a prescribed manner and prohibits the voting of shares held by persons acquiring certain numbers of shares without obtaining requisite approval. The statutes and our certificate of incorporation have the effect of making it more difficult to effect a change in control of our Company. On January 10, 2024, the board of directors (the “Board”) of the Company approved an amendment (the “Amendment”) to the bylaws (the “Bylaws”), effective as of January 10, 2024. The Amendment amends and restates Article 2, Section 2.4 in its entirety to lower quorum requirement for shareholder meetings from requiring the holders of a majority in voting power of the stock issued and outstanding and entitled to vote, present in person, or by remote communication, if applicable, or represented by proxy to one-third in voting power of the stock issued and outstanding and entitled to vote, present in person, or by remote communication, if applicable, or represented by proxy.

If our shares become subject to the penny stock rules, it would become more difficult to trade our shares.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. If we do not obtain or retain a listing on the Nasdaq Capital Market or if the price of our Common Stock falls below $5.00, our Common Stock will be deemed a penny stock. The penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document containing specified information. In addition, the penny stock rules require that before effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements would likely have the effect of reducing the trading activity in the secondary market for our Common Stock, and therefore stockholders may have difficulty selling their shares.

FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules described above, the Financial Industry Regulatory Authority, Inc. (“FINRA”), has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative, low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. The FINRA requirements may make it more difficult for broker-dealers to recommend that their customers buy our Common Stock, which may have the effect of reducing the level of trading activity in our Common Stock. As a result, fewer broker-dealers may be willing to make a market in our Common Stock, reducing a stockholder’s ability to resell shares, as well as overall liquidity, of our Common Stock.

We may be considered a smaller reporting company and will be exempt from certain disclosure requirements, which could make our Common Stock less attractive to potential investors.

Rule 12b-2 of the Exchange Act, defines a “smaller reporting company” as an issuer that is not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent that is not a smaller reporting company and that:

●	had a public float of less than $250 million as of the last business day of its most recently completed second fiscal quarter, computed by multiplying the aggregate worldwide number of shares of its voting and non-voting common equity held by non-affiliates by the price at which the common equity was last sold, or the average of the bid and asked prices of common equity, in the principal market for the common equity; or

●	in the case of an initial registration statement under the Securities Act of 1933, as amended (“Securities Act”), or the Exchange Act for shares of its common equity, had a public float of less than $250 million as of a date within 30 days of the date of the filing of the registration statement, computed by multiplying the aggregate worldwide number of such shares held by non-affiliates before the registration plus, in the case of a Securities Act registration statement, the number of such shares included in the registration statement by the estimated public offering price of the shares; or

●	in the case of an issuer whose public float was zero, had annual revenues of less than $100.0 million during the most recently completed fiscal year for which audited financial statements are available.

As a smaller reporting company, we would not be required and may not include a Compensation Discussion and Analysis section in our proxy statements; we would provide only two years of financial statements; and we would not need to provide the table of selected financial data. We also would have other “scaled” disclosure requirements that are less comprehensive than issuers that are not smaller reporting companies which could make our Common Stock less attractive to potential investors, and also could make it more difficult for our stockholders to sell their shares.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale by the Selling Stockholders of the Common Stock. Upon any exercise of the Warrants by payment of cash, however, we will receive the exercise price of the Warrants, which, if exercised in cash with respect to the 3,005,642 shares of Common Stock offered hereby, would result in gross proceeds to us of approximately $9.7 million. However, we cannot predict when and in what amounts or if the Warrants will be exercised by payments of cash and it is possible that the Warrants may expire and never be exercised, in which case we would not receive any cash proceeds.

DIVIDEND POLICY

We have never paid cash dividends on our Common Stock and we do not anticipate paying cash dividends in the foreseeable future, but intend to retain our capital resources for reinvestment in our business. Any future determination to pay cash dividends on our Common Stock will be at the discretion of our board of directors and will be dependent upon our financial condition, results of operations, capital requirements and other factors as the board of directors deems relevant.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

We are a technology-based company that is developing applications aimed at redefining the way we utilize artificial intelligence (“AI”) to optimize the user experience. We are committed to addressing the need for AI solutions in both health and entertainment.

Gaxos Gaming

Our flagship product is our gaming platform called “Gaxos” (the “Platform” or “Gaxos Gaming”), created with a vision to develop, design, acquire, and manage conventional games and to combine these games with unconventional game mechanisms, such as the ability for gamers and developers to utilize artificial intelligence to create and design in-game features, as well as to mint unique in-game features, such as skins, characters, weapons, gear, levels, and virtual lands, in the form of non-fungible tokens, or “NFTs,” that will allow users to have unique experiences and more control over in-game assets.

In 2023, we launched our own proprietary games that are simple and fun to play, and that offer gamers the ability to utilize AI to personalize their gaming experience as well as to mint their own affordable NFTs, with unique and exclusive features, that can be utilized across the network of games and platform that we intend to build. As of December 31, 2023, we have launched four games, Space Striker AI, Brawl Bots, BattleFleet AI, and Jigsaw Puzzle AI. Space Striker AI allows players to engage in a captivating storyline and exciting retro shooting space action in the players AI-generated spaceship. Players can fuse crystals to upgrade their ship parts to craft, clash and conquer the galaxy all within a dynamic free-to-play economy. Brawl Bots immerses users in high-octane battles in real time against other players, in solo play or teams. Each player gets to control their own exclusive Bot character, ensuring a personalized gaming experience. BattleFleet AI is a take on the classic Battleship game with AI elements that allow gamers to design their ships. Jigsaw Puzzle AI lets gamers solve preloaded jigsaw puzzles as well as design and solve new jigsaw puzzles using AI.

In addition to launching our own proprietary games, Gaxos Gaming is developing an artificial intelligence solution for game developers and studios. The solution is intended to offer a transformative generative AI service that empowers the gaming industry to create without limits through dynamic content generation, seamless integration, and personalized solutions. Key features of the product will be:

-	AI-Powered Creativity: Reduces creative asset development time from hours to minutes, transforming artistic visions into reality with ease.

-	Seamless Integration: With plug-and-play functionality for Unity and upcoming support for Unreal Engine, integration is effortless into existing workflows.

-	Dynamic Content Generation: User-Generated-Ai-Content (“UGAiC”) feature offers new experiences with each playthrough by letting gamers use AI in real time, fostering a dynamic gaming environment.

-	Customized Solutions: From personalized AI models and templates to expert consulting services, offering to include custom solutions to meet unique needs of each developer.

Gaxos Health

Recently, we began to develop a new initiative, Gaxos Health, which is dedicated to revolutionizing personal health and wellness by developing a suite of innovative AI-powered health optimization solutions. Gaxos Health will integrate AI-driven insights with individual biometric data and health goals to create web and application based personalized wellness strategies for users. We believe that this cutting-edge approach will redefine preventative medicine, offering unparalleled personalization in health and wellness. Gaxos Health solutions will analyze a wide range of health data to provide tailored wellness plans and address the growing demand for personalized health solutions. We believe that this technology is not just a step but a leap forward in empowering individuals to take control of their health and longevity with AI’s precision and intelligence.

We launched the AI-powered health optimization product in the third quarter of 2024.

Basis of Presentation

The unaudited financial statements contained herein have been prepared in accordance with U.S. Generally Accepted Accounting Principles (“US GAAP”) and the requirements of the Securities and Exchange Commission (“SEC”).

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates in the accompanying financial statements include valuation of investments, valuation of intangible assets and other long-lived assets, estimates of deferred tax valuation allowances and the fair value of stock options issued for services.

Critical Accounting Estimates

Critical accounting estimates are those estimates made in accordance with generally accepted accounting principles that involve a significant level of estimation uncertainty and have had or are reasonably likely to have a material impact on our financial condition or results of operations. We consider the following to be critical accounting estimates.

Intangible assets

Intangible assets, consisting of software licenses and technology licenses, are carried at cost less accumulated amortization, computed using the straight-line method over the estimated useful life of 5 years, less any impairment charges. We test intangible assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset or asset group may not be recoverable. Recoverability of assets is determined by comparing the estimated undiscounted future cash flows of the asset or asset group to their carrying amount. If the carrying value of the assets exceeds their estimated undiscounted future cash flows, an impairment loss would be determined as the difference between the fair value of the assets and its carrying value. Typically, the fair value of the assets would be determined using a discounted cash flow model which would be sensitive to judgments of what constitutes an asset group and certain assumptions such as estimated future financial performance, discount rates, and other assumptions that marketplace participants would use in their estimates of fair value. There have been no material changes in the underlying assumptions and estimates used in these calculations in the relevant period. The accounting estimate related to asset impairments is highly susceptible to change from period to period because it requires management to make assumptions about the existence of impairment indicators and cash flows over future years. These assumptions impact the amount of an impairment, which could materially adversely impact the statements of operations.

Stock-based compensation

Stock-based compensation is accounted for based on the requirements of ASC 718 – “Compensation–Stock Compensation”, which requires recognition in the financial statements of the cost of employee, non-employee and director services received in exchange for an award of equity instruments over the period the employee or director is required to perform the services in exchange for the award (presumptively, the vesting period). The ASC also requires measurement of the cost of employee and director services received in exchange for an award based on the grant-date fair value of the award. The Company has elected to account for forfeitures as they occur. We recognize compensation costs resulting from the issuance of stock-based awards to employees, non-employees, and directors as an expense in the statements of operations over the requisite service period based on a measurement of fair value for each stock-based award. The fair value of each option granted is estimated as of the date of grant using the Black-Scholes-Merton option-pricing model, net of actual forfeitures. The fair value is amortized as compensation cost on a straight-line basis over the requisite service period of the awards, which is generally the vesting period. The Black-Scholes-Merton option-pricing model includes various assumptions, including the fair market value of our common stock, expected life of stock options, the expected volatility, and the expected risk-free interest rate, among others. These assumptions reflect our best estimates, but they involve inherent uncertainties based on market conditions generally outside of our control. As a result, if other assumptions had been used, stock-based compensation expense, as determined in accordance with authoritative guidance, could have been materially impacted. Furthermore, if we use different assumptions on future grants, stock-based compensation expense could be materially affected in future periods.

Capital Expenditures

We do not have any contractual obligations for ongoing capital expenditures at this time. We do, however, purchase equipment and software necessary to conduct our operations on an as needed basis.

Results of Operations

Comparison of Our Results of Operations for the Year Ended December 31, 2023 and 2022.

Revenue

During the year ended December 31, 2023, we generated revenue of $256. During the year ended December 31, 2022, we did not generate any revenues from operations. Once we achieve a critical mass of users, we plan to offer new features and to charge fees in order to generate revenues from these added features.

Operating Expenses

During the years ended December 31, 2023 and 2022, we incurred operating expenses of $4,015,541 and $1,424,096, respectively, an increase of $2,591,445, or 182.0%. Operating consisted of the following:

Research and development fees

We enter into agreements with third-party developers that require us to make payments for game and software development services upon reaching the application development stage. In exchange for our payments, we receive the exclusive publishing and distribution rights to the finished game title and software. During the preliminary project stage and prior to the application development stage of the product, we record any costs incurred by third-party developers as research and development expenses.

We capitalize all development and production service payments to third-party developers as internal-use software development costs and licenses once we reach the application development stage. During the years ended December 31, 2023 and 2022, we reported research and development fees of $915,818 and $824,523, respectively, an increase of $91,295, or 11.1%, primarily due to an increase in labor and outside development costs incurred in connection with the development of games and our platform. We expect research and development fees to increase in the future as development of games accelerates.

General and administrative expenses

For the years ended December 31, 2023 and 2022, general and administrative expenses consisted of the following:

	For the Year Ended December 31, 2023	For the Year Ended December 31, 2022
Compensation and related benefit	$1,432,427	$369,914
Professional fees	1,066,969	164,495
Other general and administrative expenses	547,964	65,164
Total general and administrative expenses	$3,047,360	$599,573

Compensation and related benefits

During the years ended December 31, 2023 and 2022, compensation and related benefits amounted to $1,432,427 and $369,914, respectively, an increase of $1,062,513, or 287.2%. The increase during the year ended December 31, 2023 compared to the year ended December 31, 2022 was primarily attributable to the accretion of stock-based compensation related to issuance of stock options to executive officers, directors and employees of $722,079 and the hiring of executive officers and employees beginning in February 2023, which increased wages by approximately $274,000 over fiscal 2022.

Professional fees

During the years ended December 31, 2023 and 2022, we incurred professional fees of $1,066,969 and $164,495, respectively, an increase of $902,474, or 548.6%, attributable to an increase in stock-based consulting fees attributable to the accretion of stock-based consulting fees related to issuance of stock options to consultants of $214,275, an increase in investor relations fees of $374,970, an increase in legal fees of $138,912, an increase in accounting fees of $24,688, an increase in advisory fees of $147,500, and an increase in director fees of $39,375, offset by a decrease in other professional fees of $37,246.

Other general and administrative expenses

General and administrative expenses consist of advertising and marketing expenses, office expenses, insurance, listing fees, computer and interest expenses, travel expenses, amortization expense, and other general business expenses. During the years ended December 31, 2023 and 2022, we incurred general and administrative expenses of $547,964 and $65,164, respectively, an increase of $482,800, or 741.0%. Generally, the increase in other general and administrative expenses during the year ended December 31, 2023 as compared to the year ended December 31, 2022 was attributable to a ramp up of operations which began in February 2023 following the Company’s IPO.

Impairment loss

On August 9, 2023 and effective August 1, 2023, the Company and Columbia University agreed to the termination of the Software and Patent License Agreement between the Company and The Trustees of Columbia University in the City of New York, dated August 29, 2022. Accordingly, as of December 31, 2023, we wrote off the remaining unamortized book value of the intangible asset of $52,363, and during the year ended December 31, 2023, we recorded an impairment loss of $52,363, which is included in operating expenses on the accompanying statement of operations and comprehensive loss.

Loss from operations

During the years ended December 31, 2023 and 2022, we reported a loss from operations of $4,015,285 and $1,424,096, respectively, an increase of $2,591,189, or 182.0%. The increase in loss from operations was due to the increases in research and development and general and administrative expenses discussed above.

Other income

During the years ended December 31, 2023 and 2022, we reported other income of $67,188 and $2,924, respectively, which consisted of interest income in both years and a realized gain on short-term investments in 2023. The increase is primarily due to the short-term investments acquired by the Company during the year ended December 31, 2023.

Net loss

During the years ended December 31, 2023 and 2022, our net loss amounted to $3,948,097 and $1,421,172, respectively, an increase of $2,526,925, OR 177.8%. During the years ended December 31, 2023 and 2022, our comprehensive loss amounted to $3,852,312, or a net loss per common share of $0.33 (basic and diluted) and $1,421,172, or a net loss per common share of $0.14 (basic and diluted), respectively, an increase of $2,431,140, or 171.1%.

Liquidity, Capital Resources and Plan of Operations

Liquidity is the ability of a company to generate funds to support its current and future operations, satisfy its obligations, and otherwise operate on an ongoing basis. On December 31, 2023, we had a cash balance of $1,024,710, had short-term investments of $2,592,689, and had working capital of $3,372,503. On February 17, 2023, we completed an initial public offering (“IPO”) and sold 140,563 shares of its common stock at a price to the public of $49.80 per share for gross proceeds of $7,000,000. We received net proceeds of $5,958,470 which is net of offering related expenses paid with proceeds of $1,041,530. We also reclassified $202,559 of deferred offering costs as of December 31, 2022 to additional paid in capital upon completing the IPO which resulted in total net proceeds, after equity issuance costs, of $5,755,871. During the year ended December 31, 2023, we used net cash in operations of $2,980,592 and purchased liquid short-term investments of $3,491,242.

On March 13, 2024, we entered into a securities purchase agreement with an institutional investor for the issuance and sale in a private placement of (i) 108,000 shares of the Company’s common stock (the “Common Stock”), (ii) pre-funded warrants to purchase 520,367 shares of Common Stock, (iii) series A warrants to purchase up to 628,367 shares of Common Stock, and (iv) series B warrants to purchase up to 628,367 shares Common Stock. The purchase price of each share of Common Stock and associated warrants was $5.57 and the purchase price of each pre-funded warrant and associated warrants was $5.569. The private placement closed on March 15, 2024 and the aggregate gross proceeds of $3,499,484, before deducting placement agent fees and expenses and estimated offering expenses payable by the Company. The Company intends to use the net proceeds received from the Private Placement for general corporate purposes and working capital.

Until such time that the Company implements its growth strategy, we expect to continue to generate operating losses in the foreseeable future, mostly due to corporate overhead, research and development, and costs of being a public company. We believe that our existing working capital and cash on hand will provide sufficient cash to enable the Company to meet its operating needs and debt requirements for the next twelve months from the issuance date of this report.

Cash Flows from Operating Activities

For the year ended December 31, 2023, net cash used in operations was $2,980,592, which primarily resulted from our net loss of $3,948,097, adjusted for the add back of amortization expense of $10,649, stock-based compensation to employees and consultants of $936,354, a realized gain on short-term investments of $(20,662), and impairment loss of $52,363, and changes in operating asset and liabilities such as an increase in prepaid expenses and other current assets of $24,732, a decrease in accounts payable of $29,930, and an increase in accrued expenses of $43,471.

For the year ended December 31, 2022, net cash used in operations was $1,260,425, which primarily resulted from our net loss of $1,421,172, adjusted for the add back of amortization expense of $4,189 and changes in operating asset and liabilities such as an increase in accounts payable of $148,761 and an increase in accrued expenses of $8,197, offset by a decrease of $400 in prepaid expenses and other current assets.

Cash Flows from Investing Activities

For the year ended December 31, 2023, net cash used in investing activities was $2,533,213, which resulted from the purchase of short-term investments of $3,491,242 and an increase in capitalized internal-use software development costs of $56,971, offset by proceeds received from the sale of short-term investments of $1,015,000.

For the year ended December 31, 2022, net cash used in investing activities was $62,836, which resulted from the execution of a software and patent license agreement.

Cash Flows from Financing Activities

For the year ended December 31, 2023, net cash provided by financing activities was $5,858,734. On February 17, 2023, we closed an IPO pursuant to which we issued 1,686,755 of our common stock for gross proceeds of approximately $7 million and net proceeds of $5,958,470, after deducting underwriting discounts and commissions, and offering expenses. Additionally, during the year ended December 31, 2023, we purchased and cancelled 244,184 treasury shares for $99,736, or at an average price of $0.408 per share.

For the year ended December 31, 2022, net cash used in financing activities was $75,099 and consisted of the payment of deferred offering costs, offset by proceeds from subscriptions receivable of $37,500.

Our ultimate success is dependent on our ability to obtain additional financing and generate sufficient cash flow to meet our obligations on a timely basis. We will require significant amounts of capital to sustain operations, and we will need to make the investments we need to execute our longer-term business plan to support new technologies and help advance innovation. Absent generation of sufficient revenue from the execution of our long-term business plan, we will need to obtain debt or equity financing, especially if we experience downturns in our business that are more severe or longer than anticipated, or if we experience significant increases in expense levels resulting from being a publicly-traded company or from operations. Such additional debt or equity financing may not be available to us on favorable terms, if at all. We plan to pursue our plans with respect to the research and development of our products which will require resources beyond those that we currently have, ultimately requiring additional capital from third party sources. However, we believe the net proceeds received in the IPO that closed in February 2023 will be sufficient to meet our financial obligations for at least the next 12 months.

Comparison of Our Results of Operations for the Three and Nine Months Ended September 30, 2024 and 2023.

Revenue

During the three and nine months ended September 30, 2024, we generated revenues of $2,704 and $2,723, respectively, primarily from the sale of health coaching packages to its customers. Health coaching packages consist of a series of lab tests and personal health coaching sessions. We did not generate during the 2023 periods.

Operating Expenses

During the three months ended September 30, 2024 and 2023, we incurred operating expenses of $908,573 and $873,616, respectively, an increase of $34,957, or 4.0%. During the nine months ended September 30, 2024 and 2023, we incurred operating expenses of $2,806,934 and $3,184,549, respectively, a decrease of $377,615, or 11.9%. For the three and nine months ended September 30, 2024 and 2023, operating expenses consisted of the following:

Research and development expenses

We enter into agreements with third-party developers that require us to make payments for game and software development services. In exchange for our payments, we receive the exclusive publishing and distribution rights to the finished game title and software. During the preliminary project stage and prior to the application development stage of the product, we record any costs incurred by third-party developers as research and development expenses.

We capitalize all development and production service payments to third-party developers as internal-use software development costs and licenses once we reach the application development stage. Prior to this stage, we expense all research and development fees. During the three months ended September 30, 2024 and 2023, we reported research and development expense of $252,657 and $258,405, respectively, a decrease of $5,748, or 2.2%. The decrease is primarily due to a decrease in outside development costs incurred in connection with the development of Gaxos Games offset by an increase in development of the Gaxos Health platforms. During the nine months ended September 30, 2024 and 2023, we reported research and development expense of $684,327 and $630,574, respectively, an increase of $53,753, or 8.5%. The increase is primarily due to an increase in outside development costs incurred in connection with the development of Gaxos Health platforms offset by a decrease in outside development costs incurred in connection with the development of Gaxos Games. We expect research and development expenses to increase in the future as development of Gaxos Games and Gaxos Health accelerates.

General and administrative expenses

	For the Three Months ended September 30, 2024	For the Three Months ended September 30, 2023	For the Nine Months ended September 30, 2024	For the Nine Months ended September 30, 2023
Compensation and related benefit	$172,502	$208,365	$689,565	$1,202,199
Professional fees	259,167	254,553	819,528	952,431
Other general and administrative expenses	224,247	152,293	613,514	346,982
Total general and administrative expenses	$655,916	$615,211	$2,122,607	$2,501,612

Compensation and related benefits

During the three months ended September 30, 2024 and 2023, compensation and related benefits amounted to $172,502 and $208,365, respectively, a decrease of $35,863, or 17.2%. The decrease during the three months ended September 30, 2024 compared to the three months ended September 30, 2023 was primarily attributable to a decrease in executive officer and employee compensation.

During the nine months ended September 30, 2024 and 2023, compensation and related benefits amounted to $689,565 and $1,202,199, respectively, a decrease of $512,634, or 42.6%. The decrease during the nine months ended September 30, 2024 compared to the nine months ended September 30, 2023 was primarily attributable to a decrease in accretion of stock-based compensation related to issuance of stock options to executive officers, directors and employees of $640,537, offset by an increase in executive officer and employee compensation of $127,903.

Professional fees

During the three months ended September 30, 2024 and 2023, we incurred professional fees of $259,167 and $254,553, respectively, an increase of $4,614, or 1.8%, attributable to an increase in advisory fees of $129,500, offset by a decrease in other professional fees of $124,886.

During the nine months ended September 30, 2024 and 2023, we incurred professional fees of $819,528 and $952,431, respectively, a decrease of $132,903, or 13.9%, attributable to a decrease in stock-based consulting fees due to the accretion of stock options expense to consultants of $189,699, and a decrease in investor relations fees of $328,050, offset by an increase in advisory fees of $306,695 and an increase in other professional fees of $78,151.

Other general and administrative expenses

General and administrative expenses consist of advertising and marketing expenses, office expenses, insurance, listing fees, computer and interest expenses, travel expenses, amortization expense, and other general business expenses. During the three months ended September 30, 2024 and 2023, we incurred general and administrative expenses of $224,247 and $152,293, respectively, an increase of $71,954, or 47.2%. During the nine months ended September 30, 2024 and 2023, we incurred general and administrative expenses of $613,514 and $346,982, respectively, an increase of $266,532, or 76.8%. Generally, the increase in other general and administrative expenses during the three and nine months ended September 30, 2024 as compared to the three and nine months ended September 30, 2023 was primarily attributable to an increase in advertising and marketing expenses and a ramp up of operations which began in February 2023 following the Company’s IPO.

Impairment loss

On August 9, 2023 and effective August 1, 2023, the Company and Columbia University agreed to the termination of the Software and Patent License Agreement between the Company and The Trustees of Columbia University in the City of New York, dated August 29, 2022. Accordingly, as of September 30, 2023, we wrote off the remaining unamortized book value of the intangible asset of $52,363, and during the nine months ended September 30, 2023, recorded an impairment loss of $52,363, which is included in operating expenses on the accompany statement of operations and comprehensive loss.

Loss from operations

During the three months ended September 30, 2024 and 2023, we reported a loss from operations of $905,869 and $873,616, respectively, an increase of $32,253, or 3.7%. During the nine months ended September 30, 2024 and 2023, we reported a loss from operations of $2,804,211 and $3,184,549, respectively, a decrease of $380,338, or 11.9%. The change in loss from operations was due to changes in general and administrative expenses, research and development, and impairment loss as discussed above.

Other income

During the three months ended September 30, 2024 and 2023, we reported other income of $41,459 and $16,557, respectively, an increase of $24,902, or 150.4%. This increase is attributable to an increase in interest income. During the nine months ended September 30, 2024 and 2023, we reported other income of $218,418 and $37,415, respectively, an increase of $181,003, or 483.8%. This increase is attributable to an increase in interest income of $59,238. Additionally, we recorded a realized gain on short-term investments during the nine months ended September 30, 2024 and 2023 of $121,765 and $0, respectively.

Net loss

During the three months ended September 30, 2024 and 2023, our net loss amounted to $864,410, or a net loss per common share of $0.61 (basic and diluted) and $857,059, or a net loss per common share of $0.85 (basic and diluted), respectively, an increase of $7,351, or 0.86%. During the three months ended September 30, 2024 and 2023, our total comprehensive loss amounted to $864,410 and $815,218, respectively, an increase of $49,192, or 6.0%.

During the nine months ended September 30, 2024 and 2023, our net loss amounted to $2,585,793, or a net loss per common share of $1.95 (basic and diluted) and $3,147,134, or a net loss per common share of $3.20 (basic and diluted), respectively, a decrease of $561,341, or 17.8%. During the nine months ended September 30, 2024 and 2023, our total comprehensive loss amounted to $2,668,279 and $3,067,488, respectively, a decrease of $389,325, or 12.7%.

Liquidity, Capital Resources and Plan of Operations

Liquidity is the ability of a company to generate funds to support its current and future operations, satisfy its obligations, and otherwise operate on an ongoing basis. On September 30, 2024, we had a cash balance of $5,227,894, had short-term investments of $1,416,056, and had working capital of $6,525,650.

On March 13, 2024, we entered into a securities purchase agreement (the “March 2024 Purchase Agreement”) with an institutional investor (“the “Purchaser”) for the issuance and sale in a private placement (the “March 2024 Private Placement”) of aggregate Units consisting of (i) 108,000 shares of the Company’s common stock, (ii) series A warrants to purchase up to 628,367 shares of the Company’s common stock (the “Series A Warrants”), and (iii) series B warrants to purchase up to 628,367 shares of the Company’s common stock (the “Series B Warrants” and together with the Series A Warrants, the “March 2024 Common Warrants”). The purchase price of each Unit consisted of one share of the Company’s common stock and associated March 2024 Common Warrants, was $5.57 per Unit for aggregate gross proceeds of $601,560. Additionally, we sold pre-funded warrants to purchase up to 520,367 shares of the Company’s common stock (the “Pre-Funded Warrants”). Pre-funded Warrants are a type of warrant that allows the warrant holder to purchase a specified number of a company’s securities at a nominal exercise price. The purchase price of each Pre-Funded Warrant was $5.569 for aggregate gross proceeds of $2,897,924. In connection with this March 2024 Private Placement, we raised aggregate gross proceeds of $3,499,484 consisting of $601,560 from the sales of common stock units and $2,897,924 from the sale of pre-funded warrants, and we received net proceeds of $3,056,984, net of offering costs paid to the placement agent of $382,500 and legal fees of $60,000, which were netted against the $601,560 of gross proceeds from the sale of common stock units for net proceeds allocated to the sale of common stock units of $159,060. We are using the net proceeds received from the March 2024 Private Placement for general corporate purposes and working capital.

On September 20, 2024, we entered into an inducement offer agreement with the Holder of the March 2024 Common Warrants to immediately exercise for cash an aggregate 1,256,734 of the March 2024 Common Warrants to purchase shares of the Company’s common stock at a reduced exercise price of $2.58 per share for gross proceeds to the Company of $3,242,374 and we received net proceeds of $2,834,843 after deducting placement agent fees of $376,552 and other offering expenses paid by the Company of $30,979. The exercised March 2024 Common Warrants were issued pursuant to a March 2024 Purchase Agreement dated March 13, 2024 by and between the Company and the Holder. Each March 2024 Common Warrant was initially exercisable at an original exercise price of $5.50 per share.

Until such time that the Company implements its growth strategy, we expect to continue to generate operating losses in the foreseeable future, mostly due to corporate overhead, research and development, and costs of being a public company. We believe that our existing working capital and cash on hand will provide sufficient cash to enable the Company to meet its operating needs and debt requirements for the next twelve months from the issuance date of this report.

Cash Flows from Operating Activities

For the nine months ended September 30, 2024, net cash used in operations was $2,512,166, which primarily resulted from our net loss of $2,585,793, adjusted for the add back of amortization expense of $37,036, stock-based compensation to employees of $84,190, and a realized gain on short-term investments of $121,765, and changes in operating asset and liabilities such as an increase in prepaid expenses and other current assets of $61,477, an increase in accounts payable of $113,406, and an increase in accrued expenses of $19,089.

For the nine months ended September 30, 2023, net cash used in operations was $2,307,697, which primarily resulted from our net loss of $3,147,134, adjusted for the add back of amortization expense of $6,968, stock-based compensation to employees and consultants of $914,426, and impairment loss of $52,363, and changes in operating asset and liabilities such as an increase in prepaid expenses and other current assets of $79,319, a decrease in accounts payable of $65,967, and an increase in accrued expenses of $10,966.

Cash Flows from Investing Activities

For the nine months ended September 30, 2024, net cash provided by investing activities was $842,604, which resulted from proceeds received from the sale of short-term investments of $3,312,205, offset by cash used for the purchase of short-term investments of $2,096,293, the purchase of equity securities of $199,998, an increase in capitalized internal-use software development costs of $23,310, and the purchase of an intangible asset of $150,000.

For the nine months ended September 30, 2023, net cash used in investing activities was $3,515,867, which resulted from the purchase of short-term investments of $3,491,242 and an increase in capitalized software development costs of $24,625. For the nine months ended September 30, 2022, there was no net cash used in investing activities.

Cash Flows from Financing Activities

For the nine months ended September 30, 2024, net cash provided by financing activities was $5,872,746. On March 13, 2024, we entered into the March 2024 Private Placement of aggregate Units consisting of (i) 108,000 shares of the Company’s common stock, (ii) the March 2024 Common Warrants. The purchase price of each Unit consisted of one share of the Company’s common stock and associated March 2024 Common Warrants, was $5.57 per Unit for aggregate gross proceeds of $601,560. Additionally, we sold pre-funded warrants to purchase up to 520,367 shares of the Company’s common stock (the “Pre-Funded Warrants”). Pre-funded Warrants are a type of warrant that allows the warrant holder to purchase a specified number of a company’s securities at a nominal exercise price. The purchase price of each Pre-Funded Warrant was $5.569 for aggregate gross proceeds of $2,897,924. In connection with this March 2024 Private Placement, we raised aggregate gross proceeds of $3,499,484 consisting of $601,560 from the sales of common stock units and $2,897,924 from the sale of pre-funded warrants, and we received net proceeds of $3,056,984, net of offering costs paid to the placement agent of $382,500 and legal fees of $60,000, which were netted against the $601,560 of gross proceeds from the sale of common stock units for net proceeds allocated to the sale of common stock units of $159,060. Additionally, on September 20, 2024, we entered into an inducement offer agreement with the Holder of the March 2024 Common Warrants to immediately exercise for cash an aggregate 1,256,734 of the March 2024 Common Warrants to purchase shares of the Company’s common stock at a reduced exercise price of $2.58 per share for gross proceeds to the Company of $3,242,374 and the Company received net proceeds of $2,834,843 after deducting placement agent fees of $376,552 and other offering expenses paid by the Company of $30,979. Furthermore, during the nine months ended September 30, 2024, we purchased and cancelled 6,846 treasury shares for $19,602, or at an average price of $2.86 per share.

For the nine months ended September 30, 2023, net cash provided by financing activities was $5,908,760. On February 17, 2023, we closed an IPO pursuant to which we issued 1,686,755 of our common stock for gross proceeds of approximately $7 million and net proceeds of $5,958,470, after deducting underwriting discounts and commissions, and offering expenses. Additionally, during the nine months ended September 30, 2023, we purchased and cancelled 105,931 treasury shares for $49,710, or at an average price of $0.469 per share.

Our ultimate success is dependent on our ability to obtain additional financing and generate sufficient cash flow to meet our obligations on a timely basis. We will require significant amounts of capital to sustain operations, and we will need to make the investments we need to execute our longer-term business plan to support new technologies and help advance innovation. Absent generation of sufficient revenue from the execution of our long-term business plan, we will need to obtain debt or equity financing, especially if we experience downturns in our business that are more severe or longer than anticipated, or if we experience significant increases in expense levels resulting from being a publicly-traded company or from operations. Such additional debt or equity financing may not be available to us on favorable terms, if at all. We plan to pursue our plans with respect to the research and development of our products which will require resources beyond those that we currently have, ultimately requiring additional capital from third party sources. However, we believe the net proceeds received in the IPO that closed in February 2023 will be sufficient to meet our financial obligations for at least the next 12 months.

Off-Balance Sheet Arrangements

We did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K and did not have any commitments or contractual obligations for the periods presented.

Recently Issued Accounting Standards Not Yet Effective or Adopted

Management does not believe that any recently issued, but not yet effective accounting pronouncements, if adopted, would have a material impact on the accompanying unaudited condensed consolidated financial statements.

JOBS Act

On April 5, 2012, the JOBS Act was enacted. Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act, for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.

We have chosen to take advantage of the extended transition periods available to emerging growth companies under the JOBS Act for complying with new or revised accounting standards until those standards would otherwise apply to private companies provided under the JOBS Act. As a result, our financial statements may not be comparable to those of companies that comply with public company effective dates for complying with new or revised accounting standards.

Subject to certain conditions set forth in the JOBS Act, as an “emerging growth company,” we intend to rely on certain of these exemptions, including, without limitation, (i) providing an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404(b) of Sarbanes-Oxley and (ii) complying with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements, known as the auditor discussion and analysis. We will remain an “emerging growth company” until the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1.235 billion or more; (ii) the last day of our fiscal year following the fifth anniversary of the date of our initial public offering; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC

DETERMINATION OF THE OFFERING PRICE

The prices at which the shares of Common Stock covered by this prospectus may actually be sold will be determined by the prevailing public market price for shares of our Common Stock or by negotiations between the Selling Stockholders and buyers of our Common Stock in private transactions or as otherwise described in “Plan of Distribution.”

BUSINESS

 Our Business

We are a technology-based company that is developing applications aimed at redefining the way we utilize artificial intelligence (“AI”) to optimize the user experience. We are committed to addressing the need for AI solutions in both health and entertainment.

Gaxos Labs

Our flagship product, Gaxos Labs, launched in September 2024 and is a transformative generative AI service that empowers game developers and publishers. Key features of the product include:

●	AI-Powered Creativity: Reduces creative asset development time from hours to minutes, transforming artistic visions into reality with ease. Rapid prototyping abilities allows for experimentation with different designs quickly and easily.

●	Monetization: Publishers have the ability to offer users AI-generated assets for player customization.

●	Seamless Integration: With plug-and-play functionality for Unity and Godot, integration is effortless into existing workflows.

●	API: Connect to any game development engine and build for any platform including mobile and PC.

●	Dynamic Content Generation: User-Generated-Ai-Content (“UGAiC”) feature offers new experiences with each playthrough by letting gamers use AI in real time, fostering a dynamic gaming environment.

●	Customized Solutions: From personalized AI models including images and sound capabilities to expert consulting services, our offering includes customizable solutions to meet the unique needs of any developer.

Gaxos Gaming

Gaxos Gaming (the “Platform” or “Gaxos Gaming”) was created with a vision to develop, design, acquire, and manage conventional games and to combine these games with unconventional game mechanisms, such as the ability for gamers and developers to utilize AI to create and design in-game features, as well as to mint unique in-game features, such as skins, characters, weapons, gear, levels, and virtual lands, in the form of non-fungible tokens, or “NFTs,” that will allow users to have unique experiences and more control over in-game assets.

In 2023, we launched our own proprietary games that are simple and fun to play, and that offer gamers the ability to utilize AI to personalize their gaming experience as well as to mint their own affordable NFTs, with unique and exclusive features, that can be utilized across our network of games. As of December 2024, we have launched four games, Space Striker AI, Brawl Bots, BattleFleet AI, and Jigsaw Puzzle AI.  Space Striker AI allows players to engage in a captivating storyline and exciting retro shooting space action in the players AI-generated spaceship. Players can fuse crystals to upgrade their ship parts to craft, clash and conquer the galaxy all within a dynamic free-to-play economy. Brawl Bots immerses users in high-octane battles in real time against other players, in solo play or teams. Each player gets to control their own exclusive Bot character, ensuring a personalized gaming experience. BattleFleet AI is a take on the classic Battleship game with AI elements that allow gamers to design their ships. Jigsaw Puzzle AI lets gamers solve preloaded jigsaw puzzles as well as design and solve new jigsaw puzzles using AI.

Gaxos Health

In July 2024, we launched Gaxos Health, which is dedicated to revolutionizing personal health and wellness by developing a suite of innovative AI-powered health optimization solutions. Gaxos Health will integrate AI-driven insights with individual biometric data and health goals to create web and application based personalized wellness strategies for users. We believe that this cutting-edge approach will redefine preventative medicine, offering unparalleled personalization in health and wellness. Gaxos Health solutions will analyze a wide range of health data to provide tailored wellness plans and address the growing demand for personalized health solutions. We believe that this technology is not just a step but a leap forward in empowering individuals to take control of their health and longevity with AI’s precision and intelligence. Currently, Gaxos Health offers customized health plans and coaching based on collected DNA, blood biomarkers, and individual goals and traits.

RNK Health

On September 23, 2024, the Company formed a wholly-owned subsidiary, RNK Health LLC (“RNK Health”), to form a partnership and potential relationship with Nekwellness to engage in the proposed business of marketing certain health-related products. On October 10, 2024, the Company, RNK Health and Nekwellness entered into an operating agreement with respect to the regulation and management of the affairs of RNK Health and, as of such date, the Company owns a 70% membership interest in RNK Health and Nekwellness owns a 30% membership interest in RNK Health.

Intellectual Property

Our business is dependent upon the creation, acquisition, use and protection of intellectual property. Some of this intellectual property is expected to be in the form of software code, patented technology, copyright, and trade secrets that we will use to develop our games and the Platform. While we will develop our own intellectual property, we may also acquire and/or license other intellectual property which is owned by third parties.

We protect our intellectual property rights by relying on federal, state and common law protections, as well as contractual restrictions. We actively seek protection covering any intellectual property we believe may be useful or relevant to our business.

Our goal is to obtain, maintain and enforce protection for our intellectual property, and to operate without infringing on the rights of other parties. Our policy is to actively seek the broadest intellectual property protection possible for our intellectual property through a combination of contractual arrangements, registration of our domain names, copyrights, trademarks, service marks and/or patents. We have established business procedures designed to maintain the confidentiality of our proprietary information, including the use of confidentiality agreements with employees, independent contractors, consultants, and entities with which we conduct business.

The Platform will allow third-party game developers to mint NFTs using their own intellectual property and our tools to list those NFTs for sale (primary sales) on the Platform. The Platform only allows NFTs that were originally minted using the Company’s NFT infrastructure to be listed for sale. All third-party game developers who create NFTs on the Platform will be required to agree to our Terms of Service and Privacy Policy prior to engaging with the Platform. Our Terms of Service and Privacy Policy will require creators to attest they own the intellectual property used to create their NFTs and to monitor for obvious copyright violations. It is not yet certain to what extent the Digital Millennium Copyright Act (DMCA) applies to NFT platforms. However, it seems likely that NFT platform owners will be subject to at least some responsibility for responding to copyright infringement on their sites, therefore, we plan to take proactive approach by registering with the DMCA to retain a designated agent for DMCA notices as well as instructions for submitting copyright infringement claims.

Government Regulation

Data Privacy Laws and Regulations

We are subject to various federal, state, and international laws and regulations that affect companies conducting business on the Internet and mobile platforms, including those relating to privacy, use and protection of player and employee personal information and data (including the collection of data from minors), the Internet, behavioral tracking, mobile applications, content, advertising and marketing activities and anti-corruption. Additional laws in all of these areas are likely to be passed in the future, which could result in significant limitations on or changes to the ways in which we can collect, use, host, store or transmit the personal information and data of our customers or employees, communicate with our players and deliver products and services, which may significantly increase our compliance costs.

We recognize that users of Gaxos Gaming and Gaxos Health care deeply about how their personal information is collected, used and shared.

Users of Gaxos Gaming and Gaxos Health may be required to provide us with certain personal information such as their name, email address and phone number. We take commercially reasonable and appropriate measures to protect this personal information from accidental loss, misuse, and unauthorized access, disclosure, alteration, or destruction, taking into account the risks involved in processing and the nature of such data, and comply with applicable laws and regulations. We do not currently transfer any personal information to third-parties that do not act on our behalf, and we will not do so without users’ opt-in consent. Similarly, we do not currently collect sensitive personal information from users without opt-in consent. We may disclose personal information to certain types of third-party companies, but only to the extent needed to enable them to provide such services. The types of companies that may receive personal information and their functions are: marketing assistance, analytics and reporting, customer support, email and SMS delivery, cloud infrastructure, and systems monitoring. All such third parties function as our agents, performing services at our instruction and on our behalf pursuant to contracts which require them to provide at least the same level of privacy protection as is required by our Privacy Policy. In addition, we may be required to disclose personal information in response to lawful requests by public authorities, including for the purpose of meeting national security or law enforcement requirements. We may also disclose personal information to other third parties when compelled to do so by government authorities or required by law or regulation including, but not limited to, in response to court orders and subpoenas.

With respect to retention of personal information, we may only retain such users’ personal information in a form that identifies them only for as long as it serves the purpose(s) for which it was initially collected as stated in our Privacy Policy, as may be subsequently authorized. We may continue processing users’ personal information for longer periods, but only for the time and to the extent such processing reasonably serves the purposes of statistical analysis, and subject to the protection of our Privacy Policy. After such time periods have expired, we may either delete the personal information or retain it in a form such that it does not identify the user personally.

Healthcare Laws and Regulations

We will be subject to healthcare regulation and enforcement by the federal government and the states and foreign governments in which we might conduct our business, including the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 and their implementing regulations, impose obligations on certain types of individuals and entities regarding the electronic exchange of information in common healthcare transactions, as well as standards relating to the privacy and security of individually identifiable health information.

Competition

We operate in industries that are highly competitive and evolving. Specifically, our business faces intense competition in gaming, NFT marketplaces, and other various digital products. In addition, our Platform may face competition from other AI services that cater to game users and game developers. Further, our competition may become more intense if gaming industry leaders such as Sony, Nintendo, and Microsoft, all of whom have significant financial, technical and other resources, greater brand recognition and longer operating histories, decide to focus their efforts on blockchain gaming.

Gaxos Health will also operate in a competitive health and wellness landscape. Specifically, Gaxos Health may face intense competition from other companies catering to individuals that are seeking for ways to improve their longevity and health span. Certain competitors, such as Inside Tracker and Tally Health, may expand their offering to include artificial intelligence and other proprietary methodologies that can further increase competition.

Our ability to compete depends in large part on our continuous commitment to research and development, our ability to rapidly introduce new features and functionality, and to acquire users. We intend to work closely with our customers to continuously enhance the performance, functionality, usability, reliability and flexibility of the Platform.

Employees

As of January 17, 2024, we have a total of 3 full-time employees, We have established a network of external professionals and consultants to which we outsource various research and development and operational tasks in an effort to minimize administrative overhead. We are not a party to any collective bargaining agreements. We believe that we maintain good relations with our employees.

Our Corporate Information

We were originally incorporated in the State of Wyoming on October 27, 2021 (“NFT Wyoming”). On March 29, 2022, the Board of Directors of the Company approved, subject to shareholder approval, a Plan of Conversion, pursuant to which the Company converted from a corporation incorporated under the laws of the State of Wyoming to a corporation incorporated under the laws of the State of Delaware (the “Reincorporation”), and such approval included the adoption of the Certificate of Incorporation (the “Delaware Certificate”) and the Bylaws (the “Delaware Bylaws”) for the Company under the laws of the State of Delaware, under the name, “The NFT Gaming Company, Inc.,” to become effective with the effectiveness of the Reincorporation. On March 29, 2022, we received majority shareholder approval. On March 30, 2022, we completed the Reincorporation by filing the Delaware Certificate with the Delaware Secretary of State. On January 5, 2024, we filed an amendment to our Certificate of Incorporation with the Delaware Secretary of State to change our name to “Gaxos.ai Inc.” On March 7, 2024, we filed a Certificate of Amendment with the Delaware Secretary of State to effectuate a 1-for-12 reverse stock split of our issued and outstanding and authorized shares of common stock. The reverse stock split became effective on March 7, 2024.

MANAGEMENT

Executive Officers and Directors

Set forth below is certain information with respect to the individuals who are our directors and executive officers as of January 17, 2025:

Name	Age	Positions
Vadim Mats	40	Chief Executive Officer and Chairman
Steven A. Shorr	55	Chief Financial Officer
Adam Holzer	56	Director
Alex Kisin	36	Director
Scott A. Grayson	65	Director

Vadim Mats

Vadim Mats has served as Chief Executive Officer and Chairman since October 2021. Mr. Mats was previously Chief Financial Officer of DatChat, Inc. (NASDAQ: DATS) from July 2021 to January 2022 and supported the company’s successful IPO on the NASDAQ. From March 2018 to June 2021, Mr. Mats served as the Chief Financial Officer of Grand Private Equity, a fintech-focused family office. Mr. Mats is also the Founder and Partner of BespokeCFO, a finance and accounting advisory practice. From June 2010 to December 2016, Mr. Mats was Chief Financial Officer of a hedge fund based in New Jersey. Mr. Mats also served as the Assistant Controller at Eton Park Capital Management, LP, a multi-strategy fund, from July 2007 to December 2009. From June 2006 to July 2007, Mr. Mats was a Senior Fund Accountant at The Bank of New York Mellon. Mr. Mats holds a Master of Science degree in accounting and finance and a Bachelor’s Degree in Business Administration specializing in finance and investments from the Zicklin School of Business at Bernard Baruch College. Further, Mr. Mats is a CAIA © Charterholder and a Certified Public Accountant in the State of New York. We believe that Mr. Mats is qualified to serve as a member of our board of directors due the perspective and experience he brings as our founder and Chief Executive Officer, his extensive experience in technology and finance companies and in the management of public companies.

Steven A. Shorr

Steven A. Shorr has served as our Chief Financial Officer since March 2022. Mr. Shorr is an accomplished accounting professional with over 30 years of experience. Since 2006, he has been Partner of Jubran, Shorr & Company, a tax, accounting, and advisory firm. In 2001, Mr. Shorr founded Steven Shorr CPA, an accounting and tax practice, operating until 2006. Prior to 2001, he served as the Controller of CounterPoint Capital Management, a New York-based hedge fund. Mr. Shorr has also previously worked for public accounting firms, Kenneth Leventhal & Company and Cavalcante & Company. Mr. Shorr earned his Bachelor of Arts degree in Accounting from Queens College and is a Certified Public Accountant in the State of New York.

Adam Holzer

Adam Holzer has served as a director since March 2022. Mr. Holzer is an accomplished sales and marketing executive with leadership experience at large media and marketing organizations. Since 2019, he has served as Chief Executive Order of AJH Media & Sponsorship Consulting, an advisory media and sponsorship company for entertainment and sports companies. From 2017 to 2019, Mr. Holzer was Vice President of National Sales at Learfield, a collegiate sports marketing company. Prior to December 2017, he served as Senior Vice President of Media in the Americas at Lagardere Sports & Entertainment and as Sales Executive at FOX Sports Media Group. Mr. Holzer earned his Bachelor of Science in Marketing from the University of Maryland. We believe that Mr. Holzer is qualified to serve as a member of our board of directors because of his extensive professional experience in senior leadership positions and marketing.

Alex Kisin

Alex Kisin has served as a director since February 2023. Mr. Kisin is an experienced Account Executive with a demonstrated history of working in tech and startups. Since 2017, he has been the Regional Sales Manager at OwnBackup, an enterprise software company. Mr. Kisin earned his Bachelor of Arts degree in Sociology from Rutgers University and is skilled in sales, management, SaaS, business analytics, and business development. e believe that Mr. Kisin is qualified to serve as a member of our board of directors because of his extensive professional experience in tech, startups and business development.

Scott A. Grayson

Scott Grayson has served as a director since February 2023. Mr. Grayson is an accomplished senior sales executive with over 25 years of experience in establishing the vision and strategies necessary to be successful in the Financial Services software industry. Since November 2019, he has worked for Luxoft USA, Inc., a digital transformation services and software engineering firm providing bespoke IT solutions, as the Head of Alliances for North America then moved to the Head of Revenue for the banking, capital markets & insurance divisions at Luxoft USA, Inc in 2020. In 2019, Mr. Grayson was Head of Sales at AlphaPoint, a software company powering crypto exchanges worldwide. Prior to 2019, he served as Chief Sales Officer for R3, a leading provider of enterprise technology and services. Mr. Grayson has significant expertise in both on-premise and SaaS delivery models and is specially skilled at building sales organizations in both direct sales and partnership models while maintaining an entrepreneurial environment to creatively close business. Mr. Grayson earned his Bachelor of Science degree in Accounting from Lehigh University. We believe that Mr. Grayson is qualified to serve as a member of our board of directors because of his extensive professional experience in technology and financial services.

Family Relationships

There are no family relationships among any of our executive officers or directors.

Arrangements between Officers and Directors

Except as set forth herein, to our knowledge, there is no arrangement or understanding between any of our officers or directors and any other person pursuant to which the officer or director was selected to serve as an officer or director.

Involvement in Certain Legal Proceedings

We are not aware of any of our directors or officers being involved in any legal proceedings in the past ten years relating to any matters in bankruptcy, insolvency, criminal proceedings (other than traffic and other minor offenses), or being subject to any of the items set forth under Item 401(f) of Regulation S-K.

Committees of Our Board of Directors

Our board of directors directs the management of our business and affairs, as provided by Nevada law, and conducts its business through meetings of the board of directors and its standing committees. We have a standing audit committee, compensation committee and nominating and corporate governance committee. In addition, from time to time, special committees may be established under the direction of the board of directors when necessary to address specific issues.

Our board of directors has determined that all of the members of the audit committee, the compensation committee and the nominating and corporate governance committee are independent as defined under the applicable rules of Nasdaq, including, in the case of all of the members of our audit committee, the independence requirements contemplated by Rule 10A-3 under the Exchange Act. In making such determination, the board of directors considered the relationships that each director has with our Company and all other facts and circumstances that the board of directors deemed relevant in determining director independence, including the beneficial ownership of our capital stock by each director.

Audit Committee

The audit committee is appointed by the Board to assist the Board in its duty to oversee the Company’s accounting, financial reporting, and internal control functions and the audit of the Company’s financial statements. The role of the audit committee is to oversee management in the performance of its responsibility for the integrity of the Company’s accounting and financial reporting and its systems of internal controls, the performance and qualifications of the Company’s independent auditor, including the independent auditor’s independence, the performance of the Company’s internal audit function; and the Company’s compliance with legal and regulatory requirements.

Our audit committee consists of Scott A. Grayson, Alex Kisin, and Adam Holzer, with Mr. Grayson serving as chair. Each member of our audit committee meets the financial literacy requirements of Nasdaq rules. In addition, our board of directors has determined that Scott A. Grayson will qualify as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K. Our board of directors have adopted a written charter for the audit committee, which is available on our principal corporate website at https://gaxos.ai.

Compensation Committee

The compensation committee is responsible for reviewing and recommending, among other things: the adequacy and form of compensation of the board; the compensation of our Chief Executive Officer, including base salary, incentive bonus, stock option and other grant, award and benefits upon hiring and on an annual basis; the compensation of other senior management upon hiring and on an annual basis; and our incentive compensation and other equity-based plans and recommending changes to such plans to our board of directors, when necessary.

Our compensation committee consists of Adam Holzer, Scott A. Grayson, and Alex Kisin, with Mr. Holzer serving as chair. Our board of directors have adopted a written charter for the compensation committee, which is available on our principal corporate website at https://gaxos.ai.

Nominating and Governance Committee

The nominating and corporate governance committee is responsible for, among other things: developing criteria for membership on the board of directors and committees; identifying individuals qualified to become members of the board of directors; recommending persons to be nominated for election as directors and to each committee of the board of directors; annually reviewing our corporate governance guidelines; and monitoring and evaluating the performance of the board of directors and leading the board in an annual self-assessment of its practices and effectiveness.

Our nominating and corporate governance committee consists of Alex Kisin, Adam Holzer, and Scott A. Grayson, with Mr. Kisin serving as chair. Our board of directors will adopt a written charter for the nominating and corporate governance committee, which is available on our principal corporate website at https://gaxos.ai.

Medical Advisory Board

In February 2024, our Board of Directors formed a Medical Advisory Board. As of the Record Date, the members of such board are (i) Jeff R. Pavell, M.D.; (ii) Eric J. Margolis, M.D. and (iii) Nathaniel E. Lebowitz, M.D.

Code of Business Code and Ethics Conduct

We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of the code posted on our website, https://gaxos.ai. In addition, we intend to post on our website all disclosures that are required by law or rules concerning any amendments to, or waivers from, any provision of the code.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth for the year ended December 31, 2024 and 2023, the compensation awarded to, paid to, or earned by, our Chief Executive Officer and Chief Financial Officer (collectively, the “named executive officers”):

●	Vadim Mats, Chief Executive Officer; and

●	Steven Shorr, Chief Financial Officer.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Vadim Mats,	2024	$400,000	$150,000	$0	$0	$0	$0	$0	550,000
Chief Executive Officer	2023	$357,692	$0	$0	$504,177	$0	$0	$0	$861,869

Steven Shorr,	2024	$60,000	$0	$0	$0	$0	$0	$0	60,000
Chief Financial Officer	2023	$55,385	$0	$0	$63,022	$0	$0	$0	$118,407

(1)	As required by SEC rules, the amounts in this column reflect the grant date or modification date fair value as required by FASB ASC Topic 718. A discussion of the assumptions and methodologies used to calculate these amounts is contained in the notes to our financial statements under “Shareholders’ Equity”. In February 2023, Mr. Mats received 16,667 stock options to purchase 16,667 shares of restricted stock at $49.80 per share. In February 2023, Mr. Shorr received 2,083 stock options to purchase 2,083 shares of restricted stock at $49.80 per share.

Employment Agreements

Other than as set forth below, we do not currently have employment agreements with any of our officers or employees.

Vadim Mats Employment Agreement

On February 17, 2023, upon the consummation of the IPO, we entered into an employment agreement with Vadim Mats (the “Mats Employment Agreement”), pursuant to which he shall receive a base salary at the annual rate of $400,000 payable in equal installments in accordance with the Company’s standard payroll policies. Mr. Mats shall also receive stock options to purchase up to 16,667 shares of Common Stock under our 2022 Equity Incentive Plan. Mr. Mats shall also be eligible to receive an annual cash bonus in an amount up to 2x his then-current base salary. On February 17, 2023, and in connection with the consummation of the IPO, the Company issued 16,667 stock options to Mr. Mats.

Steven Shorr Employment Agreement

On March 23, 2022, we entered into an employment agreement with Steven Shorr, (the “Shorr Employment Agreement”), pursuant to which he shall receive a base salary at the annual rate of $60,000 payable in equal installments in accordance with the Company’s standard payroll policies. Mr. Shorr is also entitled to receive stock options to purchase up to 2,083 shares of Common Stock under our 2022 Equity Incentive Plan. On February 17, 2023, and in connection with the consummation of the IPO, the Company issued 2,083 stock options to Mr. Shorr.

Equity Grant Practices

2022 Equity Incentive Plan

On March 30, 2022, the Company’s Board of Directors authorized and adopted the 2022 Equity Incentive Plan (the “2022 Plan”) and reserved 208,333 shares of common stock for issuance thereunder. The 2022 Plan was approved by shareholders on March 30, 2022. The 2022 Plan’s purpose is to encourage ownership in the Company by employees, officers, directors and consultants whose long-term service the Company considers essential to its continued progress and, thereby, encourage recipients to act in the stockholders’ interest and share in the Company’s success. The 2022 Plan provides for the issuance of incentive stock options, non-statutory stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”), and other stock-based awards. As of January 17, 2025, the outstanding option awards under the 2022 Plan totaled 239,533.

Outstanding Equity Awards at 2024 Fiscal Year-End

The following table sets forth information on options outstanding for the year ended December 31, 2024.

OPTION AWARDS
Name	Number of Securities Underlying Unexercised options (#) Exercisable	Number of Securities Underlying Unexercised Unearned Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that Have not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or other Rights that have not Vested ($)
Vadim Mats	16,667	—	—	49.80	2/14/2033	—	—	—	—
Steven Shorr	2,083	—	—	49.80	2/14/2033	—	—	—	—

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

Transactions with Related Persons

Except for employment arrangements which are described under “Executive Compensation,” during the fiscal years ended December 31, 2024 and 2023, there have not been, nor are there currently proposed, any transaction in which we are or were a participant, the amount involved exceeds the lesser of $120,000 or 1% of the average of the total assets at December 31, 2024, and any of our directors, executive officers, holders of more than 5% of our Common Stock, or any immediate family member of any of the foregoing had or will have a direct or indirect material interest.

Related Person Transaction Policy

We have adopted a related person transaction policy that sets forth our procedures for the identification, review, consideration and approval or ratification of related person transactions. For purposes of our policy only, a related person transaction is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we and any related person are, were or will be participants in which the amount involved exceeds the lesser of $120,000 or 1% of our total assets at year-end for our last two completed fiscal years. Transactions involving compensation for services provided to us as an employee or director are not covered by this policy. A related person is any executive officer, director or beneficial owner of more than 5% of any class of our voting securities, including any of their immediate family members and any entity owned or controlled by such persons.

Under the policy, if a transaction has been identified as a related person transaction, including any transaction that was not a related person transaction when originally consummated or any transaction that was not initially identified as a related person transaction prior to consummation, our management must present information regarding the related person transaction to our audit committee, or, if audit committee approval would be inappropriate, to another independent body of our board of directors, for review, consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to us of the transaction and whether the transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party or to or from employees generally. Under the policy, we will collect information that we deem reasonably necessary from each director, executive officer and, to the extent feasible, significant shareholder to enable us to identify any existing or potential related-person transactions and to effectuate the terms of the policy. In addition, under our code of business conduct and ethics, our employees and directors will have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest. In considering related person transactions, our audit committee, or other independent body of our board of directors, will take into account the relevant available facts and circumstances including, but not limited to:

●	the risks, costs and benefits to us;

●	the impact on a director’s independence in the event that the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

●	the availability of other sources for comparable services or products; and

●	the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.

The policy requires that, in determining whether to approve, ratify or reject a related person transaction, our audit committee, or other independent body of our board of directors, must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, our best interests and those of our shareholders, as our audit committee, or other independent body of our board of directors, determines in the good faith exercise of its discretion.

Director Independence

Our Board of Directors has undertaken a review of the independence of each director and considered whether each director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, our Board of Directors determined that Alex Kisin, Adam Holzer and Scott A. Grayson, representing three of our four incumbent directors, are “independent directors” as defined under the applicable rules and regulations of the SEC and the listing requirements and rules of the Nasdaq Stock Market. In making these determinations, our Board of Directors reviewed and discussed information provided by the directors and us with regard to each directors’ business and personal activities and relationships as they may relate to us and our management, including the beneficial ownership of our capital stock by each non-employee director and any affiliates.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth certain information regarding beneficial ownership of shares of our common stock as of January 17, 2025 based on 6,923,453 shares issued and outstanding by (i) each person known to beneficially own more than 5% of our outstanding common stock, (ii) each of our directors, (iii) our executive officers and (iv) all directors and executive officers as a group. Shares are beneficially owned when an individual has voting and/or investment power over the shares or could obtain voting and/or investment power over the shares within 60 days of January 17, 2025. Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws, where applicable.

Beneficial Owner(1)	Shares of Common Stock Beneficially Owned		Percentage(2)
Directors and Named Executive Officers:
Vadim Mats	239,099	(3)	3.45%
Alex Kisin	4,800	(4)	*
Steven A. Shorr	2,083	(5)	*
Adam Holzer	1,667	(4)	* %
Scott Grayson	1,667	(4)	*
All Named Executive Officers and Directors as a Group (5 persons)	249,316		3.60%

*	Represents beneficial ownership of less than 1%.

(1)	The address of each person is c/o Gaxos.ai Inc., 101 Eisenhower Parkway, Suite 300, Roseland, NJ, 07068 unless otherwise indicated herein.

(2)

The calculation in this column is based upon 6,923,453 shares of common stock outstanding on January 17, 2025. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to the subject securities. Shares of common stock that are currently exercisable or convertible within 60 days of January 17, 2025 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage beneficial ownership of such person, but are not treated as outstanding for the purpose of computing the percentage beneficial ownership of any other person.

(3)	Includes options to purchase up to 16,667 shares of the Company’s common stock.

(4)	Includes options to purchase up to 1,667 shares of the Company’s common stock.

(5)	Includes options to purchase up to 2,083 shares of the Company’s common stock.

DESCRIPTION OF CAPITAL STOCK

The following description of our common stock and preferred stock, together with the additional information we include in any prospectus supplement and in any related free writing prospectus that we may authorize to be provided to you, summarizes the material terms and provisions of the common stock and preferred stock that we may offer pursuant to this prospectus. While the terms we have summarized below will apply generally to any future common stock or preferred stock that we may offer, we will describe the particular terms of any class or series of these securities in more detail in the particular prospectus supplement and in any related free writing prospectus that we may authorize to be provided to you. For the complete terms of our common stock and preferred stock, please refer to our current certificate of incorporation, as amended to date (“Certificate of Incorporation”), and our bylaws, as amended to date (“Bylaws”), which have been filed with the SEC and are incorporated herein by reference. The terms of these securities may also be affected by the Delaware General Corporation Law (the “DGCL”). The summary below and any update which may be contained in any prospectus supplement and/or and in any related free writing prospectus that we may authorize to be provided to you is qualified in its entirety by reference to our Certificate of Incorporation and our Bylaws as either may be amended from time to time after the date of this prospectus, but before the date of any such prospectus supplement and/or related free writing prospectus.

Our authorized capital stock consists of 50,000,000 shares of common stock, par value $0.0001 per share, and 5,000,000 shares of preferred stock, par value $0.0001 per share. As of January 17, 2025, we had 6,923,453 shares of common stock outstanding and no shares of preferred stock outstanding.

Common Stock

Dividends. Subject to preferences that may be applicable to any outstanding shares of our preferred stock, holders of our common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of the Company’s assets which are legally available.

Voting Rights. Except as set forth in the Certificate of Incorporation, holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of the Company’s stockholders. Holders of our common stock have no cumulative voting rights.

Liquidation Rights. Upon our liquidation, dissolution or winding-up, holders of our common stock are entitled to share in all assets remaining after payment of all liabilities and the liquidation preferences of any outstanding shares of preferred stock.

Other Rights. Holders of the Company’s common stock have no preemptive or conversion rights or other subscription rights.

Fully Paid. The issued and outstanding shares of our common stock are fully paid and non-assessable. This means the full purchase price for the outstanding shares of common stock has been paid and the holders of such shares will not be assessed any additional amounts for such shares. Any additional shares of common stock that we may issue in the future will also be fully paid and non-assessable.

Preferred Stock

We are authorized to issue up to 5,000,000 shares of preferred stock, par value $0.0001 per share. Our board of directors, without further action by the holders of our common stock, may issue shares of preferred stock. The board of directors is vested with the authority to fix the designations, preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions thereof, including, without limitation, redemption rights, dividend rights, liquidation preferences and conversion or exchange rights of any class or series of preferred stock, and to fix the number of classes or series of preferred stock, the number of shares constituting any such class or series and the voting powers for each class or series.

The authority possessed by our board of directors to issue preferred stock could potentially be used to discourage attempts by third parties to obtain control of the company through a merger, tender offer, proxy contest or otherwise by making such attempts more difficult or more costly. Our board of directors may issue preferred stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of our common stock.

A prospectus supplement relating to a series of preferred stock offered hereby and any related free writing prospectus that we may authorize to be provided to you will describe terms of that series of preferred stock, including:

●	the designation and stated value of that series;

●	the number of shares of preferred stock we are offering;

●	the initial public offering price at which the shares of preferred stock will be sold;

●	the dividend rate of that series, the conditions and dates upon which those dividends will be payable, whether those dividends will be cumulative or noncumulative, and, if cumulative, the date from which dividends will accumulate;

●	the process for any auction and remarketing, if any;

●	the relative ranking and preferences of that series as to dividend rights and rights upon any liquidation, dissolution or winding up of the affairs of our Company;

●	any redemption, repurchase or sinking fund provisions;

●	any conversion or exchange rights of the holder or us;

●	any voting rights;

●	any preemptive rights;

●	any restrictions on transfer, sale or other assignment;

●	any restrictions on further issuances;

●	whether interests in the preferred stock will be represented by depositary shares;

●	a discussion of any material United States federal income tax considerations applicable to the preferred stock;

●	any application for listing of that series on any securities exchange or market;

●	any limitations on the issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs; and

●	any other specific terms, preferences, rights or limitations of, or restrictions on, that series of preferred stock.

The rights, preferences, privileges, and restrictions granted to or imposed upon any series of preferred stock that we offer and sell under this prospectus and applicable prospectus supplements will be set forth in a certificate of designation relating to the series. We will incorporate by reference into the registration statement of which this prospectus is a part the form of any certificate of designation that describes the terms of the series of preferred stock we are offering before the issuance of shares of that series of preferred stock. You should read any prospectus supplement and any free writing prospectus that we may authorize to be provided to you related to the series of preferred stock being offered, as well as the complete certificate of designation that contains the terms of the applicable series of preferred stock.

Restrictions on Payment of Dividends

We are incorporated in Delaware and governed by Delaware law. Delaware law allows a corporation to pay dividends only:

●	out of surplus, as determined under Delaware law; or

●	in case there is no such surplus, out of the corporation’s net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

Anti-takeover Effects of our Certificate of Incorporation, Bylaws and Delaware Law

Set forth below is a summary of the provisions of our Certificate of Incorporation and Bylaws and the DGCL that could have the effect of delaying or preventing a change in control of our Company. The following description is only a summary, and it is qualified by reference to our Certificate of Incorporation, Bylaws and the relevant provisions of the DGCL.

Delaware Law

We are governed by the provisions of Section 203 of the DGCL (“Section 203”). In general, Section 203 prohibits a publicly traded Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A business combination includes mergers, asset sales or other transactions resulting in a financial benefit to the stockholder. An interested stockholder is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation’s voting stock, subject to certain exceptions. The statute could have the effect of delaying, deferring or preventing a change in control of the Company.

Board of Directors Vacancies

Our Bylaws authorize our board of directors to fill vacant directorships. In addition, the number of directors constituting our board of directors may be set by resolution of the incumbent directors.

Special Meeting of Stockholders

Our Bylaws provide that special meetings of our stockholders may be called by the Chief Executive Officer of the Company, the board of directors or a committee of the board of directors that has been duly designated by the board of directors and whose powers and authority include the power to call such meetings.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our Bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice must be delivered to the secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event the date of the annual meeting is not within 30 days before or after such anniversary date, to be timely, notice by the stockholder must be so delivered not later than the close of business on the 10th day following the day on which such notice of the date of annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever occurs first. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

SELLING STOCKHOLDERS

The Common Stock being offered by the Selling Stockholders are those issuable to the Selling Stockholders, upon exercise of the Warrants. We are registering the shares of Common Stock in order to permit the Selling Stockholders to offer the shares for resale from time to time. Except for the ownership of the Warrants and as noted below, the Selling Stockholders have not had any material relationship with us within the past three years.

The table below lists the Selling Stockholders and other information regarding the beneficial ownership of the shares of Common Stock by each of the Selling Stockholders. The second column lists the number of shares of Common Stock beneficially owned by each Selling Stockholder, based on its ownership of the shares of Common Stock and Warrants, as of January 17, 2024, assuming exercise of the Warrants held by the Selling Stockholders on that date, without regard to any limitations on exercises.

The third column lists the shares of Common Stock being offered by this prospectus by the Selling Stockholders.

In accordance with the terms of a registration rights agreement with the Selling Stockholders, this prospectus generally covers the resale of the maximum number of shares of Common Stock issuable upon exercise of the Warrants, determined as if the outstanding Warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the registration rights agreement, without regard to any limitations on the exercise of the Warrants. The fourth column assumes the sale of all of the shares offered by the Selling Stockholders pursuant to this prospectus.

Under the terms of the Warrants, a Selling Stockholder may not exercise the Warrants to the extent such exercise would cause such Selling Stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of Common Stock which would exceed 4.99% of our then outstanding Common Stock following such exercise, excluding for purposes of such determination shares of Common Stock issuable upon exercise of such Warrants which have not been exercised. The number of shares in the second and fourth columns do not reflect this limitation. The Selling Stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering(1)	Maximum Number of Shares of Common Stock to be Sold in this Offering	Number of Shares of Common Stock Beneficially Owned After Offering	Percentage of Shares Beneficially Owned after Offering(1)
Intracoastal Capital LLC(2)	839,228	839,228	-	-
CVI Investments, Inc.(3)	911,692	911,692	-	-
Anson Investments Master Fund(4)	711,119	711,119	-	-
Anson East Master Fund LP(5)	200,573	200,573	-	-
Stuywater Capital LLC(6)	239,135	133,334	120,646	1.22%
Michael Vasinkevich(7)	164,688	134,467	30,221	*	%
Noam Rubinstein(7)	349,725	199,389	120,646	1.22%
Craig Schwabe(7)	8,668	7,077	1,591	*	%
Charles Worthman(7)	2,568	2,097	471	*	%

*	Less than 1%

(1)	The ability to exercise the Warrants held by the Selling Stockholders is subject to a beneficial ownership limitation that, at the time of initial issuance of the Warrants was capped at 4.99% beneficial ownership of the Company’s issued and outstanding Common Stock (post-exercise). These beneficial ownership limitations may be adjusted up or down, subject to providing advanced notice to the Company. Beneficial ownership as reflected in the selling stockholder table reflects the total number of shares potentially issuable underlying the Warrants and does not give effect to these beneficial ownership limitations. Accordingly, actual beneficial ownership, as calculated in accordance with Section 13(d) and Rule 13d-3 thereunder may be lower than as reflected in the table.

(2)

Mitchell P. Kopin (“Mr. Kopin”) and Daniel B. Asher (“Mr. Asher”), each of whom are managers of Intracoastal Capital LLC (“Intracoastal”), have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of the securities reported herein that are held by Intracoastal.

(3)

Heights Capital Management, Inc., the authorized agent of CVI Investments, Inc. (“CVI”), has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as President of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI. Mr. Kobinger disclaims any such beneficial ownership of the shares. CVI Investments, Inc.is affiliated with one or more FINRA member, none of whom are currently expected to participate in the sale pursuant to the prospectus contained in the Registration Statement of shares purchased by the investor in this offering.

(4)

Anson Advisors Inc and Anson Funds Management LP, the Co-Investment Advisers of Anson Investments Master Fund LP (“AIMF”), hold voting and dispositive power over the Common Shares held by AIMF. Tony Moore is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Moore, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these Common Shares except to the extent of their pecuniary interest therein. The principal business address of AIMF is Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

(5)	Anson Advisors Inc and Anson Funds Management LP, the Co-Investment Advisers of Anson East Master Fund LP (“Anson”), hold voting and dispositive power over the Common Shares held by Anson. Tony Moore is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Moore, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these Common Shares except to the extent of their pecuniary interest therein. The principal business address of Anson is Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

(6)	Noam Rubinstein is the sole member of Stuywater Capital LLC and has sole voting and dispositive power over the securities that are held by Stuywater Capital LLC. Mr. Rubinstein is an affiliated of H.C. Wainwright & Co., LLC.

(7)	Each of the selling shareholders is affiliated with H.C. Wainwright & Co., LLC, a registered broker dealer and has a registered address of c/o H.C. Wainwright & Co., 430 Park Ave, 3rd Floor, New York, NY 10022, and has sole voting and dispositive power over the securities held. The Selling Stockholder acquired the Placement Agent Warrants in the ordinary course of business and, at the time the Placement Agent Warrants were acquired, the Selling Stockholder had no agreement or understanding, directly or indirectly, with any person to distribute such securities.

Plan of Distribution

Each Selling Stockholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal Trading Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus. Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

Sheppard, Mullin, Richter & Hampton LLP, New York, New York, will pass upon the validity of the shares of our Common Stock offered hereby.

EXPERTS

Our consolidated financial statements as of and for the years ended December 31, 2023 and 2022, incorporated by reference in this prospectus and the registration statement, of which it forms a part, have been audited by Salberg & Company, P.A. and D. Brooks & Associates CPAs, independent public accounting firms, as set forth in each of their reports herein, and are included in reliance on such reports given on the authority of such reports given on the authority of such firms as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our securities, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document is not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement is this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. We are subject to the informational requirements of the Exchange Act and in accordance therewith file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov. The registration statement and the documents referred to below under “Incorporation of Documents By Reference” are also available on our website, www.astrotechcorp.com. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus.

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of:

Gaxos.AI Inc. (formerly The NFT Gaming Company, Inc.)

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Gaxos.AI Inc. (formerly The NFT Gaming Company, Inc.) (the “Company”) as of December 31, 2023, the related statements of operations, changes in stockholders’ equity and cash flows for the year then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there are no critical audit matters.

/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.

We have served as the Company’s auditor since 2023.

Boca Raton, Florida

March 27, 2024

2295 NW Corporate Blvd., Suite 240 ● Boca Raton, FL 33431-7326

Phone: (561) 995-8270 ● Toll Free: (866) CPA-8500 ● Fax: (561) 995-1920

www.salbergco.com ● info@salbergco.com

Member National Association of Certified Valuation Analysts ● Registered with the PCAOB

Member CPAConnect with Affiliated Offices Worldwide ● Member AICPA Center for Audit Quality

Report of Independent Registered Public Accounting Firm

To the Board of Directors and
Stockholders of Gaxos.AI Inc. (formerly The NFT Gaming Company, Inc.)

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Gaxos.AI Inc. (formerly The NFT Gaming Company, Inc.) (the Company) as of December 31, 2022 and the related statements of operations, stockholders’ equity, and cash flows for year ended December 31, 2022 and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and the results of its operations and its cash flows for the year ended December 31, 2022 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

We served as the Company’s auditor since 2021

Palm Beach Gardens, FL

March 31, 2023, except for the evaluation of the retroactive effect of the reverse stock split described in Note 1, which is as of March 27, 2024

GAXOS.AI INC.

(FORMERLY THE NFT GAMING COMPANY, INC.)

BALANCE SHEETS

	December 31,	December 31,
	2023	2022

ASSETS
CURRENT ASSETS:
Cash	$1,024,710	$679,781
Short-term investments, at fair value	2,592,689	-
Accounts receivable	8	-
Prepaid expenses and other current assets	25,132	400
Deferred offering costs	-	202,599

Total Current Assets	3,642,539	882,780

LONG-TERM ASSETS:
Property and equipment, net	52,606	-
Digital currencies	801	-
Intangible asset, net	-	58,647

Total Long-Term Assets	53,407	58,647

TOTAL ASSETS	$3,695,946	$941,427

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$215,882	$245,011
Accrued expenses	54,154	10,683

Total Current Liabilities	270,036	255,694

Total Liabilities	270,036	255,694

Commitments and Contingencies (See Note 7)

STOCKHOLDERS’ EQUITY:
Preferred stock; par value $0.0001; 5,000,000 shares authorized; No shares issued and outstanding on December 31, 2023 and 2022	-	-
Common stock; par value $0.0001: 50,000,000 shares authorized; 988,368 and 868,154 share issued and outstanding on December 31, 2023 and 2022, respectively	99	87
Additional paid-in capital	8,711,550	2,119,073
Accumulated other comprehensive income	95,785	-
Accumulated deficit	(5,381,524)	(1,433,427)

Total Stockholders’ Equity	3,425,910	685,733

Total Liabilities and Stockholders’ Equity	$3,695,946	$941,427

See accompanying notes to financial statements.

GAXOS.AI INC.

(FORMERLY THE NFT GAMING COMPANY, INC.)

STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	For the Year Ended
	December 31,
	2023	2022

REVENUES	$256	$-

OPERATING EXPENSES:
Research and development	915,818	824,523
General and administrative	3,047,360	599,573
Impairment loss	52,363	-

Total Operating Expenses	4,015,541	1,424,096

LOSS FROM OPERATIONS	(4,015,285)	(1,424,096)

OTHER INCOME:
Interest income	46,526	2,924
Realized gain on short-term investments	20,662	-

Total other income	67,188	2,924

NET LOSS	$(3,948,097)	$(1,421,172)

COMPREHENSIVE LOSS:
Net loss	$(3,948,097)	$(1,421,172)

Other comprehensive gain:
Unrealized gain on short-term investments	95,785	-

Comprehensive loss	$(3,852,312)	$(1,421,172)

NET LOSS PER COMMON SHARE:
Basic and diluted	$(4.00)	$(1.64)

WEIGHTED AVERAGE COMMON SHARE OUTSTANDING:
Basic and diluted	987,938	868,154

See accompanying notes to financial statements.

GAXOS.AI INC.

(FORMERLY THE NFT GAMING COMPANY, INC.)

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

							Accumulated
	Preferred Stock		Common Stock		Additional		Other		Total
	# of Shares	Amount	# of Shares	Amount	Paid-in Capital	Subscription Receivable	Comprehensive Income	Accumulated Deficit	Stockholders’ Equity

Balance, December 31, 2021	-	$-	868,154	$87	$2,119,073	$(37,500)	$-	$(12,255)	$2,069,405

Proceeds from subscriptions receivable	-	-	-	-	-	37,500	-	-	37,500

Net loss	-	-	-	-	-	-	-	(1,421,172)	(1,421,172)

Balance, December 31, 2022	-	-	868,154	87	2,119,073	-	-	(1,433,427)	685,733

Common shares issued for cash	-	-	140,563	14	5,755,857	-	-	-	5,755,871

Purchase and cancellation of treasury stock	-	-	(20,349)	(2)	(99,734)	-	-	-	(99,736)

Accretion of stock option expense	-	-	-	-	936,354	-	-	-	936,354

Accumulated other comprehensive gain - short-term investments	-	-	-	-	-	-	95,785	-	95,785

Net loss	-	-	-	-	-	-	-	(3,948,097)	(3,948,097)

Balance, December 31, 2023	-	$-	988,368	$99	$8,711,550	$-	$95,785	$(5,381,524)	$3,425,910

See accompanying notes to financial statements.

GAXOS.AI INC.

(FORMERLY THE NFT GAMING COMPANY, INC.)

STATEMENTS OF CASH FLOWS

	For the Years Ended
	December 31,
	2023	2022

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(3,948,097)	$(1,421,172)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization expense	10,649	4,189
Stock-based compensation	936,354	-
Realized gain on short-term investments	(20,662)	-
Impairment loss	52,363	-
Change in operating assets and liabilities:
Accounts receivable	(8)	-
Prepaid expenses and other current assets	(24,732)	(400)
Accounts payable	(29,930)	148,761
Accrued expenses	43,471	8,197

NET CASH USED IN OPERATING ACTIVITIES	(2,980,592)	(1,260,425)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of short-term investments	(3,491,242)	-
Proceeds from sale of short-term investments	1,015,000	-
Increase in capitalized internal-use software development costs	(56,971)	-
Purchase of intangible asset	-	(62,836)

NET CASH USED IN INVESTING ACTIVITIES	(2,533,213)	(62,836)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the sale of common stock	5,958,470	-
Proceeds from subscriptions receivable	-	37,500
Payment of deferred offering costs	-	(112,599)
Purchase and cancellation of treasury shares	(99,736)	-

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	5,858,734	(75,099)

NET INCREASE (DECREASE) IN CASH	344,929	(1,398,360)

CASH, beginning of year	679,781	2,078,141

CASH, end of year	$1,024,710	$679,781

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for:
Interest	$-	$-
Income taxes	$-	$-

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Reclassification of deferred offering costs to equity	$202,599	$-
Unrealized gain on short-term investments	$95,785	$-
Increase in digital currency and accounts payable	$801	$-
Deferred offering costs in accounts payable	$-	$90,000

See accompanying notes to financial statements.

GAXOS.AI INC.

(FORMERLY THE NFT GAMING COMPANY, INC.)

NOTES TO FINANCIAL STATEMENTS

December 31, 2023 and 2022

NOTE 1 – NATURE OF OPERATIONS

Gaxos.ai Inc. (formerly The NFT Gaming Company, Inc.) (the “Company”) was incorporated in the state of Wyoming on October 27, 2021 (“Inception”). On March 30, 2022, the Company reincorporated to the State of Delaware pursuant to a Plan of Conversion approved by the Board of Directors and a majority of the shareholders. On January 5, 2024, the Company changed its name from The NFT Gamimg Company, Inc. to Gaxos.ai Inc. The Company develops, designs, acquires, and manages games that offer affordable non-fungible tokens (NFTs) for unique and exclusive features, rewards, and opportunities. In addition to developing proprietary games, the Company’s platform will onboard third-party game publishers and provide access to blockchain and NFT architecture, product experiences, exclusive content, and revenue opportunities.

On November 4, 2022, the Company filed a Certificate of Amendment to the Amended and Restated Articles of Incorporation (the “Certificate of Amendment”) with the Secretary of State of the State of Delaware to effect a 1-for-1.33 reverse stock split with respect to the outstanding shares of the Company’s common stock. The Certificate of Amendment and the reverse stock split became effective on November 4, 2022.

Additionally, on February 28, 2024, a majority of the Company shareholders granted discretionary authority to the Company’s Board of Directors to amend the Company’s Certificate of Incorporation to effect one or more consolidations of the Company’s issued and outstanding shares of common stock, pursuant to which the shares of common stock would be combined and reclassified into on the basis of one share of common stock for each 12 shares of the Company’s common stock then issued and outstanding (the “Reverse Stock Split”). On March 7, 2024, the Company filed a Certificate of Amendment to the Amended and Restated Articles of Incorporation (the “Certificate of Amendment”) with the Secretary of State of the State of Delaware to effect a 1-for-12 reverse stock split with respect to the outstanding shares of the Company’s common stock. The Certificate of Amendment and the reverse stock split became effective on March 7, 2024. All share and per share data in the accompanying financial statements have been retroactively adjusted to reflect the effect of the Reverse Stock Split.

On January 9, 2024, the Staff notified the Company that it has not regained compliance with Listing Rule 5550(a)(2) and was not eligible for a second 180-day period (the “Delisting Determination”). Further, unless the Company requested an appeal of the Delisting Determination to a Hearings Panel (the “Panel”), the Company’s securities would be scheduled for delisting from The Nasdaq Capital Market.

In early January 2024, the Company submitted a request to the Panel to appeal the Delisting Determination, and on January 16, 2024, the Panel notified the Company that it received the request which stayed the suspension of the Company’s securities and the filing of the Form 25-NSE, pending the Hearing Panel’s final written decision.

On March 22, 2024, the Company received written notice from the Panel that the Company regained compliance with the minimum bid price requirement under NASDAQ Listing Rule 5550(a)(2) for continued listing on the Nasdaq Capital Market.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

This summary of significant account policies of the Company is presented to assist in understanding the Company’s financial statements. The financial statements and the notes are the representation of the Company’s management, who are responsible for their integrity and objectivity. These accounting policies conform to U.S. generally accepted accounting principles (“US GAAP”) and have been consistently applied in the preparation of the financial statements.

The accompanying financial statements have been prepared on the basis of continuity of operations, realization of assets and the satisfaction of liabilities and commitments in the ordinary course of business.

Liquidity is the ability of a company to generate funds to support its current and future operations, satisfy its obligations, and otherwise operate on an ongoing basis. On December 31, 2023, the Company had a cash balance of $1,024,710, had short-term investments of $2,592,689, and had working capital of $3,372,503. On February 17, 2023, the Company completed an initial public offering (“IPO”) and sold 140,563 shares of its common stock at a price to the public of $49.80 per share for gross proceeds of $7,000,000. The Company received net proceeds of $5,958,470 which is net of offering related expenses paid with proceeds of $1,041,530. The Company also reclassified $202,559 of deferred offering costs as of December 31, 2022 to additional paid in capital upon completing the IPO which resulted in total net proceeds, after equity issuance costs, of $5,755,871. During the year ended December 31, 2023, the Company used net cash in operations of $2,980,592 and purchased liquid short-term investments of $3,491,242. On March 13, 2024, the Company entered into a securities purchase agreement (the “Purchase Agreement”) with an institutional investor (“the “Purchaser”) for the issuance and sale in a private placement (the “Private Placement”). In connection with this Private Placement, the Company raised aggregate gross proceeds of $3,499,484 and received net proceeds of $3,056,984, net of offering costs of $382,500 and legal fees of $60,000 (See Note 9).

Until such time that the Company implements its growth strategy, it expects to continue to generate operating losses in the foreseeable future, mostly due to corporate overhead, research and development, and costs of being a public company. The Company believes that its existing working capital and cash on hand will provide sufficient cash to enable the Company to meet its operating needs and debt requirements for the next twelve months from the issuance date of this report.

GAXOS.AI INC.

(FORMERLY THE NFT GAMING COMPANY, INC.)

NOTES TO FINANCIAL STATEMENTS

December 31, 2023 and 2022

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates in the accompanying financial statements include valuation of intangible assets and other long-lived assets, estimates of deferred tax valuation allowances and the fair value of stock options issued for services.

Fair Value Measurements and Fair Value of Financial Instruments

The Company analyzes all financial instruments with features of both liabilities and equity under the Financial Accounting Standard Board’s (the “FASB”) accounting standard for such instruments. Under this standard, financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company identified the following assets or liabilities that are required to be presented on the balance sheet at fair value in accordance with Accounting Standards Codification (“ASC”) Topic 820.

The three levels of the fair value hierarchy are as follows:

●	Level 1 - Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.

●	Level 2 - Inputs are unadjusted quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other than quoted prices that are observable, and inputs derived from or corroborated by observable market data.

●	Level 3 - Inputs are unobservable inputs which reflect the reporting entity’s own assumptions on what assumptions the market participants would use in pricing the asset or liability based on the best available information.

The following table represents the Company’s fair value hierarchy of its financial assets and liabilities measured at fair value on a recurring basis as of December 31, 2023 and 2022.

	December 31, 2023			December 31, 2022
Description	Level 1	Level 2	Level 3	Level 1	Level 2	Level 3
Short-term investments	$2,592,689	$-	$-	$-	$-	$-

The Company’s short-term investments are level 1 measurements and are based on the quoted fair value at each date.

The carrying amounts reported in the balance sheets for cash, accounts receivable, prepaid expenses and other current assets, deferred offering costs, accounts payable, and accrued expenses approximate their fair market value based on the short-term maturity of these instruments.

Cash and Cash Equivalents

For purposes of the statements of cash flows, the Company considers all highly liquid instruments with a maturity of three months or less at the purchase date and money market accounts to be cash equivalents. The Company has no cash equivalents as of December 31, 2023 and 2022.

The Company’s cash is held at major commercial banks, which may at times exceed the Federal Deposit Insurance Corporation (“FDIC”) limit. To date, the Company has not experienced any losses on its invested cash. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results of operations, and cash flows.

On December 31, 2023, the Company had approximately $507,000 of cash in excess of FDIC limits of $250,000.

Accounts receivable

The Company adopted ASC 326, “Financial Instruments - Credit Losses” on January 1, 2023 and recognizes an allowance for losses on accounts receivable in an amount equal to the estimated probable losses net of recoveries under the current expected credit loss method. The allowance is based on an analysis of historical bad debt experience, current receivables aging, and expected future write-offs, as well as an assessment of specific identifiable customer accounts considered at risk or uncollectible. The bad debt expense associated with the allowance for doubtful accounts related to accounts receivable is recognized in general and administrative expenses. As of December 31, 2023 and 2022, accounts receivable amounted to $8 and $0, respectively, and for the years ended December 31, 2023 and 2022, the Company did not recognize any bad debt expense.

GAXOS.AI INC.

(FORMERLY THE NFT GAMING COMPANY, INC.)

NOTES TO FINANCIAL STATEMENTS

December 31, 2023 and 2022

Short-Term Investments

The Company’s portfolio of short-term investments consists of marketable debt securities which are comprised solely of rated U.S. government securities with maturities of more than three months, but less than one year. The Company classifies these as available-for-sale at purchase date and will reevaluate such designation at each period end date. The Company may sell these marketable debt securities prior to their stated maturities depending upon changing liquidity requirements. These debt securities are classified as current assets in the balance sheets and recorded at fair value, with unrealized gains or losses included in accumulated other comprehensive income (loss) on the balance sheet and as a component of the statements of comprehensive loss. Gains and losses are recognized when realized. Gains and losses are determined using the specific identification method and are reported in other income (expense), net in the statements of operations.

An impairment loss may be recognized when the decline in fair value of the debt securities is determined to be other-than-temporary. The Company evaluates its investments for other-than-temporary declines in fair value below the cost basis each quarter, or whenever events or changes in circumstances indicate that the cost basis of the short-term investments may not be recoverable. The evaluation is based on a number of factors, including the length of time and the extent to which the fair value has been below the cost basis, as well as adverse conditions related specifically to the security, such as any changes to the credit rating of the security and the intent to sell or whether the Company will more likely than not be required to sell the security before recovery of its amortized cost basis.

The Company recorded $95,785 and $0 of unrealized gains as a component of other comprehensive loss for the years ended December 31, 2023 and 2022, respectively. During the years ended December 31, 2023 and 2022, the Company recognized a gain on sale of short-term investments of $20,662 and $0, respectively.

Accounting for Digital Currencies and Other Digital Assets

The Company accounts for digital currencies and other digital assets as indefinite-lived intangible assets and accounts for them at historical cost in accordance with ASC 350, Intangibles - Goodwill and Other Indefinite-lived intangible assets are not subject to amortization but rather evaluated for impairment annually and more frequently, if events or circumstances change that indicate that it is more likely than not that the asset is impaired (i.e., if an impairment indicator exists). As a result, the Company only recognizes decreases in the value of its digital currencies and other digital assets, and any increase in value will be recognized only upon disposition. The Company plans to dispose of cryptocurrency received as a form of payment into fiat currency and anticipates ownership of cryptocurrency to be minimal. As of December 31, 2023, the Company’s digital currencies consisted of 1,553.37 units of Polygon (MATIC), an Ethereum token. The Company held no such digital currencies as of December 31, 2022.

Property and Equipment

Property and equipment are stated at cost and are depreciated using the straight-line method over their estimated useful lives. Maintenance and repairs are charged to expense as incurred. When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in income in the year of disposition. The Company examines the possibility of decreases in the value of these assets when events or changes in circumstances reflect the fact that their recorded value may not be recoverable.

Property and equipment includes capitalized internal-use software development costs. Costs incurred to develop internal-use software, including game development, are expensed as incurred during the preliminary project stage. Internal-use software development costs are capitalized during the application development stage, which is after: (i) the preliminary project stage is completed; and (ii) management authorizes and commits to funding the project and it is probable the project will be completed and used to perform the function intended. Capitalization ceases at the point the software project is substantially complete and ready for its intended use, and after all substantial testing is completed. Upgrades and enhancements are capitalized if it is probable that those expenditures will result in additional functionality. Amortization is provided for on a straight-line basis over the expected useful life of the internal-use software development costs and related upgrades and enhancements, which currently is three years. When existing software is replaced with new software, the unamortized costs of the old software are expensed when the new software is ready for its intended use. During the years ended December 31, 2023 and 2022, internal-use software development costs of $56,971 and $0 have been capitalized into property and equipment and are being amortized over 36 months, respectively.

Intangible Assets

Intangible assets, consisting of software licenses and technology licenses, are carried at cost less accumulated amortization, computed using the straight-line method over the estimated useful life of 5 years, less any impairment charges. During the years ended December 31, 2023 and 2022, the Company recorded an impairment loss of $52,363 and $0, respectively (see Note 5).

Stock-based Compensation

Stock-based compensation is accounted for based on the requirements of ASC 718 – “Compensation–Stock Compensation”, which requires recognition in the financial statements of the cost of employee, non-employee and director services received in exchange for an award of equity instruments over the period the employee or director is required to perform the services in exchange for the award (presumptively, the vesting period). The ASC also requires measurement of the cost of employee and director services received in exchange for an award based on the grant-date fair value of the award. The Company has elected to account for forfeitures as they occur.

GAXOS.AI INC.

(FORMERLY THE NFT GAMING COMPANY, INC.)

NOTES TO FINANCIAL STATEMENTS

December 31, 2023 and 2022

Income Taxes

Deferred income taxes are provided using the liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of the changes in tax laws and rates of the date of enactment.

When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination. Applicable interest and penalties associated with unrecognized tax benefits are classified as additional income taxes in the statements of operations.

Revenue Recognition

The Company follows Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers (“ASC 606”). This standard establishes a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers. ASC 606 requires an entity to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services and also requires certain additional disclosures.

In accordance with ASU Topic 606 - Revenue from Contracts with Customers, the Company recognizes revenue in accordance with that core principle by applying the following steps:

Step 1: Identify the contract(s) with a customer.

Step 2: Identify the performance obligations in the contract.

Step 3: Determine the transaction price.

Step 4: Allocate the transaction price to the performance obligations in the contract.

Step 5: Recognize revenue when (or as) the entity satisfies a performance obligation.

The Company plans to generate revenue from the following sources:

●	The Company generates revenue from the sale of our in-game items to our customers. Revenue generated from such sales, primarily through the app stores, such as Google Play Store or Apple App Store, is recognized upon delivery of the in-game items to the customer, which is when the Company completes its sole performance obligation. Fees incurred by the Company, such as commissions to the app stores, are recognized in operating expenses.

●	The Company plans to generate revenue from advertising fees paid by game advertisers, developers, hardware companies, or other strategic partners to the Company for promotion on our platform. Revenues from these fees will be recognized ratably over the agreed upon advertising service period and upon delivery of agreed upon advertising services, which constitutes satisfaction of the performance obligation.

●	The Company plans to generate royalty revenues when a third party sells one of our NFTs on a third-party platform. We will recognize royalty revenue when it is probable that we will collect the royalty fee owed which is typically when we receive notification from the third-party platform that an NFT has been sold, which constitutes satisfaction of the performance obligation. In the instance where the Company will receive royalty payments when a customer disposes of an in-game NFT in the secondary market on a third-party platform or any other payment that is not in fiat currency, the Company will recognize the revenue in accordance with ASC 606-10-32-21, “Noncash Consideration”. The fair value of the non-cash consideration received shall be determined by using the quoted price for such non-cash consideration on the date of the transaction.

Research and Development

Research and development costs incurred in the development of the Company’s products are expensed as incurred and include costs such as labor and outside development costs, software license fees, materials, and other allocated costs incurred.

GAXOS.AI INC.

(FORMERLY THE NFT GAMING COMPANY, INC.)

NOTES TO FINANCIAL STATEMENTS

December 31, 2023 and 2022

Net Loss per Share

The Company computes net loss per share in accordance with ASC 260-10, “Earnings Per Share.” The basic net loss per common share is computed by dividing the net loss by the weighted average number of common shares outstanding. Diluted net loss per share gives effect to all dilutive potential common shares outstanding during the period using the “as if converted” basis.

Pursuant to ASC 260-10-45, basic loss per common share is computed by dividing net loss attributable to common stockholders by the weighted average number of shares of common stock outstanding for the period presented. Diluted loss per share is computed by dividing net loss attributable to common stockholders by the weighted average number of shares of common stock, common stock equivalents and potentially dilutive securities outstanding during the period.

The following were excluded from the computation of diluted shares outstanding as they would have had an anti-dilutive impact on the Company’s net loss.

	December 31,
	2023	2022
Common stock equivalents:
Warrants	11,245	-
Stock options	38,333	-
Total	49,578	-

Recent Accounting Pronouncements

The Company has implemented all new accounting pronouncements that are in effect and that may impact its financial statements and does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

NOTE 3 – SHORT-TERM INVESTMENTS

On December 31, 2023, the Company’s short-term investments consisted of the following:

	Cost	Unrealized Gain	Fair Value
US Treasury bills	$2,496,904	$95,785	$2,592,689
Total short-term investments	$2,496,904	$95,785	$2,592,689

NOTE 4 – PROPERTY AND EQUIPMENT

On December 31, 2023 and 2022, property and equipment consists of the following:

	Useful life	December 31, 2023	December 31, 2022
Capitalized internal-use software development costs	3 years	$56,971	$-
Less: accumulated amortization		(4,365)	-
		$52,606	$-

For the year ended December 31, 2023, amortization of capitalized internal-use software development costs amounted to $4,365.

NOTE 5 – INTANGIBLE ASSET

On December 31, 2023 and 2022, intangible asset consisted of the following:

	Useful life	December 31, 2023	December 31, 2022
License	5 years	$-	$62,836
Less: accumulated amortization		-	(4,189)
		$-	$58,647

GAXOS.AI INC.

(FORMERLY THE NFT GAMING COMPANY, INC.)

NOTES TO FINANCIAL STATEMENTS

December 31, 2023 and 2022

On August 29, 2022, the Company entered into a Software and Patent License Agreement (the “License Agreement”) with Columbia University (“Columbia”), whereby the Company obtained a license from Columbia with respect to software and intellectual property rights and patents. In connection with the License Agreement, Columbia granted to the Company a royalty-bearing, exclusive, worldwide, non-transferable license under the licensed software and licensed patents, as defined in the License Agreement, to discover, develop, manufacture, have made, use, sell, offer to sell, have sold, import, export, distribute, rent or lease licensed products and copy, use, modify, and create derivative works from licensed software and technical information during the term of the License Agreement. The licensed documentation, licensed software, and licensed patents will be used facilitate a “certificate of authentication” capability for image and video assets to prevent fraudulent activity. This will allow us to certify the image is unaltered in an externally available and trusted way and for a chain-of-trust architecture to be implemented within our system. The technology will also allow us to add an extra validation layer as well as track manipulation of our NFT assets. This will further provide increased trust in our gaming partners to use our platform and provide additional validation and control of third-party assets integrated into our platform.

In consideration of the Licenses granted under this License Agreement, the Company paid or was to pay to Columbia fees and royalties as follows:

1)	License Fee: A non-refundable, non-recoverable and non-creditable license fee in the sum of $25,000 was paid to Columbia within 30 days of the effective date of August 29, 2022;

2)	Revenue-based Milestone Payments including non-refundable, nonrecoverable and non-creditable milestone payments;

3)	Royalties: Non-refundable, non-recoverable and non-creditable running royalty on all Licensed Products that are Sold by Company, its Affiliates and Sublicenses, or as otherwise used in to generate Gross Revenue during the term of this Agreement:

4)	Fees and expenses: In connection with the License, the Company paid Columbia $30,704 to cover expenses and paid professional fees of $7,132. These fees and expenses were capitalized into intangible assets on the accompany balance sheets.

5)	Win-State Payments: In the event of the Company’s success results in significant shareholder value appreciation after as Initial Financing (“Initial Financing” being the first bona fide equity financing of the Company after the Effective Date that results in gross proceeds to the Company of at least $500,000), the Company will make a number of valuation dependent Win-State Payments” to Columbia in connection with a financing or sale (each such transaction a ‘Transaction”).

On August 9, 2023 and effective August 1, 2023, the Company and Columbia University agreed to the termination of the Software and Patent License Agreement between the Company and The Trustees of Columbia University in the City of New York, dated August 29, 2022. Based on management’s analysis, the Company determined the Licenses were not commercially viable in the current competitive landscape. The termination of the Agreement will not have any impact on the Company’s future revenues. Accordingly, as of December 31, 2023, the Company wrote off the remaining unamortized book value of the intangible asset of $52,363, and during the year ended December 31, 2023, the Company recorded an impairment loss of $52,363, which is included in operating expenses on the accompanying statement of operations and comprehensive loss.

For the year ended December 31, 2023, amortization of intangible assets, prior to the impairment loss, amounted to $6,284.

NOTE 6 – STOCKHOLDERS’ EQUITY

Preferred Stock

The Company is authorized to issue 5,000,000 shares of its $0.0001 par value preferred stock. The Company’s board of directors will have the authority to fix and determine the relative rights and preferences of preferred shares, as well as the authority to issue such shares, without further stockholder approval. As of December 31, 2023 and 2022, no preferred shares have been designated and no preferred shares were issued and outstanding.

Common Stock

In January 2022, subscriptions receivable of $37,500 were collected.

2023 Stock Repurchase Plan

On March 20, 2023, the Board of Directors of the Company approved a stock repurchase program authorizing the purchase of up to $500,000 of the Company’s common stock until December 31, 2023 (the “2023 Stock Repurchase Program”). In connection with the 2023 Stock Repurchase Program, during the year ended December 31, 2023, the Company purchased and cancelled 20,349 shares of its common stock for $99,736, or at an average price of $4.90 per share.

GAXOS.AI INC.

(FORMERLY THE NFT GAMING COMPANY, INC.)

NOTES TO FINANCIAL STATEMENTS

December 31, 2023 and 2022

Initial Public Offering

On February 17, 2023, the Company completed the IPO and sold 140,563 shares of its common stock at a price to the public of $49.80 per share for gross proceeds of $7,000,000. The Company received net proceeds of $5,958,470 which is net of offering expenses of $1,041,530. Additionally, the Company reclassified deferred offering costs of $202,599 which were paid and deferred as of December 31, 2022 as a charge to additional paid in capital as equity issuance costs. In connection with the IPO, the Company issued 11,245 warrants to the placement agent. The warrants are exercisable at $54.78 per share and expire on February 14, 2028. The fair value of these warrant of $3,657,258 was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: dividend yield of 0%; expected volatility of 69.8%; risk-free interest rate of 4.03%; and an estimated holding period of 5 years. These warrants had no financial statement impact as they were considered to be equity issuance costs.

2022 Equity Incentive Plan

On March 30, 2022, the Company’s Board of Directors authorized and adopted the 2022 Equity Incentive Plan (the “2022 Plan”) and reserved 208,333 shares of common stock for issuance thereunder. The 2022 Plan was approved by shareholders on March 30, 2022. The 2022 Plan’s purpose is to encourage ownership in the Company by employees, officers, directors and consultants whose long-term service the Company considers essential to its continued progress and, thereby, encourage recipients to act in the stockholders’ interest and share in the Company’s success. The 2022 Plan provides for the issuance of incentive stock options, non-statutory stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”), and other stock-based awards.

Stock Options

On February 14, 2023, the Company granted aggregate stock options to purchase 33,333 of the Company’s common stock at an exercise price of $49.80 per share to the Company’s chief executive officer, an executive officer, and employee and consultants pursuant to the 2022 Equity Incentive Plan. The grant date of the stock options was February 14, 2023 and the options expire on February 14, 2033. The options vest as to (i) 28,333 of such options on February 14, 2023; and (ii) the remaining 5,000 options vest quarterly (417 each quarter) beginning on May 14, 2023 and each quarter thereafter through February 14, 2026. The stock options were valued at $1,023,290 on the grant date using a Black-Scholes option pricing model which will be recognized as stock-based compensation expense over the vesting period.

On March 6, 2023, the Company granted stock options to purchase 5,000 of the Company’s common stock at an exercise price of $49.80 per share to the Company’s board of directors pursuant to the 2022 Equity Incentive Plan. The grant date of the stock options was March 6, 2023 and the options expire on March 6, 2028. The options vest on the one-year anniversary of the stock option grant on March 6, 2024. The stock options were valued at the grant date using a Black-Scholes option pricing model which will be recognized as stock-based compensation expense over the vesting period. The stock options were valued at $33,972 on the grant date using a Black-Scholes option pricing model which will be recognized as stock-based compensation expense over the vesting period.

The stock options were valued at the grant date using a Black-Scholes option pricing model with the following assumptions: risk-free interest rates ranging from 3.95% to 4.0%, expected dividend yield of 0%, expected option term of three to six years using the simplified method, and expected volatilities ranging from 68.8% to 71.6% based on the calculated volatility of comparable companies.

During the year ended December 31, 2023, the Company recognized total stock-based expenses related to stock options of $936,354 which has been reflected in general and administrative expenses on the statements of operations and comprehensive loss. A balance of $120,908 remains to be expensed over future vesting periods related to unvested stock options issued for services to be expensed over a weighted average period of 2.1 years.

There was no option activity during the year ended December 31, 2022. Option activity for the year ended December 31, 2023 are summarized as follows:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)
Balance on December 31, 2022	-	$-	-
Granted	38,333	49.80	-
Balance on December 31, 2023	38,333	$49.80	8.49
Options exercisable on December 31, 2023	29,583	$49.80	9.13
Weighted average fair value of options granted during the period	-	$27.60	-

On December 31, 2023, the aggregate intrinsic value of options outstanding was $0.

GAXOS.AI INC.

(FORMERLY THE NFT GAMING COMPANY, INC.)

NOTES TO FINANCIAL STATEMENTS

December 31, 2023 and 2022

Stock Warrants

In connection with the IPO, the Company issued 11,245 fully vested warrants to the placement agent. The warrants are exercisable at $54.78 per share and expire on February 14, 2028. The warrants were considered equity issuance costs; therefore, there was no financial statement impact for the grant during the year ended December 31, 2023.

There was no warrant activity during the year ended December 31, 2022. Warrant activity for the year ended December 31, 2023 are summarized as follows:

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Balance Outstanding, December 31, 2022	-	$-	-	-
Granted	11,245	54.78	-	-
Balance Outstanding, December 31, 2023	11,245	$54.78	4.13	-
Exercisable, December 31, 2023	11,245	$54.78	4.13	-

NOTE 7 – COMMITMENTS AND CONTINGENCIES

Employment Agreement

On February 17, 2023, the Company entered into an executive employment agreement with Vadim Mats, the Company’s Chief Executive Officer (CEO) in connection with the Company’s initial public offering (the “IPO”). The term of the agreement will continue for one (1) year from the date of execution and automatically renews for successive one (1) year periods at the end of each term until either party delivers written notice of their intent not to review at least 90 days prior to the expiration of the then effective term. Pursuant to the agreement, Mr. Mats shall receive a base salary at the annual rate of $400,000 payable in equal installments in accordance with the Company’s standard payroll policies. Additionally, on February 14, 2023, the board of directors approved the issuance of stock options, with immediate vesting, to Mr. Mats to purchase up to 16,667 shares of common stock under the Company’s 2022 Equity Incentive Plan (see Note 6). Mr. Mats shall also be eligible to receive an annual cash bonus in an amount up to 2x his then-current base salary if the Company meets or exceeds criteria to be adopted by the compensation committee annually.

NOTE 8 – INCOME TAXES

The Company accounts for income tax using the liability method prescribed by ASC 740, “Income Taxes”. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect in the year in which the differences are expected to reverse. The deferred tax assets on December 31, 2023 and 2022 consist of net operating loss carryforwards and the mandatory capitalization of research and development cost for tax purposes pursuant to Section 174, as revised by the Tax Cuts and Jobs Act (“TCJA”). The TCJA amended Section 174 relating to the federal tax treatment of research or experimental expenditures paid or incurred during the taxable year. The new Section 174 rules require taxpayers to capitalize and amortize specified research and experimental expenditures, including software development, over a period of five years (attributable to domestic research) or 15 years (attributable to foreign research). The net deferred tax asset has been fully offset by a valuation allowance because of the uncertainty of the attainment of future taxable income.

As of December 31, 2023 and 2022, components of deferred tax assets and liabilities are as follows:

	December 31, 2023	December 31, 2022
Net operating loss carryforward	$795,489	$190,123
Research and development	366,256	204,069
Total deferred tax assets	1,161,745	394,192
Valuation allowance	(1,161,745)	(394,192)
Net Deferred Tax Assets	$-	$-

GAXOS.AI INC.

(FORMERLY THE NFT GAMING COMPANY, INC.)

NOTES TO FINANCIAL STATEMENTS

December 31, 2023 and 2022

A reconciliation of the effective tax rate with the statutory Federal income tax rate was as follows for the years ended December 31, 2023 and 2022:

	For the Year ended December 31, 2023	For the Year ended December 31, 2022
Federal tax benefit at statutory rate	(21.0)%	(21.0)%
State tax benefit, net of Federal tax benefit	(5.1)%	(6.5)%
Non-deductible expenses	6.2%	-%
Change in estimated effective tax rate	(1.4)%	-%
Change in valuation allowance	21.3%	27.5%
Effective tax rate	0%	0%

As of December 31, 2023, the Company had approximately $3,043,768 in net operating loss carry forwards for federal income tax purposes of which $3,043,768 may be carried forward indefinitely subject to annual usage limitations of 80% of taxable income. Generally, these can be carried forward and applied against future taxable income at the tax rate applicable at that time. The Company is currently using a 26.135% effective tax rate for its projected available net operating loss carry-forward.

In accordance with FASB ASC 740 “Income Taxes”, valuation allowances are provided against deferred tax assets, if based on the weight of available evidence, some or all of the deferred tax assets may or will not be realized. The Company has evaluated its ability to realize some or all of the deferred tax assets on its balance sheet for the coming year and has established a valuation allowance in the amount of $1,161,745 as of December 31, 2023 due to the uncertainty of generating taxable income. The valuation allowance increased in 2023 by $767,553.

The Company does not have any uncertain tax positions or events leading to uncertainty in a tax position. The Company’s 2023, 2022 and 2021 Corporate Income Tax Returns are subject to Internal Revenue Service examination.

NOTE 9 – SUBSEQUENT EVENTS

Reverse split

On February 28, 2024, a majority of the Company shareholders granted discretionary authority to the Company’s Board of Directors to amend the Company’s Certificate of Incorporation to effect one or more consolidations of the Company’s issued and outstanding shares of common stock, pursuant to which the shares of common stock would be combined and reclassified into on the basis of one share of common stock for each 12 shares of the Company’s common stock then issued and outstanding (the “Reverse Stock Split”). On March 7, 2024, the Company filed a Certificate of Amendment to the Amended and Restated Articles of Incorporation (the “Certificate of Amendment”) with the Secretary of State of the State of Delaware to effect a 1-for-12 reverse stock split with respect to the outstanding shares of the Company’s common stock. The Certificate of Amendment and the reverse stock split became effective on March 7, 2024. All share and per share data in the accompanying financial statements have been retroactively adjusted to reflect the effect of the Reverse Stock Split.

Technology purchase agreement

On March 4, 2024, the Company entered into a Purchase Agreement with a third party (the “Seller”) to acquire certain technology and computer code. The Purchase Agreement grants the Company a perpetual, worldwide, non-exclusive, non-transferable, royalty free, fully paid license to (a) modify and create derivative works (“Derivative Works”) from certain technology and related codebase including, but not limited to, “Habit-tracking Module,” “Administrative Panel,” and related computer code (the “Code”). The aggregate purchase price shall be $150,000 (“Purchase Price”) payable in 4 monthly installments of $37,500 beginning on March 15, 2024.

Stock options

On March 5, 2024, the Company granted stock options to purchase an aggregate of 6,249 (2,083 stock options to each director) shares of the Company’s common stock at an exercise price of $6.00 per share to the Company’s board of directors pursuant to the 2022 Equity Incentive Plan. The grant date of the stock options was March 5, 2024 and the options expire on March 5, 2029. The options vest on the one-year anniversary of the stock option grant on March 5, 2025. The stock options will be valued on the grant date using a Black-Scholes option pricing model which will be recognized as stock-based compensation expense over the vesting period.

On March 7, 2024, the Company entered into Advisory Board Agreements (the Advisory Agreements”) with three members of the Company’s Medical Advisory Board. In connection with the Advisory Agreements, each medical Board member shall be paid an annual cash fee of $40,000 paid quarterly, and Company shall grant each Medical Advisory Board member stock options to purchase 4,167 shares of the Company’s common stock. As of the date of this report, the Company has not granted these options. The stock options will be valued on the grant date using a Black-Scholes option pricing model which will be recognized as stock-based professional fees over the vesting period.

GAXOS.AI INC.

(FORMERLY THE NFT GAMING COMPANY, INC.)

NOTES TO FINANCIAL STATEMENTS

December 31, 2023 and 2022

Private Placement

On March 13, 2024, the Company entered into a securities purchase agreement (the “Purchase Agreement”) with an institutional investor (“the “Purchaser”) for the issuance and sale in a private placement (the “Private Placement”) of aggregate Units consisting of (i) 108,000 shares of the Company’s common stock, (ii) series A warrants to purchase up to 628,367 shares of the Company’s common stock (the “Series A Warrants”), and (iii) series B warrants to purchase up to 628,367 shares of the Company’s common stock (the “Series B Warrants” and together with the Series A Warrants, the “Common Warrants”). The purchase price of each Unit consisted of one share of the Company’s common stock and associated Common Warrants, was $5.57 per Unit for aggregate gross proceeds of $601,560. Additionally, the Company sold pre-funded warrants to purchase up to 520,367 shares of the Company’s common stock (the “Pre-Funded Warrants”). Pre-funded Warrants are a type of warrant that allows the warrant holder to purchase a specified number of a company’s securities at a nominal exercise price. The purchase price of each Pre-Funded Warrant was $5.569 for aggregate gross proceeds of $2,897,924. In connection with this Private Placement, the Company raised aggregate gross proceeds of $3,499,484 and received net proceeds of $3,056,984, net of offering costs of $382,500 and legal fees of $60,000.

The Common Warrants are exercisable immediately upon issuance at an exercise price of $5.50 per share. The Series A Warrants will expire five and one-half years from the date of issuance and the Series B Warrants will expire twenty-four months from the date of issuance. The Pre-Funded Warrants are exercisable immediately upon issuance at a nominal exercise price of $0.001 and may be exercised at any time until the Pre-Funded Warrants are exercised in full. A holder of Pre-Funded Warrants or Common Warrants (together with its affiliates) may not exercise any portion of a warrant to the extent that the holder would own more than 4.99% (or, at the election of the holder 9.99%) of the Company’s outstanding Common Stock immediately after exercise.

In connection with the Private Placement, the Company entered into a registration rights agreement (the “Registration Rights Agreement”), dated as of March 13, 2024, with the Purchaser, pursuant to which the Company agreed to prepare and file a registration statement with the Securities and Exchange Commission (the “SEC”) registering the resale of the securities issued in the Private Placement no later than 30 days after the date of the Registration Rights Agreement, and to use its best efforts to have the registration statement declared effective as promptly as practical thereafter, and in any event no later than 60 days following the date of the Registration Rights Agreement (or 90 days following the date of the Registration Rights Agreement in the event of a “full review” by the SEC).

The Private Placement closed on March 15, 2024. The gross proceeds to the Company from the Private Placement were approximately $3.5 million, before deducting placement agent fees and expenses and estimated offering expenses payable by the Company. The Company intends to use the net proceeds received from the Private Placement for general corporate purposes and working capital.

H.C. Wainwright & Co., LLC (“Wainwright”) acted as the Company’s exclusive placement agent in connection with the Private Placement, pursuant to that certain engagement letter, dated as of March 7, 2024 and as amended on March 13, 2024, between the Company and Wainwright (the “Engagement Letter”). Pursuant to the Engagement Letter, the Company paid Wainwright (i) a total cash fee equal to 7.5% of the aggregate gross proceeds of the Private Placement and (ii) a management fee of 1.0% of the aggregate gross proceeds of the Private Placement. In addition, the Company agreed to pay Wainwright certain expenses and issued to Wainwright or its designees warrants (the “Placement Agent Warrants”) to purchase up to an aggregate of 47,128 shares of the Company’s common stock at an exercise price equal to $6.9625 per share. The Placement Agent Warrants are exercisable immediately upon issuance and have a term of exercise equal to five and a half years from the date of issuance. In addition, pursuant to the Engagement Letter, the Company agreed that upon any exercise for cash of any privately placed warrants issued to investors in an offering covered by the Engagement Letter, the Company shall (i) pay Wainwright a cash fee of 7.5% and a management fee of 1.0% of the aggregate gross exercise paid in cash with respect thereto, and (ii) issue warrants to purchase that number of shares of common stock equal to 7.5% of the aggregate number of shares of common stock underlying the warrants that were exercised.

Treasury Shares

In connection with the 2023 Stock Repurchase Program, from January 1, 2024 to March 28, 2024, the Company purchased and cancelled 6,846 shares of its common stock for $19,601, or at an average price of $2.86 per share.

GAXOS.AI INC.

BALANCE SHEETS

	September 30,	December 31,
	2024	2023
	(Unaudited)

ASSETS
CURRENT ASSETS:
Cash	$5,227,894	$1,024,710
Short-term investments, at fair value	1,416,056	2,592,689
Investment in equity securities, at fair value	199,998	-
Accounts receivable	-	8
Prepaid expenses and other current assets	86,609	25,132

Total Current Assets	6,930,557	3,642,539

LONG-TERM ASSETS:
Property and equipment, net	56,380	52,606
Intangible assets, net	132,500	-
Digital currencies	37	801

Total Long-Term Assets	188,917	53,407

TOTAL ASSETS	$7,119,474	$3,695,946

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$329,288	$215,882
Accrued expenses	73,243	54,154
Deferred revenue	2,376	-

Total Current Liabilities	404,907	270,036

Total Liabilities	404,907	270,036

Commitments and Contingencies (See Note 7)

STOCKHOLDERS’ EQUITY:
Preferred stock; par value $0.0001; 5,000,000 shares authorized; No shares issued and outstanding on September 30, 2024 and December 31, 2023	-	-
Common stock; par value $0.0001: 50,000,000 shares authorized; 1,892,773 and 988,368 share issued and outstanding on September 30, 2024 and December 31, 2023, respectively	189	99
Additional paid-in capital	14,668,396	8,711,550
Accumulated other comprehensive income	13,299	95,785
Accumulated deficit	(7,967,317)	(5,381,524)

Total Stockholders’ Equity	6,714,567	3,425,910

Total Liabilities and Stockholders’ Equity	$7,119,474	$3,695,946

See accompanying notes to unaudited financial statements.

GAXOS.AI INC.

STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023

REVENUES	$2,704	$-	$2,723	$-

OPERATING EXPENSES:
Research and development	252,657	258,405	684,327	630,574
General and administrative	655,916	615,211	2,122,607	2,501,612
Impairment loss	-	-	-	52,363

Total Operating Expenses	908,573	873,616	2,806,934	3,184,549

LOSS FROM OPERATIONS	(905,869)	(873,616)	(2,804,211)	(3,184,549)

OTHER INCOME:
Interest income	39,409	16,557	96,653	37,415
Realized gain on short-term investments	2,050	-	121,765	-

Total other income	41,459	16,557	218,418	37,415

NET LOSS	$(864,410)	$(857,059)	$(2,585,793)	$(3,147,134)

COMPREHENSIVE LOSS:
Net loss	$(864,410)	$(857,059)	$(2,585,793)	$(3,147,134)

Other comprehensive income:
Unrealized (loss) income on short-term investments	9,884	41,841	(82,486)	79,646

Comprehensive loss	$(854,526)	$(815,218)	$(2,668,279)	$(3,067,488)

NET LOSS PER COMMON SHARE:
Basic and diluted	$(0.61)	$(0.85)	$(1.95)	$(3.20)

WEIGHTED AVERAGE COMMON SHARE OUTSTANDING:
Basic and diluted	1,418,506	1,005,979	1,329,259	984,625

See accompanying notes to unaudited financial statements.

GAXOS.AI INC.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2024 AND 2023

(Unaudited)

					Additional	Accumulated Other		Total
	Preferred Stock		Common Stock		Paid-in	Comprehensive	Accumulated	Stockholders’
	# of Shares	Amount	# of Shares	Amount	Capital	Income	Deficit	Equity

Balance, December 31, 2023	-	$-	988,368	$99	$8,711,550	$95,785	$(5,381,524)	$3,425,910
Common shares and warrants issued for cash, net	-	-	108,000	11	159,049	-	-	159,060
Sale of pre-funded warrants for cash	-	-	-	-	2,897,924	-	-	2,897,924
Purchase and cancellation of treasury stock	-	-	(6,846)	(1)	(19,601)	-	-	(19,602)
Accretion of stock option expense	-	-	-	-	15,806	-	-	15,806
Rounding shares from reverse split	-	-	4,150	-	-	-	-	-
Accumulated other comprehensive loss - short-term investments	-	-	-	-	-	(99,414)	-	(99,414)
Net loss	-	-	-	-	-	-	(912,145)	(912,145)
Balance, March 31, 2024	-	-	1,093,672	109	11,764,728	(3,629)	(6,293,669)	5,467,539
Common shares issued for warrant exercise	-	-	103,367	11	93	-	-	104
Accretion of stock option expense	-	-	-	-	33,435	-	-	33,435
Accumulated other comprehensive gain - short-term investments	-	-	-	-	-	7,044	-	7,044
Net loss	-	-	-	-	-	-	(809,238)	(809,238)
Balance, June 30, 2024	-	-	1,197,039	120	11,798,256	3,415	(7,102,907)	4,698,884
Common shares issued for exercise of March 2024 Common Warrants for cash under warrants inducement offer, net	-	-	278,734	27	2,834,816	-	-	2,834,843
Common shares issued for Pre-funded warrant exercises	-	-	417,000	42	375	-	-	417
Accretion of stock option expense	-	-	-	-	34,949	-	-	34,949
Accumulated other comprehensive gain - short-term investments	-	-	-	-	-	9,884	-	9,884
Net loss	-	-	-	-	-	-	(864,410)	(864,410)
Balance, September 30, 2024	-	$-	1,892,773	$189	$14,668,396	$13,299	$(7,967,317)	$6,714,567

					Additional	Accumulated Other		Total
	Preferred Stock		Common Stock		Paid-in	Comprehensive	Accumulated	Stockholders’
	# of Shares	Amount	# of Shares	Amount	Capital	Income	Deficit	Equity

Balance, December 31, 2022	-	-	868,154	87	2,119,073	-	(1,433,427)	685,733
Common shares issued for cash	-	-	140,563	14	5,755,857	-	-	5,755,871
Accretion of stock option expense	-	-	-	-	870,572	-	-	870,572
Accumulated other comprehensive gain - short-term investments	-	-	-	-	-	18,156	-	18,156
Net loss	-	-	-	-	-	-	(1,536,031)	(1,536,031)
Balance, March 31, 2023	-	-	1,008,717	101	8,745,502	18,156	(2,969,458)	5,794,301
Purchase and cancellation of treasury stock	-	-	(32,048)	(3)	(24,238)	-	-	(24,241)
Accretion of stock option expense	-	-	-	-	21,927	-	-	21,927
Accumulated other comprehensive gain - short-term investments	-	-	-	-	-	19,649	-	19,649
Net loss	-	-	-	-	-	-	(754,044)	(754,044)
Balance, June 30, 2023	-	-	976,669	98	8,743,191	37,805	(3,723,502)	5,057,592
Purchase and cancellation of treasury stock	-	-	(73,883)	(7)	(25,462)	-	-	(25,469)
Accretion of stock option expense	-	-	-	-	21,927	-	-	21,927
Accumulated other comprehensive gain - short-term investments	-	-	-	-	-	41,841	-	41,841
Net loss	-	-	-	-	-	-	(857,059)	(857,059)
Balance, September 30, 2023	-	$-	902,786	$91	$8,739,656	$79,646	$(4,580,561)	$4,238,832

See accompanying notes to unaudited financial statements.

GAXOS.AI INC.

STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Nine Months Ended
	September 30,
	2024	2023

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(2,585,793)	$(3,147,134)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization expense	37,036	6,968
Stock-based compensation	84,190	914,426
Impairment loss	-	52,363
Realized gain on short-term investments	(121,765)	-
Non-cash transaction fees	764	-
Change in operating assets and liabilities:
Accounts receivable	8	-
Prepaid expenses and other current assets	(61,477)	(79,319)
Accounts payable	113,406	(65,967)
Accrued expenses	19,089	10,966
Deferred revenue	2,376	-

NET CASH USED IN OPERATING ACTIVITIES	(2,512,166)	(2,307,697)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of short-term investments	(2,096,293)	(3,491,242)
Purchase of marketable equity securities	(199,998)	-
Proceeds from sale of short-term investments	3,312,205	-
Increase in capitalized internal-use software development costs	(23,310)	(24,625)
Purchase of intangible asset	(150,000)	-

NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	842,604	(3,515,867)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the sale of common stock units	159,060	5,958,470
Proceeds from exercise of pre-funded warrants	521	-
Proceeds from sale of pre-funded warrants	2,897,924	-
Proceeds from induced exercise of warrants	2,834,843	-
Purchase and cancellation of treasury shares	(19,602)	(49,710)

NET CASH PROVIDED BY FINANCING ACTIVITIES	5,872,746	5,908,760

NET INCREASE IN CASH	4,203,184	85,196

CASH, beginning of period	1,024,710	679,781

CASH, end of period	$5,227,894	$764,977

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for:
Interest	$-	$-
Income taxes	$-	$-

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Reclassification of deferred offering costs to equity	$-	$202,599
Unrealized (loss) income on short-term investments	$(82,486)	$79,646
Increase in digital currency and accounts payable	$-	$808

See accompanying notes to unaudited financial statements.

GAXOS.AI INC.

NOTES TO FINANCIAL STATEMENTS

September 30, 2024

(Unaudited)

NOTE 1 – NATURE OF OPERATIONS

Gaxos.ai Inc. (the “Company”) was incorporated in the state of Wyoming on October 27, 2021 (“Inception”). On March 30, 2022, the Company reincorporated to the State of Delaware pursuant to a Plan of Conversion approved by the Board of Directors and a majority of the shareholders. On January 5, 2024, the Company changed its name from The NFT Gaming Company, Inc. to Gaxos.ai Inc. The Company is a technology-based company that is developing applications aimed at redefining the way we utilize artificial intelligence (“AI”) to optimize the user experience. The Company’s flagship product is its gaming platform called “Gaxos” (the “Platform” or “Gaxos Gaming”), created with a vision to develop, design, acquire, and manage conventional games and to combine these games with unconventional game mechanisms, such as the ability for gamers and developers to utilize artificial intelligence to create and design in-game features, as well as to mint unique in-game features, such as skins, characters, weapons, gear, levels, and virtual lands, in the form of non-fungible tokens, or “NFTs,” that will allow users to have unique experiences and more control over in-game assets. Recently, we began to develop a new initiative, Gaxos Health, which is dedicated to revolutionizing personal health and wellness by developing a suite of innovative AI-powered health optimization solutions.

On February 28, 2024, a majority of the Company shareholders granted discretionary authority to the Company’s Board of Directors to amend the Company’s Certificate of Incorporation to effect one or more consolidations of the Company’s issued and outstanding shares of common stock, pursuant to which the shares of common stock would be combined and reclassified into on the basis of one share of common stock for each 12 shares of the Company’s common stock then issued and outstanding (the “Reverse Stock Split”). On March 7, 2024, the Company filed a Certificate of Amendment to the Amended and Restated Articles of Incorporation (the “Certificate of Amendment”) with the Secretary of State of the State of Delaware to effect a 1-for-12 reverse stock split with respect to the outstanding shares of the Company’s common stock. The Certificate of Amendment and the reverse stock split became effective on March 7, 2024. All share and per share data in the accompanying financial statements have been retroactively adjusted to reflect the effect of the Reverse Stock Split.

On September 23, 2024, the Company formed a wholly-owned subsidiary, RNK Health, LLC (“RNK Health”), a company incorporated under the laws of the State of Delaware as a limited liability company. RNK Health was formed in order to form a partnership and potential relationship with Nekwellness, LLC (“Nekwellness”), a third party, to engage in the proposed business of marketing certain products, including GLP-1 products (GLP-1 is short for glucagon-like peptide-1), TRT (Testosterone replacement therapy) products and other potential products. In October 2024, the Company and Nekwellness entered into an operating agreement (See Note 8 – Subsequent Events).

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

This summary of significant accounting policies of the Company is presented to assist in understanding the Company’s financial statements. The financial statements and the notes are the representation of the Company’s management, who are responsible for their integrity and objectivity. These accounting policies conform to U.S. generally accepted accounting principles (“US GAAP”) and have been consistently applied in the preparation of the financial statements.

The accompanying unaudited financial statements have been prepared on the basis of continuity of operations, realization of assets and the satisfaction of liabilities and commitments in the ordinary course of business.

Management acknowledges its responsibility for the preparation of the accompanying unaudited financial statements which reflect all adjustments, consisting of normal recurring and non-recurring adjustments, considered necessary in its opinion for a fair statement of its financial position and the results of its operations for the periods presented.

The accompanying unaudited financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (the “U.S. GAAP”) for interim financial information and with the instructions Article 8-03 of Regulation S-X. Operating results for interim periods are not necessarily indicative of results that may be expected for the fiscal year as a whole. Certain information and note disclosure normally included in financial statements prepared in accordance with U.S. GAAP has been condensed or omitted from these statements pursuant to such accounting principles and, accordingly, they do not include all the information and notes necessary for comprehensive financial statements. These unaudited financial statements should be read in conjunction with the summary of significant accounting policies and notes to the financial statements for the year ended December 31, 2023 included in the Company’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission on March 27, 2024.

GAXOS.AI INC.

NOTES TO FINANCIAL STATEMENTS

September 30, 2024

(Unaudited)

Liquidity

Liquidity is the ability of a company to generate funds to support its current and future operations, satisfy its obligations, and otherwise operate on an ongoing basis. On September 30, 2024, the Company had a cash balance of $5,227,894, had short-term investments of 1,416,056, and had working capital of $6,525,650. During the nine months ended September 30, 2024, the Company used net cash in operations of $2,512,166. Until such time that the Company implements its growth strategy, it expects to continue to generate operating losses in the foreseeable future, mostly due to corporate overhead, research and development, and costs of being a public company. The Company believes that its existing working capital and cash on hand will provide sufficient cash to enable the Company to meet its operating needs and debt requirements for the next twelve months from the issuance date of this report.

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the unaudited financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates in the accompanying unaudited financial statements include the valuation of investments, valuation of intangible assets and other long-lived assets, estimates of deferred tax valuation allowances and the fair value of stock options issued for services.

Fair Value Measurements and Fair Value of Financial Instruments

The Company analyzes all financial instruments with features of both liabilities and equity under the Financial Accounting Standard Board’s (the “FASB”) accounting standard for such instruments. Under this standard, financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company identified the following assets or liabilities that are required to be presented on the balance sheet at fair value in accordance with Accounting Standards Codification (“ASC”) Topic 820.

The three levels of the fair value hierarchy are as follows:

●	Level 1 - Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.

●	Level 2 - Inputs are unadjusted quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other than quoted prices that are observable, and inputs derived from or corroborated by observable market data.

●	Level 3 - Inputs are unobservable inputs which reflect the reporting entity’s own assumptions on what assumptions the market participants would use in pricing the asset or liability based on the best available information.

The carrying amounts reported in the balance sheets for cash, accounts receivable, prepaid expenses and other current assets, accounts payable, and accrued expenses approximate their fair market value based on the short-term maturity of these instruments.

GAXOS.AI INC.

NOTES TO FINANCIAL STATEMENTS

September 30, 2024

(Unaudited)

The following table represents the Company’s fair value hierarchy of its financial assets and liabilities measured at fair value on a recurring basis as of September 30, 2024 and December 31, 2023.

	September 30, 2024			December 31, 2023
Description	Level 1	Level 2	Level 3	Level 1	Level 2	Level 3
Short-term investments	$1,416,056	$-	$-	$2,592,689	$-	$-
Equity securities	$-	$-	$199,998	$-	$-	$-

The Company’s short-term investments are level 1 measurements and are based on the quoted fair value on each date.

Investment in Equity Securities, at Fair Value

The following table summarizes activity in the Company’s investment in equity securities, at fair value for the periods presented:

	Nine Months Ended September 30,	Nine Months Ended September 30,
	2024	2023
Balance, beginning of period	$-	$-
Additions	199,998	-
Balance, end of period	$199,998	$-

On September 30, 2024, equity securities, at fair value consisted of 666,660 shares of common equity securities of one entity, Dragon Interactive Corporation, a security without a readily determinable fair value. On May 16, 2024, the Company purchased 666,660 common shares of Dragon Interactive Corporation for $199,998.

Cash and Cash Equivalents

For purposes of the statements of cash flows, the Company considers all highly liquid instruments with a maturity of three months or less at the purchase date and money market accounts to be cash equivalents. The Company has no cash equivalents as of September 30, 2024 and December 31, 2023.

The Company’s cash is held at major commercial banks, which may at times exceed the Federal Deposit Insurance Corporation (“FDIC”) limit. To date, the Company has not experienced any losses on its invested cash. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results of operations, and cash flows.

On September 30, 2024, the Company had approximately $4,709,000 of cash in excess of FDIC limits of $250,000.

Accounts receivable

The Company adopted ASC 326, “Financial Instruments - Credit Losses” on January 1, 2023 and recognizes an allowance for losses on accounts receivable in an amount equal to the estimated probable losses net of recoveries under the current expected credit loss method. The allowance is based on an analysis of historical bad debt experience, current receivables aging, and expected future write-offs, as well as an assessment of specific identifiable customer accounts considered at risk or uncollectible. The bad debt expense associated with the allowance for doubtful accounts related to accounts receivable is recognized in general and administrative expenses. As of September 30, 2024 and December 31, 2023, accounts receivable amounted to $0 and $8, respectively, and for the nine months ended September 30, 2024 and 2023, the Company did not recognize any bad debt expense.

GAXOS.AI INC.

NOTES TO FINANCIAL STATEMENTS

September 30, 2024

(Unaudited)

Short-Term Investments

The Company’s portfolio of short-term investments consists of marketable debt securities which are comprised solely of rated U.S. government securities with maturities of more than three months, but less than one year. The Company classifies these as available-for-sale at purchase date and will reevaluate such designation at each period end date. The Company may sell these marketable debt securities prior to their stated maturities depending upon changing liquidity requirements. These debt securities are classified as current assets in the balance sheets and recorded at fair value, with unrealized gains or losses included in accumulated other comprehensive income (loss) on the balance sheet and as a component of the statements of comprehensive loss. Gains and losses are recognized when realized. Gains and losses are determined using the specific identification method and are reported in other income (expense), net in the statements of operations.

An impairment loss may be recognized when the decline in fair value of the debt securities is determined to be other-than-temporary. The Company evaluates its investments for other-than-temporary declines in fair value below the cost basis each quarter, or whenever events or changes in circumstances indicate that the cost basis of the short-term investments may not be recoverable. The evaluation is based on a number of factors, including the length of time and the extent to which the fair value has been below the cost basis, as well as adverse conditions related specifically to the security, such as any changes to the credit rating of the security and the intent to sell or whether the Company will more likely than not be required to sell the security before recovery of its amortized cost basis.

The Company recorded $(82,486) and $79,646 of unrealized (loss) income on short-term investments as a component of other comprehensive loss for the nine months ended September 30, 2024 and 2023, respectively. During the nine months ended September 30, 2024 and 2023, the Company recognized a gain on sale of short-term investments of $121,765 and $0, respectively.

Investment in Equity Securities, at Fair Value

Equity investments are carried at fair value with unrealized gains or losses which are recorded as net unrealized gain (loss) on equity investments in the accompanying statement of operations and comprehensive loss. Realized gains and losses are determined on a specific identification basis which is recorded in earnings or loss as a net realized gain (loss) on equity investments in the statement of operations and comprehensive loss. The Company reviews investments in equity securities, at fair value, for impairment whenever circumstances and situations change such that there is an indication that the carrying amounts may not be recovered.

Accounting for Digital Currencies and Other Digital Assets

The Company accounts for digital currencies and other digital assets as indefinite-lived intangible assets and accounts for them at historical cost in accordance with ASC 350, Intangibles - Goodwill and Other Intangible Assets. Indefinite-lived intangible assets are not subject to amortization but rather evaluated for impairment annually and more frequently, if events or circumstances change that indicate that it is more likely than not that the asset is impaired (i.e., if an impairment indicator exists). As a result, the Company only recognizes decreases in the value of its digital currencies and other digital assets, and any increase in value will be recognized only upon disposition. The Company plans to dispose of cryptocurrency received as a form of payment into fiat currency and anticipates ownership of cryptocurrency to be minimal. As of September 30, 2024, the Company’s digital currencies consisted of 52.78 units of Polygon (MATIC), an Ethereum token. As of December 31, 2023, the Company’s digital currencies consisted of 1,553.37 units of Polygon (MATIC), an Ethereum token.

Property and Equipment

Property and equipment are stated at cost and are depreciated using the straight-line method over their estimated useful lives. Maintenance and repairs are charged to expense as incurred. When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in income in the year of disposition. The Company examines the possibility of decreases in the value of these assets when events or changes in circumstances reflect the fact that their recorded value may not be recoverable.

GAXOS.AI INC.

NOTES TO FINANCIAL STATEMENTS

September 30, 2024

(Unaudited)

Property and equipment includes capitalized internal-use software development costs. Costs incurred to develop internal-use software, including game development, are expensed as incurred during the preliminary project stage. Internal-use software development costs are capitalized during the application development stage, which is after: (i) the preliminary project stage is completed; and (ii) management authorizes and commits to funding the project and it is probable the project will be completed and used to perform the function intended. Capitalization ceases at the point the software project is substantially complete and ready for its intended use, and after all substantial testing is completed. Upgrades and enhancements are capitalized if it is probable that those expenditures will result in additional functionality. Amortization is provided for on a straight-line basis over the expected useful life of the internal-use software development costs and related upgrades and enhancements, which currently is three years. When existing software is replaced with new software, the unamortized costs of the old software are expensed when the new software is ready for its intended use.

Intangible Assets

Intangible assets, consisting of software licenses and technology licenses, are carried at cost less accumulated amortization, computed using the straight-line method over the estimated useful life of 5 years, less any impairment charges.

Stock-based Compensation

Stock-based compensation is accounted for based on the requirements of ASC 718 – “Compensation–Stock Compensation”, which requires recognition in the financial statements of the cost of employee, non-employee and director services received in exchange for an award of equity instruments over the period the employee or director is required to perform the services in exchange for the award (presumptively, the vesting period). The ASC also requires measurement of the cost of employee and director services received in exchange for an award based on the grant-date fair value of the award. The Company has elected to account for forfeitures as they occur.

Income Taxes

Deferred income taxes are provided using the liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of the changes in tax laws and rates of the date of enactment.

When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination. Applicable interest and penalties associated with unrecognized tax benefits are classified as additional income taxes in the statements of operations.

Revenue Recognition

The Company follows Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers (“ASC 606”). This standard establishes a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers. ASC 606 requires an entity to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services and also requires certain additional disclosures.

In accordance with ASU Topic 606 - Revenue from Contracts with Customers, the Company recognizes revenue in accordance with that core principle by applying the following steps:

Step 1: Identify the contract(s) with a customer.

Step 2: Identify the performance obligations in the contract.

Step 3: Determine the transaction price.

Step 4: Allocate the transaction price to the performance obligations in the contract.

Step 5: Recognize revenue when (or as) the entity satisfies a performance obligation.

GAXOS.AI INC.

NOTES TO FINANCIAL STATEMENTS

September 30, 2024

(Unaudited)

The Company plans to generate revenue from the following sources:

●	The Company generates revenue from the sale of our in-game items to our customers. Revenue generated from such sales, primarily through the app stores, such as Google Play Store or Apple App Store, is recognized upon delivery of the in-game items to the customer, which is when the Company completes its sole performance obligation. Fees incurred by the Company, such as commissions to the app stores, are recognized in operating expenses.

●	The Company generates revenue from the sale of health coaching packages to its customers. Health coaching packages consist of a series of lab tests and personal health coaching sessions. Revenues generated from such sales are recognized upon the completion of lab testing and the utilization of health coaching sessions, which is when the Company completes its performance obligation. Any fees paid in advance by the customer are reflected as a contract liabilities until such time as the performance obligation is completed. Fees incurred by the Company, such as the lab testing charges, are recognized in operating expenses.

●	The Company plans to generate revenue from advertising fees paid by game advertisers, developers, hardware companies, or other strategic partners to the Company for promotion on our platform. Revenues from these fees will be recognized ratably over the agreed upon advertising service period and upon delivery of agreed upon advertising services, which constitutes satisfaction of the performance obligation.

●	The Company plans to generate royalty revenues when a third party sells one of our NFTs on a third-party platform. We will recognize royalty revenue when it is probable that we will collect the royalty fee owed which is typically when we receive notification from the third-party platform that an NFT has been sold, which constitutes satisfaction of the performance obligation. In the instance where the Company will receive royalty payments when a customer disposes of an in-game NFT in the secondary market on a third-party platform or any other payment that is not in fiat currency, the Company will recognize the revenue in accordance with ASC 606-10-32-21, “Noncash Consideration”. The fair value of the non-cash consideration received shall be determined by using the quoted price for such non-cash consideration on the date of the transaction.

Research and Development

Research and development costs incurred in the development of the Company’s products are expensed as incurred and include costs such as labor and outside development costs, software license fees, materials, and other allocated costs incurred.

Net Loss per Share

The Company computes net loss per share in accordance with ASC 260-10, “Earnings Per Share.” The basic net loss per common share is computed by dividing the net loss by the weighted average number of common shares outstanding. Diluted net loss per share gives effect to all dilutive potential common shares outstanding during the period using the “as if converted” basis.

Pursuant to ASC 260-10-45, basic loss per common share is computed by dividing net loss attributable to common stockholders by the weighted average number of shares of common stock outstanding for the period presented. Diluted loss per share is computed by dividing net loss attributable to common stockholders by the weighted average number of shares of common stock, common stock equivalents and potentially dilutive securities outstanding during the period.

For the three and nine months ended September 30, 2024 and 2023, the following common stock equivalents were excluded from the computation of diluted shares outstanding as they would have had an anti-dilutive impact on the Company’s net loss.

	September 30,
	2024	2023
Common stock equivalents:
Warrants	2,666,096	11,245
Stock options	64,084	38,333
Total	2,730,180	49,578

Recent Accounting Pronouncements

The Company has implemented all new accounting pronouncements that are in effect and that may impact its financial statements and does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

GAXOS.AI INC.

NOTES TO FINANCIAL STATEMENTS

September 30, 2024

(Unaudited)

NOTE 3 – SHORT-TERM INVESTMENTS AND INVESTMENT IN EQUITY SECURITIES

Short-Term Investments

On September 30, 2024, the Company’s short-term investments consisted of the following:

	Cost	Cumulative Unrealized Gain	Fair Value
US Treasury bills	$1,402,757	$13,299	$1,416,056
Total short-term investments	$1,402,757	$13,299	$1,416,056

On December 31, 2023, the Company’s short-term investments consisted of the following:

	Cost	Cumulative Unrealized Gain	Fair Value
US Treasury bills	$2,496,904	$95,785	$2,592,689
Total short-term investments	$2,496,904	$95,785	$2,592,689

Investment in Equity Securities, at Fair Value

The following table summarizes activity in the Company’s investment in equity securities, at fair value for the periods presented:

	Nine Months Ended September 30,	Nine Months Ended September 30,
	2024	2023
Balance, beginning of period	$-	$-
Additions	199,998	-
Balance, end of period	$199,998	$-

On September 30, 2024, investment in equity securities, at fair value consisted of 666,660 shares of common equity securities of one entity, Dragon Interactive Corporation. On May 16, 2024, the Company purchased 666,660 common shares of Dragon Interactive Corporation for $199,998.

NOTE 4 – PROPERTY AND EQUIPMENT

On September 30, 2024 and December 31, 2023, property and equipment consisted of the following:

	Useful life	September 30, 2024	December 31, 2023
Capitalized internal-use software development costs	3 years	$80,281	$56,971
Less: accumulated amortization		(23,901)	(4,365)
		$56,380	$52,606

During the nine months ended September 30, 2024 and 2023, internal-use software development costs of $23,310 and $24,625 have been capitalized into property and equipment and are being amortized over 36 months, respectively. For the three months ended September 30, 2024 and 2023, amortization of capitalized internal-use software development costs amounted to $6,690 and $684, respectively. For the nine months ended September 30, 2024 and 2023, amortization of capitalized internal-use software development costs amounted to $19,536 and $684, respectively.

GAXOS.AI INC.

NOTES TO FINANCIAL STATEMENTS

September 30, 2024

(Unaudited)

NOTE 5 – INTANGIBLE ASSET

On September 30, 2024 and December 31, 2023, intangible asset consisted of the following:

	Useful life	September 30, 2024	December 31, 2023
License	5 years	$150,000	$-
Less: accumulated amortization		(17,500)	-
		$132,500	$-

On August 29, 2022, the Company entered into a Software and Patent License Agreement (the “License Agreement”) with Columbia University (“Columbia”), whereby the Company obtained a license from Columbia with respect to software and intellectual property rights and patents. In connection with the License Agreement, Columbia granted to the Company a royalty-bearing, exclusive, worldwide, non-transferable license under the License Agreement, to discover, develop, manufacture, have made, use, sell, offer to sell, have sold, import, export, distribute, rent or lease licensed products and copy, use, modify, and create derivative works from licensed software and technical information during the term of the License Agreement. On August 9, 2023 and effective August 1, 2023, the Company and Columbia University agreed to the termination of the License Agreement. Based on management’s analysis, the Company determined the Licenses were not commercially viable in the current competitive landscape. The termination of the Agreement will not have any impact on the Company’s future revenues. Accordingly, as of June 30, 2023, the Company wrote off the remaining unamortized book value of the intangible asset of $52,363, and during the three and nine months ended September 30, 2023, the Company recorded an impairment loss of $0 and $52,363, respectively, which was included in operating expenses.

On March 4, 2024, the Company entered into a Purchase Agreement with a third party to acquire certain technology and computer code. The Purchase Agreement grants the Company a perpetual, worldwide, non-exclusive, non-transferable, royalty free, fully paid license to (a) modify and create derivative works from certain technology and related codebase including, but not limited to, “Habit-tracking Module,” “Administrative Panel,” and related computer code. The aggregate purchase price was $150,000 and is included in intangible assets on the accompanying balance sheet. The purchase price of $150,000 was payable in 4 monthly installments of $37,500, beginning on March 15, 2024.

For the three months ended September 30, 2024 and 2023, amortization of intangible assets amounted to $7,500 and $6,284, respectively, and for the nine months ended September 30, 2024 and 2023, amortization of intangible assets amounted to $17,500 and $6,284, respectively, which is based on an estimated useful life of 5 years and includes amortization expense related to the License Agreement prior to the impairment loss as discussed above.

Amortization of the intangible asset attributable to future periods is as follows:

Year ending September 30:	Amount
2025	$30,000
2026	30,000
2027	30,000
2028	30,000
2029	12,500
$132,500

NOTE 6 – STOCKHOLDERS’ EQUITY

Preferred Stock

The Company is authorized to issue 5,000,000 shares of its $0.0001 par value preferred stock. The Company’s board of directors will have the authority to fix and determine the relative rights and preferences of preferred shares, as well as the authority to issue such shares, without further stockholder approval. As of September 30, 2024 and December 31, 2023, no preferred shares have been designated and no preferred shares were issued and outstanding.

Common Stock

2023 Stock Repurchase Plan

On March 20, 2023, the Board of Directors of the Company approved a stock repurchase program authorizing the purchase of up to $500,000 of the Company’s common stock until December 31, 2023 (the “2023 Stock Repurchase Program”). On January 1, 2024, the Board of Directors of the Company approved an extension of the 2023 Stock Repurchase Program until March 31, 2024. In connection with the 2023 Stock Repurchase Program, from January 1, 2024 to March 31, 2024, the Company purchased and cancelled 6,846 shares of its common stock for $19,602, or at an average price of $2.86 per share, and during the nine months ended September 30, 2023, the Company purchased and cancelled 105,931 shares of its common stock for $49,710, or at an average price of $0.469 per share

GAXOS.AI INC.

NOTES TO FINANCIAL STATEMENTS

September 30, 2024

(Unaudited)

Initial Public Offering

On February 17, 2023, the Company completed the IPO and sold 140,563 shares of its common stock at a price to the public of $49.80 per share for gross proceeds of $7,000,000. The Company received net proceeds of $5,958,470 which is net of offering expenses of $1,041,530. Additionally, the Company reclassified deferred offering costs of $202,599 which were paid and deferred as of December 31, 2022 as a charge to additional paid in capital as equity issuance costs. In connection with the IPO, the Company issued 11,245 warrants to the placement agent. The warrants are exercisable at $54.78 per share and expire on February 14, 2028. The fair value of these warrant of $3,657,258 was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: dividend yield of 0%; expected volatility of 69.8%; risk-free interest rate of 4.03%; and an estimated holding period of 5 years. These warrants had no financial statement impact as they were considered to be equity issuance costs.

Capital Raises

March 2024

On March 13, 2024, the Company entered into a securities purchase agreement (the “March 2024 Purchase Agreement”) with an institutional investor (“the “Purchaser”) for the issuance and sale in a private placement (the “March 2024 Private Placement”) of aggregate Units consisting of (i) 108,000 shares of the Company’s common stock, (ii) series A warrants to purchase up to 628,367 shares of the Company’s common stock (the “Series A Warrants”), and (iii) series B warrants to purchase up to 628,367 shares of the Company’s common stock (the “Series B Warrants” and together with the Series A Warrants, the “March 2024 Common Warrants”). The purchase price of each Unit consisted of one share of the Company’s common stock and associated March 2024 Common Warrants, was $5.57 per Unit for aggregate gross proceeds of $601,560. Additionally, the Company sold pre-funded warrants to purchase up to 520,367 shares of the Company’s common stock (the “Pre-Funded Warrants”). Pre-funded Warrants are a type of warrant that allows the warrant holder to purchase a specified number of a company’s securities at a nominal exercise price. The purchase price of each Pre-Funded Warrant was $5.569 for aggregate gross proceeds of $2,897,924. In connection with this March 2024 Private Placement, the Company raised aggregate gross proceeds of $3,499,484 consisting of $601,560 from the sales of common stock units and $2,897,924 from the sale of pre-funded warrants, and the Company received net proceeds of $3,056,984, net of offering costs paid to the placement agent (see below) of $382,500 and legal fees of $60,000, which were netted against the $601,560 of gross proceeds from the sale of common stock units for net proceeds allocated to the sale of common stock units of $159,060. The Company is using the net proceeds received from the March 2024 Private Placement for general corporate purposes and working capital.

The March 2024 Common Warrants are exercisable immediately upon issuance at an exercise price of $5.50 per share. The Series A Warrants will expire five and one-half years from the date of issuance and the Series B Warrants will expire twenty-four months from the date of issuance. The Pre-Funded Warrants are exercisable immediately upon issuance at a nominal exercise price of $0.001 and may be exercised at any time until the Pre-Funded Warrants are exercised in full. A holder of Pre-Funded Warrants or March 2024 Common Warrants (together with its affiliates) may not exercise any portion of a warrant to the extent that the holder would own more than 4.99% (or, at the election of the holder 9.99%) of the Company’s outstanding Common Stock immediately after exercise.

In connection with the March 2024 Private Placement, the Company entered into a registration rights agreement (the “Registration Rights Agreement”), dated as of March 13, 2024, with the Purchaser, pursuant to which the Company agreed to prepare and file a registration statement with the Securities and Exchange Commission (the “SEC”) registering the resale of the securities issued in the March 2024 Private Placement no later than 30 days after the date of the Registration Rights Agreement, and to use its best efforts to have the registration statement declared effective as promptly as practical thereafter, and in any event no later than 60 days following the date of the Registration Rights Agreement (or 90 days following the date of the Registration Rights Agreement in the event of a “full review” by the SEC).

H.C. Wainwright & Co., LLC (“Wainwright”) acted as the Company’s exclusive placement agent in connection with the March 2024 Private Placement, pursuant to that certain engagement letter, dated as of March 7, 2024 and as amended on March 13, 2024, between the Company and Wainwright (the “Engagement Letter”). Pursuant to the Engagement Letter, the Company paid Wainwright (i) a total cash fee equal to 7.5% of the aggregate gross proceeds of the March 2024 Private Placement and (ii) a management fee of 1.0% of the aggregate gross proceeds of the March 2024 Private Placement. In addition, the Company agreed to pay Wainwright certain expenses and issued to Wainwright or its designees warrants (the “March 2024 Placement Agent Warrants”) to purchase up to an aggregate of 47,128 shares of the Company’s common stock at an exercise price equal to $6.9625 per share. The March 2024 Placement Agent Warrants are exercisable immediately upon issuance and have a term of exercise equal to five and a half years from the date of issuance. The fair value of the March 2024 Placement Agent Warrants of $318,900 was calculated using the Binomial Lattice valuation model, which is considered an offering cost and is netted against the net proceeds received. In addition, pursuant to the Engagement Letter, the Company agreed that upon any exercise for cash of any privately placed warrants issued to investors in an offering covered by the Engagement Letter, the Company shall (i) pay Wainwright a cash fee of 7.5% and a management fee of 1.0% of the aggregate gross exercise paid in cash with respect thereto, and (ii) issue warrants to purchase that number of shares of common stock equal to 7.5% of the aggregate number of shares of common stock underlying the warrants that were exercised.

GAXOS.AI INC.

NOTES TO FINANCIAL STATEMENTS

September 30, 2024

(Unaudited)

The March 2024 Placement Agent Warrants were valued on the date of issuance using Binomial Lattice valuation model with the following assumptions:

March 15, 2024
Dividend rate	—%
Term (in years)	5.5 years
Volatility	186.5%
Risk—free interest rate	4.33%

The risk-free interest rate is based on the U.S. Treasury rates at the date of issuance with a maturity date approximately equal to the expected life at issuance date. Volatility is based on historical and expected future volatility of the Company’s common stock. The Company has not historically issued any dividends and does not expect to in the future.

September 2024

On September 20, 2024, the Company entered into an inducement offer agreement with the Holder of the March 2024 Common Warrants to immediately exercise for cash an aggregate 1,256,734 of the March 2024 Common Warrants to purchase shares of the Company’s common stock at a reduced exercise price of $2.58 per share for gross proceeds to the Company of $3,242,374 and the Company received net proceeds of $2,834,843 after deducting placement agent fees of $376,552 and other offering expenses paid by the Company of $30,979. The exercised March 2024 Common Warrants were issued pursuant to a March 2024 Purchase Agreement dated March 13, 2024 by and between the Company and the Holder. Each March 2024 Common Warrant was initially exercisable at an original exercise price of $5.50 per share.

As an inducement to such exercise, the Company also agreed to issue new unregistered warrants to purchase new Series A common stock purchase warrants (the “New Series A Warrants”) and new Series B common stock purchase warrants (the “New Series B Warrants”, and together with the Series A Warrants, the “New Warrants”), as described below, to purchase an aggregate of up to 2,513,468 shares of the Company’s common stock (the “New Warrant Shares”) at an exercise price of $2.33 per share. The New Series A Warrants to purchase up to 1,256,734 shares of common stock have a term of five and one-half years from the issuance date, and the New Series B Warrants to purchase up to 1,256,734 shares of common stock have a term of twenty-four months from the issuance date.

The Company engaged H.C. Wainwright & Co., LLC (the “Placement Agent”) to act as its exclusive placement agent in connection with the transactions summarized above and has agreed to pay the Placement Agent a cash fee equal to 7.5% of the gross proceeds received from the Holder’s exercise of its Existing Warrants of $243,178, as well as a management fee equal to 1.0% of the gross proceeds from the exercise of the Existing Warrants of $32,424. Additionally, the Company paid the Placement Agent $85,000 for non-accountable expenses and clearing fees in the amount of $15,950. The Company has also issued to the Placement Agent, or its designees, warrants (the “September 2024 Placement Agent Warrants”) to purchase up to 7.5% of the aggregate number of shares of common stock underlying the Existing Warrants (or Placement Agent Warrants to purchase an aggregate of up to 94,255 shares of common stock), which Placement Agent Warrants have the same terms as the New Series A Warrants except for an exercise price per share equal to 125% of the exercise price of the New Warrants (or $3.225 per share).

The amendment to the March 2024 Common Warrants on September 20, 2024 to lower the exercise price thereof and issue new warrants, was considered a modification of the March 2024 Common Warrants under the guidance of ASU 2021-04. The modification is consistent with the “Equity Issuance” classification under that guidance as the reason for the modification was to induce the holders to cash exercise their warrants, resulting in the exercise of the March 2024 Common Warrants on September 20, 2024.

On September 20, 2024, in connection with the inducement offer agreement, with the Holder of the March 2024 Common Warrants, the Holder exercised the March 2024 Common Warrants for cash at a reduced exercise price of $2.58 per share resulting in net proceeds to the Company of approximately $2,834,843 as discussed above. In connection with such exercise, the Company was to issue up to 1,256,734 Warrant Shares upon the exercise of the March 2024 Comon Warrants. As of September 30, 2024, 978,000 of the Warrant Shares were held in abeyance and were not reflected as issued and outstanding common shares on the accompanying consolidated balance sheet, in accordance with the terms of the inducement offer agreement. Pursuant to the inducement offer agreement, the Company only issued such number of Warrant Shares to the Holder that would not cause the Holder to exceed the maximum number of Warrant Shares permitted thereunder, as directed by the Holder, with the balance of the Warrant Shares held in abeyance until notice from the Holder that the balance (or portion thereof) may be issued in compliance with the limitations set forth in the inducement offer agreement, which abeyance shall be evidenced through the March 2024 Common Warrants which shall be deemed prepaid thereafter (including the cash payment in full of the exercise price), and exercised pursuant to a Notice of Exercise in the March 2024 Common Warrants (provided no additional exercise price shall be due and payable). As of September 30, 2024, the Company issued 278,734 Warrant Shares to the Holder, and 978,000 Warrant Shares were held in abeyance for future issuance. Subsequent to September 30, 2024, the 978,000 Warrant Shares held in abeyance were issued (See Note 8).

GAXOS.AI INC.

NOTES TO FINANCIAL STATEMENTS

September 30, 2024

(Unaudited)

On September 20, 2024, the Company calculated the total fair value of the consideration for the modification of the March 2024 Common Warrants, which includes the incremental fair value of the March 2024 Common Warrants (determined by comparing the fair values immediately prior to and immediately after the modification). The fair values were calculated using the Binomial Lattice valuation model, and the Company determined that the total fair value of the consideration related to the modification of the March 2024 Common Warrants amounted to approximately $297,500, which are considered offering costs and were netted against the net proceeds received by the warrant exercise under the guidance of ASU 2021-04, resulting in both a credit and a charge to additional paid-in capital and therefore no net accounting effect.

On September 20, 2024, in connection with the inducement offer agreement issuance of the New Warrants and the September 2024 Placement Agent Warrants, the Company calculated the fair value of such warrants using the Binomial option-pricing model, and the Company determined that the aggregate total fair value of the New Warrants and the September 2024 Placement Agent Warrants amounted to approximately $5,460,000, which are considered offering costs and were netted against the net proceeds received by the warrant exercise under the guidance of ASU 2021-04, resulting in both a credit and a charge to additional paid-in capital and therefore no net accounting effect.

The fair value of the March 2024 Common Warrants on the modification date, the fair value of the New Warrants, and the fair value of the September 2024 Placement Agent Warrants were estimated using the Binomial option-pricing model with the following assumptions:

September 20, 2024
Exercise price	$2.33 to $3.225
Term (years)	1.75 to 5.5
Expected stock price volatility	162.4%
Risk-free rate of interest	3.48% to 3.55%

Common Stock Issued for Pre-Funded Warrant Exercises

During the three months ended June 30, 2024, the Company issued 103,367 common shares in connection with the exercise of 103,367 pre-funded warrants for net proceeds of $104.

During the three months ended September 30, 2024, the Company issued 417,000 common shares in connection with the exercise of 417,000 pre-funded warrants for net proceeds of $417.

Stock Warrants

In connection with the IPO, in February 2023, the Company issued 11,245 fully vested warrants to the placement agent. The warrants are exercisable at $54.78 per share and expire on February 14, 2028. The warrants were considered equity issuance costs; therefore, there was no financial statement impact for the grant during the year ended December 31, 2023.

On March 13, 2024, in connection with the March 2024 Private Placement, the Company issued an aggregate of 1,256,734 Common Warrants consisting of (i) the Series A Warrants to purchase up to 628,367 shares of the Company’s common stock, and (iii) the Series B Warrants to purchase up to 628,367 shares of the Company’s common stock. Additionally, the Company sold the Pre-Funded Warrants to purchase up to 520,367 shares of the Company’s common stock (See above). Additionally, in connection with the March 2024 Private Placement, the Company issued 47,128 March 2024 placement agent warrants.

On September 20, 2024, in connection with the inducement offer agreement discussed above , the Company issued an aggregate of 2,513,468 New Warrants consisting of (i) the Series A Warrants to purchase up to 1,256,734 shares of the Company’s common stock, and (ii) the Series B Warrants to purchase up to 1,256,734 shares of the Company’s common stock. Additionally, the Company issued 94,255 September 2024 placement agent warrants.

GAXOS.AI INC.

NOTES TO FINANCIAL STATEMENTS

September 30, 2024

(Unaudited)

Warrant activity for the nine months ended September 30, 2024 is summarized as follows:

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Balance Outstanding, December 31, 2023	11,245	$54.78	4.13	$-
Granted	4,431,952	3.02	-	-
Exercised	(1,777,101)	1.82	-	-
Balance Outstanding, September 30, 2024	2,666,096	$2.66	3.55	$4,239,093
Exercisable, September 30, 2024	2,666,096	$2.66	3.55	$4,239,093

2022 Equity Incentive Plan

On March 30, 2022, the Company’s Board of Directors authorized and adopted the 2022 Equity Incentive Plan (the “2022 Plan”) and reserved an initial 208,333 shares of common stock for issuance thereunder. The 2022 Plan was approved by shareholders on March 30, 2022. The 2022 Plan’s purpose is to encourage ownership in the Company by employees, officers, directors and consultants whose long-term service the Company considers essential to its continued progress and, thereby, encourage recipients to act in the stockholders’ interest and share in the Company’s success. The 2022 Plan provides for the issuance of incentive stock options, non-statutory stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”), and other stock-based awards. Pursuant to the 2022 Plan, there shall be annual increase in the number shares reserved under the 2022 Plan on the first day of each calendar year beginning with the first January 1 following the effective date of the 2022 Plan and ending with the last January 1 during the initial ten-year term of the 2022 Plan, equal to the lesser of (A) five percent (5%) of the Shares outstanding (on an as-converted basis, which shall include Shares issuable upon the exercise or conversion of all outstanding securities or rights convertible into or exercisable for Shares, including without limitation, preferred stock, warrants and employee options to purchase any Shares) on the final day of the immediately preceding calendar year and (B) such lesser number of Shares as determined by the Board; provided, that, shares of Common Stock issued under the 2022 Plan with respect to an Exempt Award shall not count against such share limit. Accordingly, in June 2024, the number of shares reserved under the 2022 Plan was increased by 95,304 to 303,637 reserved shares.

Stock Options

On February 14, 2023, the Company granted aggregate stock options to purchase 33,333 of the Company’s common stock at an exercise price of $49.80 per share to the Company’s chief executive officer, an executive officer, and employee and consultants pursuant to the 2022 Equity Incentive Plan. The grant date of the stock options was February 14, 2023 and the options expire on February 14, 2033. The options vest as to (i) 28,333 of such options on February 14, 2023; and (ii) the remaining 5,000 options vest quarterly (417 each quarter) beginning on May 14, 2023 and each quarter thereafter through February 14, 2026. The stock options were valued at $1,023,290 on the grant date using a Black-Scholes option pricing model which will be recognized as stock-based compensation expense over the vesting period.

On March 6, 2023, the Company granted stock options to purchase 5,000 of the Company’s common stock at an exercise price of $49.80 per share to the Company’s board of directors pursuant to the 2022 Equity Incentive Plan. The grant date of the stock options was March 6, 2023 and the options expire on March 6, 2028. The options vest on the one-year anniversary of the stock option grant on March 6, 2024. The stock options were valued at the grant date using a Black-Scholes option pricing model which will be recognized as stock-based compensation expense over the vesting period. The stock options were valued at $33,972 on the grant date using a Black-Scholes option pricing model which will be recognized as stock-based compensation expense over the vesting period.

On March 5, 2024, the Company granted stock options to purchase an aggregate of 6,249 (2,083 stock options to each director) shares of the Company’s common stock at an exercise price of $6.00 per share to the Company’s board of directors pursuant to the 2022 Equity Incentive Plan. The grant date of the stock options was March 5, 2024 and the options expire on March 5, 2029. The options vest on the one-year anniversary of the stock option grant on March 5, 2025. The stock options were valued on the grant date at an aggregate fair value of $33,880 using a Black-Scholes option pricing model which will be recognized as stock-based compensation expense over the vesting period.

On March 7, 2024, the Company entered into Advisory Board Agreements (the Advisory Agreements”) with three members of the Company’s Medical Advisory Board. In connection with the Advisory Agreements, each medical Board member shall be paid an annual cash fee of $40,000 paid quarterly, and Company shall grant each Medical Advisory Board member stock options to purchase 4,167 shares of the Company’s common stock. On May 28, 2024, the Company granted these options for an aggregate of 12,501 stock options at an exercise price of $3.82 per share to the Company’s Advisory board pursuant to the 2022 Equity Incentive Plan. The grant date of the stock options was May 28, 2024 and the options expire on May 28, 2029. The options vest 25% immediately and the remainder vest quarterly. The stock options were valued on the grant date at an aggregate fair value of $46,124 using a Black-Scholes option pricing model which will be recognized as stock-based professional fees over the vesting period.

GAXOS.AI INC.

NOTES TO FINANCIAL STATEMENTS

September 30, 2024

(Unaudited)

On July 17, 2024, the Company granted stock options to purchase 7,000 shares of the Company’s common stock at an exercise price of $2.15 per share to ta member of the Medical Advisory Board pursuant to the 2022 Equity Incentive Plan. The grant date of the stock options was July 17, 2024 and the options expire on July 17, 2034. The options vest quarterly (875 each quarter) beginning on October 17, 2024 and each quarter thereafter through October 17, 2026. The stock options were valued at $14,536 on the grant date using a Black-Scholes option pricing model which will be recognized as stock-based compensation expense over the vesting period.

The stock options were valued at the grant date using a Black-Scholes option pricing model with the following assumptions:

	Nine Months Ended September 30, 2024	Nine Months Ended September 30, 2023
Dividend rate	—%	—%
Term (in years)	3.0 to 6.0 years	3.0 to 6.0 years
Volatility	168.9 to 184.6%	68.8% to 71.6%
Risk—free interest rate	4.07% to 4.56%	3.95% to 4.00%

The expected terms of the options are based on evaluations of historical and expected future employee exercise behavior using the simplified method. The risk-free interest rate is based on the U.S. Treasury rates at the date of grant with maturity dates approximately equal to the expected life at grant date. Volatility is based on historical and expected future volatility of the Company’s common stock. The Company has not historically issued any dividends and does not expect to in the future.

During the nine months ended September 30, 2024 and 2023, the Company recognized total stock-based expenses related to stock options of $84,190 and $914,426, respectively, which has been reflected in general and administrative expenses on the statements of operations and comprehensive loss. As of September 30, 2024, a balance of $131,258 remains to be expensed over future vesting periods related to unvested stock options issued for services to be expensed over a weighted average period of 1.19 years.

Stock option activity during the nine months ended September 30, 2024 is summarized as follows:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)
Balance on December 31, 2023	38,334	$49.80	8.49
Granted	25,750	3.90	-
Balance on September 30, 2024	64,084	$31.35	8.01
Options exercisable on September 30, 2024	38,960	$46.11	7.85
Weighted average fair value of options granted during the period	-	$3.67	-

On September 30, 2024, the aggregate intrinsic value of options outstanding was $0.

NOTE 7 – COMMITMENTS AND CONTINGENCIES

Employment Agreement

On February 17, 2023, the Company entered into an executive employment agreement with Vadim Mats, the Company’s Chief Executive Officer (CEO) in connection with the Company’s initial public offering (the “IPO”). The term of the agreement will continue for one (1) year from the date of execution and automatically renews for successive one (1) year periods at the end of each term until either party delivers written notice of their intent not to review at least 90 days prior to the expiration of the then effective term. Pursuant to the agreement, Mr. Mats shall receive a base salary at the annual rate of $400,000 payable in equal installments in accordance with the Company’s standard payroll policies. Additionally, on February 14, 2023, the board of directors approved the issuance of stock options, with immediate vesting, to Mr. Mats to purchase up to 16,667 shares of common stock under the Company’s 2022 Equity Incentive Plan (see Note 6). Mr. Mats shall also be eligible to receive an annual cash bonus in an amount up to 2x his then-current base salary if the Company meets or exceeds criteria to be adopted by the compensation committee annually.

NOTE 8 – SUBSEQUENT EVENTS

On September 23, 2024, the Company formed a wholly-owned subsidiary, RNK Health, a company incorporated under the laws of the State of Delaware as a limited liability company. RNK Health was formed in order to form a partnership and potential relationship with Nekwellness to engage in the proposed business of marketing certain products. On October 10, 2024, the Company, RNK Health, and Nekwellness entered into an operating agreement (the “Operating Agreement”) of RNK Health for the regulation and management of the affairs of RNK Health. On October 10, 2024, the Company, the sole member of RNK Health, admitted Nekwellness as a member of RNK Health and accordingly, Nekwellness was granted a 30% membership interest in RNK Health, with the Company reduced to a 70% membership interest.

Subsequent to September 30, 2024, 978,000 Warrant Shares held in abeyance were issued.

Gaxos.ai Inc.

3,005,642 Shares of Common Stock

PRELIMINARY PROSPECTUS

, 2025

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

We estimate that expenses in connection with the distribution described in this registration statement (other than brokerage commissions, discounts or other expenses relating to the sale of the shares in this offering) will be as set forth below. We will pay all of the expenses with respect to the distribution, and such amounts, with the exception of the SEC registration fee, are estimates.

SEC expenses	$927.23
Legal fees and expenses	20,000.00
Accounting fees and expenses	10,000.00
Miscellaneous expenses	2,500.00-
Total offering expenses (other than placement agent’s fees)	$33,427.23

Item 14. Indemnification of Directors and Officers

Our directors and officers are indemnified as provided by the Delaware General Corporation Law (the “DGCL”), our Certificate of Incorporation and our Bylaws.

Section 102 of the DGCL permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our Certificate of Incorporation provides that no director of the Company shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our Certificate of Incorporation and Bylaws provide indemnification for our directors and officers to the fullest extent permitted by the DGCL. We will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Our Certificate of Incorporation and Bylaws provide that we will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.

Certificate of Incorporation

Our Certificate of Incorporation provides that the Company shall, to the fullest extent permitted by the provisions of Delaware General Corporation Law, indemnify any and all persons whom it shall have the power to indemnify under such section.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable.

Item 15. Recent Sales of Unregistered Securities

None.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits.

Exhibit Number	Title of Document
3.1	Articles of Incorporation (Incorporated by reference to Exhibit 3.1 to the Company’s Form S-1/A Filed on February 8, 2023).
3.2	Certificate of Incorporation (Incorporated by reference to Exhibit 3.2 to the Company’s Form S-1/A Filed on February 8, 2023).
3.3	Certificate of Amendment to Articles of Incorporation (Incorporated by reference to Exhibit 3.4 to the Company’s Annual Report on Form 10-K filed on March 31, 2023.)
3.4	Bylaws (Incorporated by reference to Exhibit 3.3 to the Company’s Form S-1/A filed on February 8, 2023).
3.5	Second Amendment to the Certificate of Incorporation of Gaxos.ai Inc. (Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on January 10, 2024.)
3.6	Amendment to the Bylaws of Gaxos.ai Inc. (Incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on January 10, 2024.)
3.7	Third Amendment to the Certificate of Incorporation of Gaxos.ai Inc. (Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on March 11, 2024.)
4.1	Description of the Registrant’s Securities (Incorporated by reference to Exhibit 4.1 to the Company’s Form 10-K filed on March 27, 2024).
4.2	Form of Stock Certificate (Incorporated by reference to Exhibit 4.2 to the Company’s Form S-1/A filed on February 8, 2023.)
4.3	Form of Representatives Warrant (Incorporated by reference to Exhibit 4.4 to the Company’s Form S-1/A filed on February 8, 2023).
4.4	Form of New Series A Warrant (Incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K filed on September 23, 2024)
4.5	Form of New Series B Warrant (Incorporated by reference to Exhibit 4.2 to the Company’s Form 8-K filed on September 23, 2024)
4.6	Form of Placement Agent Warrant (Incorporated by reference to Exhibit 4.3 to the Company’s Form 8-K filed on September 23, 2024)
4.7	Form of Warrant (Incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K filed on December 20, 2024)
4.8	Form of Placement Agent Warrant (Incorporated by reference to Exhibit 4.2 to the Company’s Form 8-K filed on December 20, 2024)
4.9	Form of Warrant (Incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K filed on December 30, 2024)
4.10	Form of Placement Agent Warrant (Incorporated by reference to Exhibit 4.2 to the Company’s Form 8-K filed on December 30, 2024)
5.1	Opinion of Sheppard, Mullin, Richter & Hampton LLP (Incorporated by reference to Exhibit 5.1 to the Company’s Form S-1 filed on January 23, 2025.)
10.1+	Executive Employment Agreement dated February 17, 2023, by and between the Company and Vadim Mats (Incorporated by reference to Exhibit 10.1 to the Company Current Report on Form 8-K filed on February 17, 2023.)
10.2+	Employment Agreement dated March 23, 2022, by and between the Company and Steven Shorr (Incorporated by reference to Exhibit 10.2 to the Company’s Form S-1/A filed on February 8, 2023.)
10.3+	2022 Omnibus Equity Incentive Plan (Incorporated by reference to Exhibit 10.3 to the Company’s S-1/A filed on February 8, 2023.)
10.4#	Software and License Agreement dated August 29, 2022, by and between the Company and Columbia University (Incorporated by reference to Exhibit 10.4 to the Company’s S-1/A filed on February 8, 2023.)
10.5	Form of Underwriting Agreement (Incorporated by reference to Exhibit 1.1 to the Company’s S-1/A filed on February 8, 2023).
10.6	Form of Subscription Agreement (Incorporated by reference to Exhibit 4.3 to the Company’s Form S-1/A filed on February 8, 2023.)
10.7	Form of Inducement Letter (Incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed on September 23, 2024)
10.8	Form of Securities Purchase Agreement (Incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed on December 20, 2024)
10.9	Form of Securities Purchase Agreement (Incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed on December 30, 2024)
23.1*	Consent of Salberg & Company PA
23.2*	Consent of D, Brooks and Associates CPA’s P.A.
23.3	Consent of Sheppard, Mullin, Richter & Hampton LLP (included in Exhibit 5.1)
24.1*	Power of Attorney (included on signature pages to the registration statement)
101.INS*	Inline XBRL Instance Document
101.SCH*	Inline XBRL Taxonomy Extension Schema Document
101.CAL*	Inline XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF*	Inline XBRL Taxonomy Extension Definition Linkbase Document
101.LAB*	Inline XBRL Taxonomy Extension Label Linkbase Document
101.PRE*	Inline XBRL Taxonomy Extension Presentation Linkbase Document
104*	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)
107	Filing Fee Table (Incorporated by reference to Exhibit 107 to the Company’s Form S-1 filed on January 23, 2025.)

*	Filed herewith
+	Executive Compensation Plan or Agreement
#	Portions of this exhibit (indicated by asterisks) have been redacted in compliance with Regulation S-K Item 601(b)(10)(iv).

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

i.	Include any prospectus required by Section 10(a)(3) of the Securities Act.

ii.	Reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.	Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof;

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

4.	That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Roseland, State of New Jersey, on the 4th day of February, 2025.

GAXOS.AI INC.

By:	/s/ Vadim Mats
Vadim Mats
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Vadim Mats, his/her true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him/her and in his/her name, place and stead, in any and all capacities to sign any or all amendments (including, without limitation, post-effective amendments) to this Registration Statement, any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and any or all pre- or post-effective amendments thereto, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that said attorney-in-fact and agent, or any substitute or substitutes for him, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Vadim Mats	Chief Executive Officer and Director	February 4, 2025
Vadim Mats	(Principal Executive Officer)

/s/ Steven Shorr	Chief Financial Officer	February 4, 2025
Steven Shorr	(Principal Financial and Accounting Officer)

/s/ Adam Holzer	Director	February 4, 2025
Adam Holzer

/s/ Alex Kisin	Director	February 4, 2025
Alex Kisin

/s/ Scott Grayson	Director	February 4, 2025
Scott Grayson

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